As filed with the Securities and
Exchange Commission on August 6, 1999        Registration No. 333-74887
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
__________________________________________________________________________
                            AMENDMENT NO. 2 TO
                                 Form S-4
                          REGISTRATION STATEMENT
                                   under
                        THE SECURITIES ACT OF 1933
                          _______________________
                         NATIONAL FUEL GAS COMPANY
          (Exact name of Registrant as specified in its charter)
     New Jersey              ________________                    13-1086010
(State or other jurisdiction of                            (I.R.S. Employer
Incorporation or organization)                       Identification Number)

                            10 Lafayette Square
                          Buffalo, New York 14203
                               (716)857-7786
           (Address, including zip code, and telephone number,
     including area code, of Registrant's principal executive offices)
                            __________________
PHILIP C. ACKERMAN
President
JAMES R. PETERSON
Assistant General Counsel
NATIONAL FUEL GAS COMPANY
10 Lafayette Square
Buffalo, New York 14203
(716)857-7702
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
__________________
It is respectfully requested that the Commission send copies of all orders, notices and communications to:

GARY F. KOTASKA, ESQ.                        ROGER L. ROSS, ESQ.
PAUL K. WUSTRACK, JR., ESQ.                  HURWITZ & FINE, P.C.
PHILLIPS, LYTLE, HITCHCOCK                   1300 Liberty Building
  BLAINE & HUBER LLP                         Buffalo, New York 14202-3670
3400 HSBC Center
Buffalo, New York 14203
___________________
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the asset purchase and reorganization agreement, dated October 8, 1997, as amended, described in the Proxy Statement/Prospectus have been satisfied or waived.
                            ___________________
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ___________________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                           ____________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                           _____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CUNNINGHAM NATURAL GAS CORPORATION
165 Kennedy Street
Bradford, Pennsylvania 16701


August 12, 1999


Dear Fellow Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Cunningham Natural Gas Corporation ("Cunningham"), a New York corporation, to be held on August 31, 1999, at The Old Library Restaurant, 116 South Union Street, City of Olean, County of Cattaraugus, New York, commencing at 2:00 p.m. local time. As set forth in the attached Notice of Special Meeting of Shareholders, the purpose of the Special Meeting is to consider and vote upon two proposals. The first proposal relates to the exchange (the "Exchange") of substantially all of Cunningham's assets for shares of voting common stock (the "Shares" or the "National Common Stock"), par value $1.00 per share, of National Fuel Gas Company ("National"). The second proposal relates to the liquidation (the "Liquidation") of Cunningham in connection with the distribution of National Common Stock to the holders (the "Shareholders") of Cunningham's outstanding Class A preferred stock, par value $1.00 per share, (the "Cunningham Preferred Stock") and Class B common stock, par value $.10 per share (the "Cunningham Common Stock" and together with the Cunningham Preferred Stock, the "Cunningham Stock") in exchange for all outstanding shares of Cunningham Stock. (Together the Exchange and the Liquidation are being referred to as the "Reorganization"). Details of the proposals are set forth in the accompanying Proxy Statement/Prospectus.

     The Board of Directors of Cunningham (the "Cunningham Board") has considered the terms and conditions of the Reorganization and believes that it is in the best interests of Cunningham and the Shareholders. The Cunningham Board, after careful consideration, authorized and approved the Asset Purchase and Reorganization Agreement (the "Agreement") between National Fuel Gas Supply Corporation ("Supply Corporation"), a Pennsylvania corporation which is a wholly-owned subsidiary of National, and Cunningham dated October 8, 1997. The Board of Directors recommends that you vote "FOR" the first proposal to approve the Agreement and all of the transactions contemplated thereby, including the Exchange and "FOR" the second proposal to approve the Liquidation.

     As you know, Cunningham held a Special Meeting of Shareholders on October 29, 1997 for the purpose of determining whether the litigation between Cunningham and Supply Corporation could be settled by agreeing to pursue the proposed Reorganization. Since the Reorganization would involve the sale of all or substantially all of the assets of Cunningham,
Section 909 of the New York Business Corporation Law would require that the Shareholders approve such sale by a vote at a meeting of Shareholders of the holders of two-thirds (2/3rds) of all outstanding shares entitled to vote thereon. The vote at the October 29, 1997 Special Meeting of Shareholders confirmed the pending settlement and assessed the viability of the settlement by determining whether the required two-thirds (2/3rds) vote in favor of the Reorganization might be obtainable before the commencement of the involved, complicated and time consuming processes to obtain the approvals necessary to consummate the transactions as structured in the Agreement, including application for an IRS "Private Letter Ruling" to the effect that the transaction qualifies as a tax-free reorganization under the Code. See "Certain Federal Income Tax Consequences" in the accompanying Proxy Statement/Prospectus".

     Now that the Private Letter Ruling has been received, we are calling the Special Meeting described in the attached Notice of Special Meeting of Shareholders to seek to obtain the approval of the Reorganization by the holders of two-thirds (2/3rds) of all outstanding shares entitled to vote thereon.

     ANY VOTE YOU MAY HAVE CAST AT THE OCTOBER 29, 1997 SHAREHOLDERS MEETING IS NOT BINDING AT THIS TIME. YOU ARE FREE TO VOTE "FOR", "AGAINST" OR YOU MAY ABSTAIN FROM VOTING AS YOU MAY DETERMINE BASED ON YOUR EVALUATION OF THE CONTENTS OF THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS LETTER AND ANY OTHER FACTORS YOU DEEM RELEVANT. PLEASE NOTE THAT UNDER APPLICABLE RULES AN ABSTENTION WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS DESCRIBED IN THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

     In connection with the Reorganization, National has filed with the Securities and Exchange Commission ("Commission"), and the Commission has declared effective, a Registration Statement to register the Shares to be issued by National. One of the conditions to the Reorganization is that the Registration Statement continue to be effective at the time of the Closing.
If the Exchange and the Liquidation are both approved by the Shareholders, the Closing will be held as promptly as practicable after the conditions precedent to the Closing, as described in this Proxy Statement/Prospectus, have been fulfilled. After the Closing, the Shareholders will receive instructions concerning their certificates representing shares of Cunningham Stock. ACCORDINGLY, SHAREHOLDERS SHOULD NOT SEND ANY CUNNINGHAM STOCK CERTIFICATES WITH THE ENCLOSED PROXY. DO NOT MAIL YOUR CERTIFICATES REPRESENTING CUNNINGHAM STOCK TO CUNNINGHAM OR NATIONAL. YOU WILL BE ADVISED LATER AS TO WHERE AND HOW TO DELIVER YOUR CERTIFICATES EVIDENCING THE CUNNINGHAM STOCK IN EXCHANGE FOR NATIONAL COMMON STOCK.

     Your vote as a Shareholder is very important. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Cunningham Stock entitled to vote is required to constitute a quorum for the transaction of business. The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Cunningham Stock is required for the approval of each proposal.

     We hope you will attend the Special Meeting in person. Whether or not you expect to attend, to assure your representation at the Special Meeting and the presence of a quorum, please complete, date, sign and promptly mail the enclosed proxy in the return envelope provided. If you decide to attend this Special Meeting, you may revoke your proxy and vote your shares in person at the Special Meeting.

     On behalf of the Cunningham Board, I thank you for your support and urge you to vote "FOR" approval of the Agreement and all of the transactions contemplated thereunder including the Exchange, and "FOR" the Liquidation.

                         Regards,


                         Martin M. Glesk
                         President

               CUNNINGHAM NATURAL GAS CORPORATION
                       165 Kennedy Street
                  Bradford, Pennsylvania 16701

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON August 31, 1999

TO:  The Shareholders of Cunningham Natural Gas Corporation

     NOTICE IS HEREBY GIVEN that a Special Meeting ("Special Meeting") of the holders (the "Shareholders") of the outstanding Class A preferred stock, par value $1.00 per share, (the "Cunningham Preferred Stock") and Class B common stock, par value $.10 per share, (the "Cunningham Common Stock" and together with the Cunningham Preferred Stock, the "Cunningham Stock") of Cunningham Natural Gas Corporation, a New York corporation ("Cunningham"), will be held at The Old Library Restaurant,
116 South Union Street, City of Olean, County of Cattaraugus,
New York at 2:00 p.m. local time on August 31, 1999, for the following purposes, which are described in more detail in the accompanying Proxy Statement/Prospectus:

     1. To approve and adopt the Asset Purchase and Reorganization Agreement, dated October 8, 1997, as amended (the "Agreement"), by and between National Fuel Gas Supply Corporation ("Supply Corporation"), a Pennsylvania corporation, and a wholly-owned subsidiary of National Fuel Gas Company ("National"), and Cunningham, and all of the transactions contemplated thereby, including the transfer to Supply Corporation of substantially all of the assets (as defined herein) of Cunningham in exchange (the "Exchange") for an amount currently estimated to be 62,434 shares of National Common Stock (the "National Common Stock" or the "Shares");

     2. To approve a plan of Liquidation (the "Liquidation"), as contemplated by the Agreement. Pursuant to the Agreement, immediately prior to the Liquidation, Cunningham will transfer a number of Shares of National Common Stock having a fair market value equal to $500,000 as of the Closing (the "Escrow Shares") to an Escrow Agent, as defined herein, for the purpose of securing its obligation to indemnify Supply Corporation for any material breach of the representations and warranties made by Cunningham to Supply Corporation in the Agreement. Following this transfer and pursuant to the Liquidation, (A) each holder of Cunningham Preferred Stock will receive, in exchange for each share of Cunningham Preferred Stock held by such holder, that number of Shares of National Common Stock with a value equal to the sum of (i) a liquidation dividend to be paid to such holders in the amount of six cents ($.06) per share/per year for the period from 1933 to the present, (ii) $1.00 per share and
(iii) the pro rata amount of National Common Stock remaining after the payment of $1.00 per share to the holders of the Cunningham Common Stock, as described below, such remainder to be divided equally among the Shareholders on a per share basis; and
(B) each holder of Cunningham Common Stock will receive in exchange for each share of Cunningham Common Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of (y) $1.00 per share and (z) the pro rata amount of National Common Stock remaining after the payment of the liquidation dividends to the holders of Cunningham Preferred Stock, as described above, and the additional payment to the holders of Cunningham Preferred Stock of that number of shares of National Common Stock with a value equal to $1.00 per share, such remainder to be divided equally among the Shareholders on a per share basis. The total amount of liquidation dividends to be paid to the holders of the Cunningham Preferred Stock is currently estimated to be $944,812. The dividends will be paid in shares of National Common Stock as noted above. The number of shares of National Common Stock that each Shareholder will receive at Liquidation will be reduced by the Shareholder's pro rata interest in the Escrow Shares.

     Any Escrow Shares remaining in the escrow account after a minimum of twelve (12) months or a maximum of four years and eleven months after the Closing, will be distributed to the Shareholders on a pro rata basis. There can be no assurances that a claim will not be made or that an award will not be granted against the Escrow Shares or, if an award is granted, the dollar amount of any such award. Accordingly, at this time it is not possible to estimate the number of Escrow Shares, if any, that may be remaining and available for distribution to the Shareholders at the conclusion of this period. See "Summary--The Reorganization--Exchange Procedures" and "Exchange Procedures."

     If all of the Shareholders are not located at the time of the Closing, the Shares (including Escrow Shares) that are attributable to Unlocated Shareholders will be delivered to the Escrow Agent. Cunningham has agreed to seek, within twenty (20) days after the Closing, an order from the Court directing Cunningham to give notice to the New York State Attorney General to show cause why an order should not be entered allocating the interest in the Shares of the Unlocated Shareholders to those Shareholders who have been located. Such Shares will be allocated pursuant to a final, non-appealable order ("Order") of the Court and distributed as provided in such Order and consistent with the terms of the Post-Closing Escrow Agreement.

     The Shares of Unlocated Shareholders may be subject to claims by the State of New York under Article V of the New York Abandoned Property Law and certain sections of the New York Business Corporation Law. It is possible that the abandoned property laws of other states might apply where the last known addresses of Unlocated Shareholders are in such states. However, the large majority of last known addresses are in New York. Accordingly, there can be no assurance that any Shares attributable to Unlocated Shareholders will be distributed pursuant to the Order to Shareholders who have been located. Because the Shares of Unlocated Shareholders may be subject to claims as noted above, Shareholders should consider and vote on the Reorganization with the expectation that they will not be entitled to receive any Shares of the Unlocated Shareholders.

     3. To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

     Although proposals 1 and 2 above will be voted on separately, each proposal is conditioned upon the approval of the other. Both proposals must be approved by the holders of at least two-thirds of all of the outstanding shares of the Cunningham Stock, voting together, and entitled to vote thereon. In accordance with New York law, only Shares voted "FOR" adoption of the proposals, and not abstentions, will be counted as voting in favor in determining whether the proposals are adopted. As a consequence, abstentions will have the same effect as votes against adoption of the proposals.

     Under New York Law, any Shareholder who does not vote in favor of the Agreement and the Liquidation may, if the Share Exchange is consummated, obtain payment in cash for the fair market value of his or her shares by complying with the requirements of Section 623 of the New York Business Corporation Law. See "Summary -- Statutory Appraisal Rights" and "Rights of Dissenting Shareholders."

     The Cunningham Board has fixed the close of business on July 31, 1999 as the record date (the "Record Date") for determining the Shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     Shareholders who execute proxies solicited by the Cunningham Board retain the right to revoke them at any time before the actual vote. Unless so revoked, the shares of Cunningham Stock represented by such proxies will be voted at the Special Meeting in accordance with the directions given therein. If a Shareholder returns a duly executed proxy which is not revoked and such proxy does not specify a vote, the proxy will be voted in favor of the above proposals.

     Further information regarding the Special Meeting is set forth in the attached Proxy Statement/Prospectus and the appendices thereto.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

               By Order of the Board of Directors,


               Martin M. Glesk
               President
Dated:  August 12, 1999

                         NATIONAL FUEL GAS COMPANY
                      102,000 Shares of Common Stock
                      (One Dollar ($1.00) Par Value)
                            ___________________
     This Proxy Statement/Prospectus constitutes the prospectus of National Fuel Gas Company ("National") with respect to the issuance of up to 102,000 shares of National Common Stock issuable in exchange (the "Exchange") for substantially all of the assets of Cunningham Natural Gas Corporation ("Cunningham"), all as is more fully described herein.

     This Proxy Statement/Prospectus constitutes the proxy statement of Cunningham relating to the solicitation of proxies from the holders (the "Shareholders") of the outstanding Class A preferred stock (the "Cunningham Preferred Stock") and the holders of the outstanding Class B common stock (the "Cunningham Common Stock" and, together with the Cunningham Preferred Stock, the "Cunningham Stock") by the Cunningham Board for use at a Special Meeting of Shareholders to be held at 2:00 p.m. on August 31, 1999, at The Old Library Restaurant, 116 South Union Street, City of Olean, County of Cattaraugus, New York, also as more fully described herein, and at any adjournments or postponements thereof. Only holders of record of Cunningham Stock at the close of business on July 31, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were 232,426 shares of Cunningham Preferred Stock and 474,925 shares of Cunningham Common Stock outstanding, a total of 707,351 outstanding shares of Cunningham Stock. This Proxy Statement/ Prospectus, the enclosed Notice of Special Meeting and the enclosed proxy are first being mailed to the Shareholders on or about August 12, 1999.

     At the Special Meeting, the Shareholders as of the Record Date will be asked to consider and act upon the following proposals:

     1. To approve and adopt the Agreement and all of the transactions contemplated thereby, including the Exchange;

     2.   To approve the Liquidation, as contemplated by the Agreement; and

     3. To transact such other business as may properly come before the Special Meeting, or any adjournment thereof.
                           _____________________
     THE EXCHANGE AND THE LIQUIDATION CONSTITUTE MATTERS OF GREAT IMPORTANCE TO THE SHAREHOLDERS. ACCORDINGLY, SHAREHOLDERS ARE
     URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS.
                          ______________________
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
             SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS PROXY STATEMENT/
                     PROSPECTUS.  ANY REPRESENTATION
                           TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.
                        __________________________
      The date of this Proxy Statement/Prospectus is August 12, 1999.

                      AVAILABLE INFORMATION

          National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by National with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Commission's EDGAR system are publicly available at the Commission's Website (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which certain of National's securities are listed.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by National with the Commission are incorporated herein by reference:

          1.   Annual Report on Form 10-K for the year ended
               September 30, 1998;

          2. Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999;

          3.   The National Proxy Statement on Schedule 14A dated
               December 31, 1998;

          4.   Registration Statement on Form 8-A, dated June 14,
               1996, as amended on Form 8-A/A, dated April 30,
               1999.

          All documents filed by National pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such reports and documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

          This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. National undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Proxy Statement/Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Mr. David W. Reitz, Assistant General Counsel, National Fuel Gas Supply Corporation,
10 Lafayette Square, Buffalo, New York 14203 via telephone at
(716) 857-7949 or via e:mail at ReitzD@natfuel.com. In order to ensure timely delivery of the documents, any request should be made by August 24, 1999.

          No other person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, including documents incorporated herein by reference, and, if given or made, such information or representations must not be relied upon as having been authorized by National. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of National since the date hereof or thereof, as the case may be. This Proxy Statement/ Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

          All information contained in the Proxy Statement/
Prospectus with respect to Cunningham has been provided by Cunningham and all information with respect to National has been provided by National.

                        Table of Contents
                                                             Page

     Summary..............................................    1

     The Special Meeting..................................    9

     The Companies........................................   11

     Selected Historical Financial Data
        of Cunningham.....................................   17

     Cunningham--Management's Discussion and
        Analysis of Financial Condition and
        Results of Operation..............................   19

     Selected Historical Financial Data of National.......   24

     Background of the Reorganization.....................   27

     Reasons for the Reorganization; Recommendation
        of the Cunningham Board...........................   30

     The Reorganization...................................   31

     Certain Federal Income Tax Consequences..............   35

     Exchange Procedures..................................   38

     Comparison of Shareholder Rights.....................   40

     Dividends and Price Range............................   47

     Description of National Common Stock.................   48

     Cunningham Stock.....................................   52

     Rights of Dissenting Shareholders....................   53

     Experts..............................................   54

     Legal Opinions.......................................   55

     Other Business.......................................   55

     Index to Cunningham Financial Statements.............   56

     Appendix A -   Form of Proxy

     Appendix B -   Asset Purchase and Reorganization
                    Agreement,including Exhibit 10.5 - Post-
                    Closing Escrow Agreement

     Appendix C -   Supplemental Agreement

     Appendix D -   Appraisal Rights:  Sections 623 and 910 of
                    the New York Business Corporation Law

        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This combined Proxy Statement/Prospectus contains "Forward-Looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-Looking statements made by National should be read with the cautionary statement included in National's Form 10-K for the fiscal year ended September 30, 1998, which is incorporated by reference herein, at Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Safe Harbor for Forward-Looking Statements." The Forward-Looking statements included or incorporated by reference are based on National's historical operating trends and other information available to the management of National. These statements assume the settlement of the Action, as defined herein, and that no significant undisclosed changes will occur in the operating environment for National prior to the Closing. National cautions that the Forward-Looking statements are subject to all the risks and uncertainties discussed under the captions "Summary," "Background of the Reorganization," "Reasons for the Reorganization," "The Reorganization," "Certain Federal Income Tax Consequences" and in the documents incorporated by reference herein. None of the events discussed in these sections can be predicted with certainty; therefore, actual results may vary materially from the Forward-Looking statements and there is no assurance that the assumptions used are the most likely to occur. Forward-Looking statements are all statements other than statements of historical fact, including, without limitation, those statements that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. National disclaims any obligation to update any Forward-Looking statements to reflect events or circumstances after the date hereof.


                             SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus.
Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus and in the appendices hereto including, but not limited to, the Agreement set forth in Appendix B and the Supplemental Agreement set forth in Appendix C hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders of Cunningham are urged to read carefully and in their entirety this Proxy Statement/Prospectus, the appendices and the documents incorporated by reference herein. Unless the context requires otherwise, the term "Cunningham" refers to Cunningham Natural Gas Corporation, the term "Supply Corporation" refers to National

Fuel Gas Supply Corporation and the term "National" refers to National Fuel Gas Company.

THE REORGANIZATION

     Background of the Reorganization
     ________________________________

          Supply Corporation and Cunningham have entered into the Agreement in settlement of and with a proposed resolution of an action (the "Action") entitled "National Fuel Gas Supply Corporation v. Cunningham Natural Gas Corporation" in which Supply Corporation and Cunningham are litigants. The Action is currently pending in the Supreme Court of the State of New York, County of Erie (the "Court"). In the Action, Supply Corporation seeks to recover damages from Cunningham for Cunningham's alleged conversion of natural gas from Supply Corporation's underground natural gas storage facility through a certain gas well operated by Cunningham. See "Background of the Reorganization."

     The Agreement
     _____________

          Pursuant to the Agreement, National intends to acquire substantially all of the assets of Cunningham in exchange for Shares of National Common Stock in a manner intended to qualify as a tax-free reorganization, subject to review by the IRS.

          The number of Shares to be issued by National and exchanged by Supply Corporation for the Subject Assets, as defined herein, is currently estimated to be 62,434 Shares. The aggregate number of Shares ultimately issued will have a value, as of the end of the last business day immediately preceding the Closing Date, (the "Valuation Date") equal to the sum of:
(i) Cunningham's cash and cash equivalents except an amount not to exceed $300,000 retained by Cunningham to pay deferred compensation obligations predating the Agreement, (ii) the value as of the Valuation Date of any securities owned by Cunningham,
(iii) the unpaid balance of all receivables due from North Penn Gas Company (the "North Penn Receivable") as of the Valuation Date, (iv) $465,019, the fair market value of certain real property consisting of approximately 640 acres of timber property owned by Cunningham the value of which was determined by appraisals conducted by independent appraisers and (v) $950,000.

          It is currently expected that, in addition to the amount of cash to be retained by Cunningham as set forth in the Agreement, as noted above, an additional amount of cash will be deducted from the cash to be delivered by Cunningham to cover the costs related to the settlement of the Action and this solicitation, which costs will include legal, accounting, management, printing and mailing expenses.

     Exchange Procedures
     ___________________

          If the Reorganization is approved, pursuant to the Post-Closing Escrow Agreement between Cunningham and Supply Corporation, Cunningham will transfer a number of Shares of National Common Stock having a fair market value equal to $500,000 as of the Closing (the "Escrow Shares") to an Escrow Agent, as defined herein, for the purpose of securing its obligation to indemnify Supply Corporation for any material breach of the representations and warranties made by Cunningham to Supply Corporation in the Agreement. Subject to this transfer, (A) each holder of Cunningham Preferred Stock will receive in exchange for each share of Cunningham Preferred Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of (i) the liquidation dividend to be paid to such holder in the amount of six cents ($.06) per share/per year for the period from 1933 to the present, (ii) $1.00 per share and (iii) the pro rata amount of National Common Stock remaining after the payment of $1.00 per share to the holders of the Cunningham Common Stock, as described below, such remainder to be divided equally among the Shareholders on a per share basis; and (B) each holder of Cunningham Common Stock will receive in exchange for each share of Cunningham Common Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of
(y) $1.00 per share and (z) the pro rata amount of National Common Stock remaining after the payment of the liquidation dividends to be paid to the holders of Cunningham Preferred Stock, as described above, and the additional payment to the holders of the Cunningham Preferred Stock of that number of shares of National Common Stock with a value equal to $1.00 per share, such remainder to be divided equally among the Shareholders on a per share basis. The total amount of dividends to be paid to the holders of the Cunningham Preferred Stock is currently estimated to be $944,812. These dividends will be paid in shares of National Common Stock as noted above. The number of shares of National Common Stock that each Shareholder will receive at Liquidation will be reduced by the Shareholder's pro rata interest in the Escrow Shares.

          Any Escrow Shares remaining in the escrow account after a minimum of twelve (12) months or a maximum of four years and eleven months after the Closing, will be distributed to the Shareholders on a pro rata basis, except that Escrow Shares attributable to Unlocated Shareholders will be distributed in accordance with the Order of the Court as noted below. There can be no assurances that a claim will not be made or an award will not be granted against the Escrow Shares or, if an award is granted, the dollar amount of any such award. Accordingly, at this time it is not possible to estimate the number of Escrow Shares, if any, that may be remaining and available for distribution to the Shareholders at the conclusion of this period. See "Exchange Procedures."

          Cunningham has an aggregate of 707,351 shares issued and outstanding, comprised of 232,426 shares of Cunningham Preferred Stock and 474,925 shares of Cunningham Common Stock. These shares originally were held by 1,115 Shareholders. A large majority of the Shareholders have had no contact with Cunningham for decades. Following execution of the Agreement, special efforts have been made to locate the Unlocated Shareholders, including those of a Court-appointed Guardian Ad Litem. As of June 28, 1999, 874 Cunningham Preferred Stock Shareholders holding 132,249 shares and 1 Cunningham Common Stock Shareholder holding 1,300 shares continue to be Unlocated Shareholders. The search for Unlocated Shareholders is continuing and it is not possible to estimate the number of Unlocated Shareholders who might be found prior to the date of Distribution.

          If all of the Shareholders are not located at the time of the Closing, the Shares (including Escrow Shares) that are attributable to Unlocated Shareholders will be delivered to the Escrow Agent. Cunningham has agreed to seek, within twenty (20) days after the Closing, an order from the Court directing Cunningham to give notice to the New York State Attorney General to show cause why an order should not be entered allocating the interest in the Shares of the Unlocated Shareholders to those Shareholders who have been located. Such Shares will be allocated pursuant to a final, non-appealable order ("Order") of the Court and distributed as provided in such Order and consistent with the terms of the Post-Closing Escrow Agreement.

     The Shares of Unlocated Shareholders may be subject to claims by the State of New York under Article V of the New York Abandoned Property Law and certain sections of the New York Business Corporation Law. It is possible that the abandoned property laws of other states might apply where the last known addresses of Unlocated Shareholders are in such states. However, the large majority of last known addresses are in New York. Accordingly, there can be no assurance that any Shares attributable to Unlocated Shareholders will be distributed pursuant to the Order to Shareholders who have been located. Because the Shares of Unlocated Shareholders may be subject to claims as noted above, Shareholders should consider and vote on the Reorganization with the expectation that they will not be entitled to receive any Shares of the Unlocated Shareholders.

Reasons for the Reorganization; Recommendation of the Cunningham
Board

          The Cunningham Board recommends that the Shareholders approve the Agreement and all of the transactions contemplated thereunder including the Exchange and the Liquidation and believes that the Reorganization is in the best interests of the Shareholders because, among other things, it will (i) settle the Action, (ii) provide the Shareholders with the ability to derive an economic benefit from their investment by receiving Shares of National Common Stock, and (iii) provide the Shareholders with this economic benefit through a transaction that is expected to qualify as a tax-free reorganization to the Shareholders. See "Certain Federal Income Tax Consequences."

          Further, the Cunningham Board believes that if the Action is not settled, the continuation of the litigation would be likely to result in bankruptcy of Cunningham and the distribution of the remaining assets, if any, to the Shareholders in a taxable transaction.

The Companies

     Cunningham
     __________

          Cunningham, a New York corporation, was incorporated in July, 1931 by Mr. John T. Cunningham and currently operates as a private oil and natural gas development and production company in the southwestern tier of New York state and northwestern Pennsylvania. Cunningham's current operations are limited to two natural gas wells.

          Cunningham's principal executive offices are located at 165 Kennedy Street, Bradford, Pennsylvania 16701, and its telephone number at that address is (814) 368-7991.

     National
     ________

          National, a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), was organized under the laws of the state of New Jersey in 1902. National is engaged solely in the business of owning and holding all of the securities issued by its subsidiary companies. National and its subsidiaries ("System") comprise a diversified energy company represented by five major business segments: Utility, which sells and transports natural gas to retail customers and end users, respectively, in western New York and northwestern Pennsylvania; Pipeline and Storage, which provides interstate natural gas transportation and storage services for affiliated and nonaffiliated companies; Exploration and Production, which is engaged in natural gas and oil exploration, development and production; International, which engages in foreign and domestic energy related investment opportunities; and Other Nonregulated, which engages in natural gas and electricity marketing and brokerage, sawmill and dry kiln operations, and the marketing of timber.

          National's principal executive offices are located at 10 Lafayette Square, Buffalo, New York 14203, and its telephone number at that address is (716) 857-7786.

THE SPECIAL MEETING

     Date, Time and Place
     ____________________

          The Special Meeting will be held on August 31, 1999 at
The Old Library Restaurant, 116 South Union Street, City of
Olean, County of Cattaraugus, New York at 2:00 p.m., local time.

     Record Date; Shareholders Entitled to Vote
     __________________________________________

          Only the holders of record of Cunningham Stock, at the close of business on July 31, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. On that date, there were 707,351 shares of Cunningham Stock outstanding. Each share of Cunningham Preferred Stock and Common Stock will entitle the holder to one vote.

     Purpose of the Special Meeting
     ______________________________

          The Special Meeting has been called to consider and take action on the approval and adoption of the Agreement and all of the transactions contemplated thereby including the Exchange and approval of the Liquidation.

     Vote Required; Quorum
     _____________________

          Shareholders present in person and by proxy owning a majority of the outstanding shares of Cunningham Stock will constitute a quorum for the transaction of business at the Special Meeting, and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Cunningham Stock entitled to vote thereon will be necessary to approve the Agreement and all of the transactions contemplated thereby including the Exchange and to approve the Liquidation. Only shares voted "FOR" adoption of the proposals, and not abstentions, will be counted as voting in favor in determining whether the proposals are adopted. As a consequence, abstentions will have the same effect as votes against adoption of the proposals. Each proposal must be voted on separately, although the implementation of each proposal is contingent upon the other.

     Interests of Certain Directors and Officers
     ___________________________________________

          Directors and executive officers of Cunningham beneficially own 422,258 shares of Cunningham Stock, or 59.7% of the outstanding shares of Cunningham Stock. Approximately 54.5% of these shares are held in the Mary Alice Cunningham Trust (the "Trust"). Ms. Helen L. Shuman and Mr. James Thompson are beneficiaries of the Trust and serve as directors of Cunningham. Ms. Shuman also serves as one of the two trustees (the "Trustees") of the Trust. Mr. Martin M. Glesk serves, pursuant to a judicial appointment, as the other Trustee of the Trust, in addition to his position as the President and a director of

Cunningham. Since the death of John S. Cunningham, formerly the third Trustee of the Trust, there must be unanimous consent of the two remaining Trustees to an action to constitute an authorized action of the Trust. The Trustees have indicated their intention to vote "FOR" approval of the Agreement and all of the transactions contemplated thereby including the Exchange and "FOR" the Liquidation. Mr. David L. Hill, who also serves as a director, holds, either individually or jointly with another, 5.2% of the outstanding shares of Cunningham Stock. Mr. Hill has expressed his intention to vote his shares "FOR" the Agreement and all the transactions contemplated thereby including the Exchange and "FOR" the Liquidation.

ACCOUNTING TREATMENT

          The Exchange is intended to be accounted for as a purchase of assets under generally accepted accounting principles.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

          Consummation of the Reorganization is conditioned upon, among other things, Cunningham's receipt of a private letter ruling (the "Ruling") from the IRS to the effect that the transaction qualifies for non-recognition of gain or loss by Cunningham and the Shareholders as a type C reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Cunningham requested and received a ruling from the IRS to the effect that a Shareholder will not recognize gain or loss on the exchange of Shares of Cunningham Stock for the Shares, except to the extent the Shareholder receives cash in lieu of fractional Shares or unclaimed Shares that were to be distributed to Unlocated Shareholders. In addition, if a Shareholder receives money or property other than Shares in the liquidation of Cunningham, the Shareholder will recognize gain (but not loss) for federal income tax purposes equal to the lesser of (a) the sum of such money and the fair market value of such other property and (b) the gain realized on the deemed redemption of Shares for such money and other property. See "Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

          No consent or approval of any federal commission (other than the Commission under the Holding Company Act) is required with respect to the transactions proposed herein. The Commission has issued an order under the Holding Company Act authorizing the acquisiton by Supply Corporation of substantially all the assets of Cunningham in exchange for shares of National Common Stock. Cunningham has received a favorable Ruling from the IRS to the effect that the Exchange will qualify as a tax-free reorganization. See "Certain Federal Income Tax Consequences."

          The Exchange concerns the acquisition of two natural gas wells, one permitted by the New York State Department of

Environmental Conservation and one permitted by the Pennsylvania Department of Environmental Protection. Each of these environmental agencies must approve the transfer of the well permits related to the wells located in their respective jurisdictions, which approvals are the only state commission approvals necessary for the Exchange to proceed. There are no approvals necessary from any state commissions that regulate public utilities.

CONDITIONS PRECEDENT TO THE CLOSING OF THE TRANSACTION

          The obligation of Supply Corporation and Cunningham to effect the Reorganization are subject, among other things to the fulfillment of certain conditions, including without limitation:
(i) the filing of a Registration Statement covering the Shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the declaration of the effectiveness of that Registration Statement prior the Special Meeting and its continued effectiveness at the Closing; (ii) the approval of the Exchange and the approval of the Liquidation by the requisite vote of the Shareholders; (iii) the receipt of a Commission order permitting the Application-Declaration filed pursuant to the Public Utility Holding Company Act to become effective; (iv) the acquisition by Cunningham of all working interests in its natural gas wells which are owned by third parties to this transaction; and (v) the receipt of a favorable Ruling from the IRS. See "The Reorganization--Conditions Precedent to the Closing of the Reorganization--Conditions to Closing."

REPRESENTATIONS AND WARRANTIES

          The obligations of Supply Corporation and Cunningham to effect the Reorganization are also subject to additional conditions, including the absence of any breach or breaches of certain enumerated representations and warranties. See "The
Reorganization--Representations and Warranties."

TERMINATION OF THE AGREEMENT

          Either Supply Corporation or Cunningham may terminate the Agreement if the Closing has not occurred by June 30, 1999. While it is anticipated that the parties will extend this deadline, there is no assurance that Cunningham and Supply Corporation will both agree to such an extension.

COMPARATIVE RIGHTS OF HOLDERS OF CUNNINGHAM AND NATIONAL COMMON
STOCK

          The rights of the Shareholders are currently governed by New York law, the Cunningham Certificate of Incorporation and the Cunningham By-laws. National is a New Jersey corporation. If the Reorganization is completed pursuant to the terms of the Agreement, the Shareholders will become holders of National

Common Stock and their rights will be governed by New Jersey law, National's Restated Certificate of Incorporation and National's By-laws, as amended. The rights of the Cunningham Shareholders prior to the Reorganization are not identical to the rights as a holder of National Common Stock. See "Comparison of Shareholder Rights" for a description of such differences.

STATUTORY APPRAISAL RIGHTS

          Eligible Shareholders of Cunningham who do not vote for the Reorganization and who timely dissent and follow the procedures in Section 623 of the New York Business Corporation Law (the "BCL") will then have certain rights as a result of these transactions to demand payment in cash for the "fair value" of their shares of Cunningham Stock. Failure to take any required action on a timely basis may result in the loss of those rights. The amount obtained upon a valid exercise of those rights is subject to determination by judicial proceeding and, as a result, cannot be estimated at this time. See "Rights of Dissenting Shareholders" and Appendix D.

STOCK EXCHANGE LISTING

          The National Common Stock is, and the additional Shares of National Common Stock to be issued in connection with the Exchange are expected to be, listed on the New York Stock
Exchange.

PRO FORMA FINANCIAL INFORMATION

          Pro forma financial information showing the effects of the Exchange upon National is not presented in this Proxy
Statement/Prospectus because the acquisition of Cunningham will not have a material effect upon National.


                       THE SPECIAL MEETING

          This Proxy Statement/Prospectus is furnished to the Shareholders in connection with the solicitation of proxies by the Cunningham Board to be used at the Special Meeting that is to be held on August 31, 1999, and any adjournments or postponements thereof.

          The accompanying proxy is solicited by the Cunningham Board and will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted "FOR" the approval and adoption of the Agreement, and all of the transactions contemplated thereby including the Exchange, and "FOR" the approval of the Liquidation as contemplated by the Agreement.

          A proxy may be revoked at any time before it is exercised by delivery of written notice to the President of Cunningham at Cunningham's executive offices or by a duly executed proxy bearing a later date.

          The costs of soliciting proxies will be borne by Cunningham. In addition to solicitation by mail, Cunningham's directors, officers and employees, without additional compensation, may solicit proxies by telephone, mail and personal interview.

          Time, Place and Date of the Special Meeting.  The
Special Meeting will be held on August 31, 1999 at The Old
Library Restaurant, 116 South Union Street, City of Olean, County of Cattaraugus, New York at 2:00 p.m., local time.

          Record Date; Shareholders Entitled to Vote. Only the holders of record of Cunningham Stock on July 31, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. On that date, there were 707,351 shares of Cunningham Stock outstanding. Each share of Cunningham Preferred Stock and Cunningham Common Stock will entitle the holder to one vote.

          Purpose of the Special Meeting. The Special Meeting has been called to consider and take action on the approval and adoption of the Agreement and all other transactions contemplated thereby including the Exchange and approval of the Liquidation.

          Vote Required; Quorum. Shareholders present in person or by proxy owning a majority of the outstanding shares of Cunningham Stock will constitute a quorum for the transaction of business at the Special Meeting, and the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Cunningham Stock entitled to vote thereon will be necessary to approve the Agreement and all of the transactions contemplated thereby including the Exchange and to approve the Liquidation. Only Shares voted "FOR" adoption of the proposals, and not abstentions, will be counted as voting in favor in determining whether the proposals are adopted. As a consequence, abstentions will have the same effect as votes against adoption of the proposals. Each proposal must be voted on separately, although the implementation of each proposal is contingent upon the approval of the other.

          Interests of Certain Directors and Executive Officers. Directors and executive officers of Cunningham beneficially own 422,258 shares of Cunningham Stock, or 59.7% of the outstanding shares of Cunningham Stock. Approximately 54.5% of these shares of Cunningham Stock are held in the Trust. Ms. Helen L. Shuman and Mr. James Thompson are members of the Cunningham Board and beneficiaries of the Trust. Ms. Shuman also serves as one of the two Trustees of the Trust. Mr. Martin M. Glesk serves, pursuant to a judicial appointment, as the other Trustee of the Trust, in addition to his position as the President of Cunningham and member of the Cunningham Board. Since the death of Mr. John S. Cunningham, formerly the third Trustee of the Trust, the unanimous assent of the two Trustees of the Trust is required to constitute an authorized action of the Trust. The Trustees have indicated their intention to vote "FOR" the approval and the adoption of the Agreement and all of the transactions contemplated thereby, including the Exchange, and "FOR" the Liquidation. Mr. David L. Hill, also serving as a director on the Cunningham Board, holds, either individually or jointly with another, 5.2% of the outstanding shares of Cunningham Stock.
Mr. Hill has expressed his intention to vote his shares "FOR" the Agreement and all the transactions contemplated thereby including the Exchange and "FOR" the Liquidation.

          The Board of Directors urges you to vote
          "FOR" the Agreement and all of the
          transactions contemplated thereby, including the Exchange, and "FOR" the Liquidation.


                          THE COMPANIES

CUNNINGHAM

          Cunningham is a New York corporation which was incorporated in July, 1931 by Mr. John T. Cunningham and is currently engaged in the business of producing and selling natural gas and oil. Cunningham is a private oil and natural gas development and production company operating in the southwestern tier of New York state and northwestern Pennsylvania where it also owns real property interests which include timber properties. Cunningham has not been in the business of drilling new wells since the early 1960's, but has focused all of its efforts since that time on the production and maintenance of its existing oil and natural gas wells. Its current operations are limited to two natural gas wells, one of which is currently producing. In 1998, Cunningham completed the plugging of its non-producing oil wells in Pennsylvania. Cunningham sold its interests in its remaining oil leases in Pennsylvania in December, 1998 for $61,250. In January, 1999, Cunningham sold its timber properties on which the plugged oil wells had been located for $255,000. See "The Reorganization--The Subject Assets." Cunningham is not and has never been affiliated with National.

     Exploration, Development and Production
     _______________________________________

          As of February 15, 1999, Cunningham is producing natural gas from one natural gas well (the "Maxwell Well") in Allegany County, New York. Substantially all other wells previously drilled by Cunningham were closed because their production curve declined to the extent that they no longer produced oil or natural gas in commercially saleable quantities.

          Since 1992, substantially all of Cunningham's producing reserves were generated from the Maxwell Well. The gas from the Maxwell Well is sold to North Penn Gas Company at a current contracted rate of $1.45/Mcf. Oil was sold to American Refining Group at the prevailing oil prices until all oil operations were discontinued in July of 1998 and then all of Cunningham's interests in its oil leases as well as its owned Pennsylvania oil properties were sold in December, 1998 and January, 1999, respectively. Natural gas and oil sales for the last three years are set forth below.

                 1998        1997         1996
                 ____        ____         ____
Gas (Mcf)      195,254     200,304      272,149

Oil (bbls)       2,224       2,092        1,686

          Cunningham owns property and has mineral leaseholds in New York and formerly owned property and mineral leaseholds in Pennsylvania. The Pennsylvania properties and leaseholds were sold in December, 1998 and January, 1999, respectively. The primary value of the land held in fee is related to the timber value. Additional information with respect to income produced by Cunningham's oil and natural gas producing properties is set forth in the Cunningham financial statements included herein.
See "Cunningham--Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Index to Cunningham Financial Statements."

     Competition
     ___________
          The oil and gas industry is highly competitive in all its phases, but Cunningham generally competes exclusively in the production and sale of oil and natural gas. Cunningham competes with other production companies of various sizes to provide oil and natural gas to purchasers within the southwestern tier of New York state and northwestern Pennsylvania generally on the basis of price. Substantially all of Cunningham's competitors have financial resources greater than those of Cunningham.

     Regulation
     __________

          The production and sale of natural gas and oil is subject to state and federal laws and regulations. Such laws and regulations govern a wide variety of matters including allowable rates of production, marketing, pricing and protection of the environment. In addition, new legislation and new regulations concerning the oil and gas production business are constantly being proposed and enacted. Compliance with these laws and regulations is expected to continue to increase Cunningham's cost of doing business.

     Operating Hazards and Uninsured Risks
     _____________________________________

          Cunningham's oil and gas operations are subject to all operating hazards and risks normally incident to drilling for and producing oil and natural gas, such as blow-outs, environmental pollution and personal injury. Cunningham pays a minimal fee in lieu of a bond with the Department of Environmental Conservation in New York and because all its wells were drilled prior to 1978, is not required to maintain a bond with the Department of Environmental Resources in Pennsylvania to cover plugging liability for the wells it has drilled.

     Leasehold Interest in Properties
     ________________________________

          Cunningham's leasehold interests are subject to certain landowner royalty interests, other third party overriding royalty interests and certain third party working interests which are customary in contractual and leasing arrangements in the oil and natural gas business.

     Legal Proceedings
     _________________

          Cunningham is a party to the Action and is also the Plaintiff in a certain action pending in New York State Supreme Court in Allegany County entitled Cunningham Natural Gas Corporation vs. Jay Paul Kahle and Karen M. Perrigo (the "Kahle/Perrigo Action"). In the Kahle/Perrigo Action, Cunningham is seeking to recover damages against Kahle and Perrigo for breach of their respective fiduciary and other legal duties to Cunningham as former officers, directors, employees and attorneys for Cunningham. Kahle and Perrigo have raised certain defenses and Kahle has asserted a counter-claim against Cunningham for the payment of deferred compensation which he alleges is owed to him by Cunningham. Cunningham's claim for damages in the Kahle/Perrigo Action is for $87,000.00 in the aggregate and Mr. Kahle's counter-claim seeks to recover $100,000.00. Although Cunningham's counsel in the Kahle/Perrigo Action has advised Cunningham that its legal theory of recovery is well grounded and in its favor under applicable law, it is not possible to predict the outcome with any reasonable degree of certainty.

     Facilities and Personnel
     ________________________

          Cunningham operates from Bradford, Pennsylvania, but has no specified office space. Cunningham has field shops for equipment storage in Allegany County, New York. Two full-time field employees in Allegany County are Cunningham's only full-time employees. Part-time workers have been employed on an as-needed-basis. Mr. Glesk, Mr. Hill, Mr. Wymer, and Ms. Bouquin provide professional services to Cunningham as required, billing on an hourly basis. See "Management of Cunningham" below.

     Management of Cunningham
     ________________________

          The following table sets forth the names and ages of all of Cunningham's directors and executive officers together with their business experience during the last five years and offices currently held with Cunningham.

Name                     Age       Position
____                     ___       ________
Martin M. Glesk          57        President, Chief Executive
                                     Officer and Director
Christopher G. Hauser    44        Secretary, Director
Dennis P. Wymer          37        Treasurer
Anne Bouquin             35        Assistant Treasurer
Helen L. Shuman          79        Director
James Thompson           51        Director
David L. Hill            43        Director

          Martin M. Glesk has served as the President, Chief Executive Officer and as a director since his election at the Cunningham 1996 annual meeting. Pursuant to judicial appointment, Mr. Glesk became a trustee of the Mary Alice Cunningham Trust in February 1996. From 1983, to the present, he has been an assistant professor of business management at the University of Pittsburgh at Bradford. He is also managing partner of Bradford Associates, a management consulting firm, and Executive Director of the Bradford Area Alliance, a CEO-led organization dedicated to economic revitalization. Until 1981, he was a senior consultant with Arthur D. Little, Inc., an international management consulting firm in Cambridge, Massachusetts. Mr. Glesk is a graduate of Duke University and Harvard Business School.

          Christopher G. Hauser has served as the Secretary and a director since his election at the 1997 annual meeting.
Mr. Hauser is a partner in the law firm of McDowell, Wick, Daly,

Gallup, Hauser, and Hartle in Bradford, Pennsylvania. Mr. Hauser has practiced law in the Bradford area for twenty years. He is also a director and secretary of Control Chief Corporation.
Mr. Hauser is a graduate of Washington and Jefferson College and Dickinson School of Law.

          Dennis P. Wymer has served as the Treasurer of Cunningham since his election at the November, 1996 Cunningham
Board meeting. Mr. Wymer is a sole practitioner in public accounting in Olean, New York and is a graduate of St.
Bonaventure University.

          Anne Bouquin was elected as Assistant Treasurer of Cunningham at the November, 1996 Cunningham Board meeting. From 1988 to the present, Ms. Bouquin has been the Controller at State Line Supply Company in Bradford, Pennsylvania. Ms. Bouquin is a graduate of the University of Pittsburgh.

          Helen L. Shuman has served as a director of Cunningham for over thirty years. She was an employee and Vice President of Cunningham until August 1994 when she became President. She resigned as President at the 1996 annual meeting. She has been a trustee of the Mary Alice Cunningham Trust since the death of Mary Alice Cunningham, her mother, in 1967. She is a beneficiary of the Mary Alice Cunningham Trust.

          James Thompson has served as a director of Cunningham since the 1996 annual meeting. From 1975 to the present, Mr. Thompson has been a school teacher at Hampton High School in Hampton, Virginia. As the sole heir of his mother
Pauline Cunningham Thompson, a beneficiary of the Trust who died on May 4, 1996, Mr. Thompson is a beneficiary of the Mary Alice Cunningham Trust. He is a graduate of Old Dominion University.

          David L. Hill was elected to the Cunningham Board at its regular September, 1998 Board Meeting. Mr. Hill's wife, Alisha (Cunningham) Hill, is the daughter of the late John S. Cunningham, a former director of Cunningham and a former Trustee of the Mary Alice Cunningham Trust. Since the death of her father, Mrs. Alisha Hill has become a beneficiary of the Mary Alice Cunningham Trust. Mr. Hill was appointed as Superintendent of Field Operations at a Cunningham Board meeting in September, 1996. He has been co-owner of Hill Drilling Company since 1980. Mr. Hill is a graduate of Pennsylvania State University.

         Security Ownership of Management of Cunningham
         ______________________________________________

          The following table sets forth information with respect to the beneficial ownership of certain securities as of June 28, 1999 by (i) each of Cunningham's directors and officers, and
(ii) all directors and executive officers as a group. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

                         Class A Preferred Stock  Class B Common Stock
                         _______________________  ____________________
                         Amount and               Amount and
                         nature of                nature of
                         beneficial  Percent      beneficial  Percent
Name(1)                  ownership   of Class     ownership   of Class
____                     __________  ________     __________  ________
Mary Alice
Cunningham Trust (2)       28,265      12.00       357,313     75.00

Christopher G. Hauser           0          0             0         0

Dennis P. Wymer                 0          0             0         0

Anne Bouquin                    0          0             0         0

David L. Hill               3,868        2.0        32,812      7.00

All directors and
executive officers as
a group (7 persons)        32,133      14.00       390,125     82.00

______________________________

(1) The address for each of the parties listed below is: c/o Cunningham Natural Gas Corporation, 165 Kennedy Street, Bradford, Pennsylvania 16701.

(2) Shares are held in trust for the children of Cunningham's founders, John T. Cunningham and Mary Alice Cunningham. The beneficiaries of the Trust include Ms. Helen L. Shuman and Mr. James Thompson who currently serve as directors of Cunningham. Ms. Shuman formerly served as an executive officer of Cunningham and also serves as one of the two Trustees of the Trust. Since the death of the third Trustee, Mr. John S. Cunningham, the shares in the Trust must be voted by the unanimous consent of the two Trustees, Ms. Helen L. Shuman and Mr. Martin M. Glesk. Mr. Glesk is also the President and a director of Cunningham. Mr. Shuman, Mr. Thompson and Mr. Glesk may be deemed to be the beneficial owners of the shares held in the Trust. Mr. Glesk disclaims beneficial ownership of these shares. See "Interests of Certain Persons in the Transaction."

                    SELECTED HISTORICAL FINANCIAL DATA
                               OF CUNNINGHAM

          The following selected financial data for the five years ended December 31, 1998 and the three month periods ended March 31, 1999 and March 31, 1998 are derived from the unaudited financial statements of Cunningham. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Cunningham considers necessary for a fair presentation of the financial position and results of operations for those periods. The data should be read in conjunction with the financial statements, related notes, and other financial information included herein. See "Index to Financial Statements--Cunningham Natural Gas Corporation."

                                         CUNNINGHAM NATURAL GAS
                                         SELECTED FINANCIAL DATA
                           FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                               AND THE YEARS ENDED DECEMBER 31, 1998-1994
                                 March 31,                          December 31,
                         ______________________  __________________________________________________
                             1999       1998         1998      1997       1996      1995      1994
                             ____       ____         ____      ____       ____      ____      ____
SUMMARY OF OPERATIONS
(Dollars)
Operating Revenues      $   62,094  $   54,638  $  228,885 $  241,122 $  324,237 $  527,858 $  673,391
Operating Expenses:
  Development and
    production expense      43,753      67,293     227,988    233,008    176,284    146,441    273,403
  General and
    administrative expense  60,992      68,169     218,671    196,449    245,655    213,947    197,419
     Total Operating
       Expenses            104,745     135,462     446,659    429,457    421,939    360,388    470,822

Operating Income (Loss)    (42,651)    (80,824)   (217,774)  (188,335)   (97,702)   167,470    202,569
Other Income               272,643      14,393     188,884    437,543     66,139     68,786     42,208
  Income (Loss) Before
    Provision for Taxes    229,992     (66,431)    (28,890)   249,208    (31,563)   236,256    244,777
  Provision for taxes            0           0       7,396     56,242    (55,410)         0     57,686
    Net Income Available for
      Stockholders      $  229,992  $  (66,431) $  (36,286)$  192,966 $   23,847  $ 236,256 $  187,091

PER COMMON SHARE DATA
   Earnings             $     0.48       (0.14)      (0.08)      0.41       0.05       0.50       0.39
   Dividends Declared   $     0.00        0.00        0.00       0.00       0.00       0.00       0.00
   Dividends Paid       $     0.00        0.00        0.00       0.00       0.00       0.00       0.00

Weighted Ave. Common
  Shares Outstanding       474,925     474,925     474,925    474,925    474,925    474,925    474,925
Weighted Ave. Preferred
  Shares Outstanding       232,426     232,426     232,426    232,426    232,426    232,426    232,426

CURRENT ASSETS          $1,959,091  $1,795,072  $1,728,077 $1,913,541 $2,093,981 $2,043,272 $1,773,858
NET PROPERTY AND
  EQUIPMENT                 38,067      59,497      45,482     64,246     13,024     19,971     57,171
Total Assets            $1,997,158  $1,854,569  $1,773,559 $1,977,787 $2,107,005 $2,063,243 $1,831,029


Capitalization
   Preferred Stock      $  253,832  $  253,832  $  253,832 $  253,832 $  253,832 $  253,832 $  253,832
   Common Stock             57,430      57,430      57,430     57,430     57,430     57,430     57,430
   Unrealized appreciation
     of marketable
     securities                  0           0           0          0    330,181    184,522          0
   Retained earnings     1,626,844   1,366,707   1,396,852  1,433,138  1,240,172  1,216,325    980,069
   Treasury Stock -
     at cost               (97,063)    (97,063)    (97,063)   (97,063)   (97,063)   (97,063)   (97,063)
       Total
         Capitalization $1,841,043  $1,580,906  $1,611,051 $1,647,337 $1,784,552 $1,615,046 $1,194,268


        CUNNINGHAM - MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of the results of operations and financial condition of Cunningham for each of the periods outlined below should be read in conjunction with Cunningham's financial statements and notes related thereto, included under "Index to Cunningham Financial Statements".

     Quarter Ended March 31, 1999 Compared to the Quarter Ended
     March 31, 1998 and Year Ended December 31, 1998
     __________________________________________________________

          Gas production from the Maxwell well has been highly variable over the years and has not followed a predictable trend. Gas sales in the first quarter of 1999 increased by $18,455, about 35% above the same period in 1998. Royalties are directly related to gas sales and increased by a roughly comparable amount. Because of the sale of the Pennsylvania oil properties, there were no oil sales.

          In the same period, development and production expenses decreased by $23,540, compared to 1998, due to the cessation of oil operations. General and Administrative expenses declined by $7,177 between the first quarter of 1998 and the first quarter of 1999. The major General and Administrative expenditures continued to be legal, accounting, and consulting costs associated with completing the transaction with Supply Corporation and complying with government requirements. In total, these costs declined $12,718 for the quarter ended
March 31, 1999 compared with the prior year's quarter. However, during the first quarter of 1999, $9,084 was expended in an intensive effort to locate the Company's shareholders.

          The loss from operations decreased by $38,263, from $80,824 for the first three months of 1998 to $42,561 for the first three months of 1999. Other income increased $258,250 for the quarter ended March 31, 1999 compared with the same period of the prior year. This is mainly due to the $258,518 gain on the sale of its remaining Pennsylvania properties in January 1999. The amount obtained on this sale was primarily attributable to the value of the timber on the properties. This gain was the primary reason why net income for the first quarter of 1999 increased by $296,423, compared to the first quarter of 1998.

          Cunningham is the Plaintiff in a certain action pending in New York State Supreme Court in Allegany County entitled Cunningham Natural Gas Corporation vs. Jay Paul Kahle and
Karen M. Perrigo (the "Kahle/Perrigo Action"). In the Kahle/Perrigo Action, Cunningham is seeking to recover damages against Kahle and Perrigo for breach of their respective fiduciary and other legal duties to Cunningham as former officers, directors, employees and attorneys for Cunningham. Kahle and Perrigo have raised certain defenses and Kahle has asserted a counter-claim against Cunningham for the payment of deferred compensation which he alleges is owed to him by Cunningham. Cunningham's claim for damages in the Kahle/Perrigo Action is for $87,000 in the aggregate and Mr. Kahle's counter-claim seeks to recover $100,000. Although Cunningham's counsel in the Kahle/Perrigo Action has advised Cunningham that its legal theory of recovery is well grounded and in its favor under applicable law, it is not possible to predict the outcome with any reasonable degree of certainty.

          Neither the Kahle/Perrigo Action, nor the Kahle counter-claim has been accrued on the financial statements. The Kahle/Perrigo Action is a gain contingency for Cunningham, and will be recognized only if the outcome is favorable to the Company. The Kahle counter-claim is a loss contingency for Cunningham, and would be recorded if the outcome were both probable, and could be reasonably estimated. Legal counsel has advised Cunningham that a finding in favor of Kahle in the Kahle counter-claim is not probable, therefore, an accrual has not been made.

     Year Ended December 31, 1998 Compared to December 31, 1997
     __________________________________________________________

          Net sales decreased slightly, by $12,237 from $241,122 in 1997 to $228,885 in 1998. Although gas production from the Maxwell Well has fallen steadily for the last five years, production stabilized in 1998. There was only a slight decline in gas sales from the Maxwell Well from 1997 to 1998 - i.e., $6,094. Cunningham ceased production from its oil wells in July, 1998 in preparation for plugging the wells and selling its interests in its owned and leased properties in Pennsylvania. Despite operating for only seven (7) months in 1998, oil production was increased from 2,092 barrels in 1997 to 2,234 barrels in 1998. The lower revenue from oil sales in 1998 was due to a continued decline in oil prices.

          Cunningham completed the plugging of all abandoned and non-producing oil wells on its McKean County, Pennsylvania properties in 1998. This action dramatically reduced the risk of environmental liability for the Company and significantly increased the market value of the properties. Cunningham sold its interests in its Pennsylvania oil leases in December, 1998, resulting in a gain to the company of $60,745. Earlier in 1998, the Company sold miscellaneous equipment in Pennsylvania - bulldozer, truck, drilling rig, etc.- for a gain of approximately $31,815. This resulted in a total "Gain on disposition of assets" of $92,560 for 1998. In addition, before the end of

1998, Cunningham had entered into a contract to sell its remaining owned Pennsylvania properties as timber properties.

          Development and production expenses changed only slightly, declining by $5,020 between 1997 and 1998. Because operations of the Corporation were stabilized, the Board of Directors met less frequently during 1998. This resulted in a savings of $11,591 in directors fees and expenses from 1997 to 1998. For the same reasons, consulting fees for management and financial services were also significantly reduced by $25,942. However, the preparation of information for the Internal Revenue Service in connection with seeking the Ruling and for the Securities and Exchange Commission in order to prepare this Proxy Statement and National's Registration Statement resulted in a significant increase in expenses for accounting and legal services. The amount of the increase in accounting and legal expenses from 1997 to 1998 was $55,083. In addition, Cunningham has been involved in an extensive campaign over the last two years to locate shareholders with whom the Corporation had lost contact. The cost of these search efforts are reflected in the foregoing increase in legal and accounting expenditures. For the reasons outlined, total general and administrative expenses increased by $22,222 from 1997 to 1998.

          The loss from operations in 1998 was $217,774 which represents an increase of $29,439 from 1997. Continued declines in gas production, the costs involved in phasing out all oil and certain gas operations, the legal and administrative costs associated with the Asset and Purchase Agreement with Supply Corporation all contributed to the loss from operations.

          Other income generated in 1998 was primarily from the sale of stock, the sale of equipment, the sale of Cunningham's interests in its oil leases and the interest generated from money market funds. Other income offset the loss from operations resulting in a Net Loss of $36,286 for 1998.

     Year Ended December 31, 1997 Compared to December 31, 1996
     __________________________________________________________

          Net sales decreased $83,115 from $324,237 in 1996 to $241,122 in 1997, due primarily to declining production of gas from the Maxwell Well. Oil sales increased $3,863, a slight increase from $28,925 in 1996 to $32,788 in 1997. Oil sales increased, despite a lower selling price per barrel, due to increased production from several old wells that Cunningham had not been utilizing and brought back into production in 1997. Production expenses increased due to efforts begun to bring a limited number of old oil wells back into production and to begin plugging Cunningham's oils wells in order to clean-up environmental contaminants resulting from the operation of such oil wells.

          General and administrative expense decreased by $49,206 from 1996 to 1997. In late 1996, to reduce expenses, the Cunningham Board eliminated salaried officers and contracted for management and financial services on an hourly basis. This action resulted in no expenses for officer's salaries in 1997, compared to $105,618, including salaries and payroll taxes, in 1996. However, consulting, legal and accounting fees increased by $72,333, from $86,710 in 1996 to $159,043 in 1997, which increase is attributable to payments for contracted management and financial services and increased legal expenses related to the Action and settlement negotiations with National. See "Background of the Reorganization."

          Overall, total expenses, including development and production expense and general and administrative expense, increased by $7,518 from 1996 to 1997.

          Cunningham continued to experience losses from its operations in 1997. The loss from operations increased from 1996 to 1997 by $90,633, primarily due to declining oil and gas revenues and rising development and production expenses.

          In early 1997, the Cunningham Board sold all of Cunningham's investments in marketable securities (primarily common stock held in two brokerage accounts) and transferred the proceeds into lower risk money market funds in contemplation of the sale of these assets to Supply Corporation in the Exchange as required under the Agreement. This sale of the marketable securities was a one-time event which resulted in a gain on sale of stock of $348,799 in 1997 and also increased interest income by $50,505. The effect of this sale is that other income in 1997 increased by $371,404 over 1996.

          Cunningham's income tax expense increased from a benefit of $55,410 in 1996 to an expense of $56,242 in 1997.
This increase was primarily due to the fact that in 1996 Cunningham recorded a deferred tax benefit for net operating loss carryforwards. In 1997, Cunningham utilized a portion of these net operating loss carryforwards to offset current income tax expense and recorded a valuation allowance of $25,689 against the remaining net operating loss carryforwards.

     Liquidity and Capital Resources
     _______________________________

          As of March 31, 1999, Cunningham had cash and cash equivalents of $1,685,615, an increase of $197,805 from December 31, 1998. The increase is due to the gain on disposition of McKean County Pennsylvania oil properties. The escrow payment increased by $29,257 in the first three months of 1999 and reflects the 50% of the Company's net operating revenue which will be received by Supply Corporation when the transaction closes.

          The Escrow Deposit shown as payable under "Current Liabilities" reflects the amount of royalty payments due and owing to a yet-to-be-located heir of a deceased holder of an interest in the Roche Well. The death of the Executor of the decedent's Estate has further complicated the process. Although Cunningham has aggressively pursued this matter, an heir has not been located. Cunningham will continue its efforts to locate an heir.


NATIONAL FUEL GAS COMPANY

          National, a registered holding company under the Holding Company Act was organized under the laws of the state of New Jersey in 1902. National is engaged solely in the business of owning and holding all of the securities issued by its subsidiary companies. Except as otherwise indicated below, National owns all of the outstanding securities of its subsidiaries which include, National Fuel Gas Distribution Corporation ("Distribution Corporation"), National Fuel Gas Supply Corporation ("Supply Corporation"), Seneca Independence Pipeline Company ("SIP"), Seneca Resources Corporation ("Seneca"), Horizon Energy Development, Inc. ("Horizon"), Upstate Energy, Inc., Niagara Independence Marketing Company, Leidy
Hub, Inc., Utility Constructors, Inc., Highland Land & Minerals, Inc., Data-Track Account Services, Inc., and National Fuel Resources, Inc.

          National and its subsidiaries comprise a diversified energy company represented by five major business segments.

          The Utility segment is carried out by Distribution Corporation, which sells natural gas and provides natural gas transportation services to retail customers and end users, respectively, through a local distribution system located in western New York and northwestern Pennsylvania (principal metropolitan areas: Buffalo, Niagara Falls and Jamestown, New York; Erie and Sharon, Pennsylvania.)

          The Pipeline and Storage segment is carried out by Supply Corporation and by SIP. Supply Corporation provides interstate natural gas transportation and storage services for affiliated and nonaffiliated companies through (i) an integrated pipeline system extending from southwestern Pennsylvania to the New York-Canadian border at the Niagara River, and (ii) 29 underground natural gas storage fields owned and operated by

Supply Corporation and four other underground storage fields operated jointly with various major interstate gas pipeline companies. SIP has purchased a one-third general partnership interest in Independence Pipeline Company ("Independence") which, after regulatory approvals and upon securing sufficient customer interest, plans to construct and operate the Independence Pipeline to transport natural gas from Defiance, Ohio to Leidy, Pennsylvania.

          The Exploration and Production segment is carried out by Seneca. Seneca is engaged in exploration for, and the development and purchase of, natural gas and oil reserves in the Gulf Coast of Texas, Louisiana, and Alabama, in California, in Wyoming and in the Appalachian region of the United States.

          The International segment is carried out by Horizon, which was formed to engage in foreign and domestic energy projects through investments as sole or substantial owner in various business entities.

          The Other Nonregulated segment is carried out by various subsidiaries which engage in natural gas and electricity marketing and brokerage, sawmill and dry kiln operations and the marketing of timber.

          Financial information about each of National's business segments can be found in National's Annual Report on Form 10-K, its consolidated financial statements, related notes, and other financial information included and incorporated herein by reference. See "Available Information", "Incorporation of
Certain Documents by Reference."


          SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL

          The following selected financial data for the five years ended September 30, 1998 are derived from the audited consolidated financial statements of National. The financial data for the six month periods ended March 31, 1999 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which National considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending
September 30, 1999. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included and incorporated herein by reference. See "Available Information", "Incorporation of Certain Documents by Reference."

                                          SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL
                                            Six Months Ended
                                                March 31,                              Year Ended September 30,
                                         1999             1998        1998        1997        1996        1995        1994
                                         ____             ____        ____        ____        ____        ____        ____
                                              (Unaudited)
SUMMARY OF OPERATIONS (Thousands)
Operating Revenues                   $  823,826      $  827,462    $1,248,000  $1,265,812  $1,208,017  $  975,496  $1,141,324
______________________________________________________________________________________________________________________________
Operating Expenses:
 Purchased Gas                          312,824         353,141       441,746     528,610     477,357     351,094     497,687
 Fuel Used in Heat and Electric
   Generation                            37,781          18,510        37,592       1,489          --          --          --
 Operation and Maintenance              164,069         164,744       320,014     286,537     309,206     292,505     291,390
 Property Franchise and Other Taxes      52,688          54,891        92,817     100,549      99,456      91,837     103,788
 Depreciation, Depletion and
   Amortization                          63,575          57,918       118,880     111,650      98,231      71,782      74,764
 Impairment of Oil and Gas Producing
   Properties                                --         128,996       128,996          --          --          --          --
 Income Taxes                            52,580          13,210        24,024      68,674      66,321      43,879      47,792
______________________________________________________________________________________________________________________________
                                        683,517         791,410     1,164,069   1,097,509   1,050,571     851,097   1,015,421
______________________________________________________________________________________________________________________________
Operating Income                        140,309          36,052        83,931     168,303     157,446     124,399     125,903
Other Income                              6,317          26,762        35,870       3,196       3,869       5,378       3,656
______________________________________________________________________________________________________________________________
Income Before Interest Charges
  and Minority Interest in Foreign
  Subsidiaries                          146,626          62,814       119,801     171,499     161,315     129,777     129,559
Interest Charges                         44,975          43,713        85,284      56,811      56,644      53,883      47,124
______________________________________________________________________________________________________________________________
Minority Interest in Foreign
  Subsidiaries                           (2,888)         (2,829)       (2,213)         --          --          --          --
______________________________________________________________________________________________________________________________
Income Before Cumulative Effect          98,763          16,272        32,304     114,688     104,671      75,894      82,435
Cumulative Effect of Changes
  in Accounting                              --          (9,116)       (9,116)         --          --          --       3,237
______________________________________________________________________________________________________________________________
Net Income Available for Common Stock$   98,763      $    7,156    $   23,188  $  114,688 $  104,671   $   75,894  $   85,672
==============================================================================================================================

PER COMMON SHARE DATA
  Basic Earnings per Common Share    $     2.56      $     0.19**  $     0.61**$     3.01 $     2.78   $     2.03  $     2.32*
  Diluted Earnings per Common Share  $     2.54      $     0.18**  $     0.60**$     2.98 $     2.77   $     2.03  $     2.31*
  Dividends Declared                 $     0.90      $     0.87    $     1.77  $     1.71 $     1.65   $     1.60  $     1.56
  Dividends Paid                     $     0.90      $     0.87    $     1.76  $     1.70 $     1.64   $     1.59  $     1.55
  Dividend Rate at Period-End        $     1.80      $     1.74    $     1.80  $     1.74 $     1.68   $     1.62  $     1.58

At End of Period
NUMBER OF COMMON SHAREHOLDERS            23,199          22,005        23,743      20,267     21,640       21,429      22,465
==============================================================================================================================
NET PROPERTY, PLANT AND EQUIPMENT
  (Thousands)
    Utility                          $  908,510      $  897,306    $  906,754  $  889,216 $  855,161   $  822,764  $  787,794
    Pipeline and Storage                462,359         451,763       460,952     450,865    452,305      463,647     443,622
    Exploration and Production          677,107         453,683       638,886     443,164    375,958      339,950     295,418
    International                       181,266         176,555       202,590         942      1,274           70          --
    Other Nonregulated                   39,297          32,752        38,946      35,168     24,893       22,620      18,579
    Corporate                                 8              10             9          11         15          131         137
______________________________________________________________________________________________________________________________

Total Net Plant                      $2,268,547      $2,012,069    $2,248,137  $1,819,366 $1,709,606   $1,649,182  $1,545,550
==============================================================================================================================
Total Assets (Thousands)             $2,848,363      $2,606,539    $2,684,459  $2,267,331 $2,149,772   $2,036,823  $1,980,806
==============================================================================================================================
CAPITALIZATION:  (Thousands)
  Common Stock Equity                $  943,334      $  892,391    $  890,085  $  913,704 $  855,998   $  800,588  $  780,288
  Long-Term Debt,
    Net of Current Portion              724,920         543,410       692,669     581,640    574,000      474,000     462,500

Total Capitalization                 $1,668,254      $1,435,801    $1,582,754  $1,495,344 $1,429,998   $1,274,588  $1,242,788
==============================================================================================================================

*1994 includes Cumulative Effect of Changes in Accounting of $0.09 (basic and diluted), which resulted from the adoption of SFAS
109, "Accounting for Income Taxes" and SFAS 112, "Employers' Accounting for Postemployment Benefits."
**1998 includes oil and gas asset impairment of ($2.06) basic, ($2.04) diluted and cumulative effect of a change in depletion methods of ($0.24) basic and diluted.



     Regulation
     __________

          National is subject to regulation by the Commission under the broad regulatory provisions of the Holding Company Act, including provisions relating to the issuance of securities, sales and acquisitions of securities and utility assets, intra-company transactions and limitations on diversification. The Utility segment's rates, services and other matters are regulated by the Public Service Commission of the State of New York with respect to services provided in New York, and by the Pennsylvania Public Utility Commission with respect to services provided within Pennsylvania. The Pipeline and Storage segment's rates, services and other matters are regulated by the Federal Energy Regulatory Commission ("FERC"). SIP is not regulated by the FERC, but its sole business will be the ownership of an interest in Independence, whose rates, services and other matters will be regulated by the FERC. In the International segment, rates charged for the sale of thermal energy and electric energy at the retail level are subject to regulation and audit in the Czech Republic by the Czech Ministry of Finance. The regulation of electric energy rates at the retail level indirectly impacts the rates charged by the International segment for its electric energy sales at the wholesale level. In addition, National is subject to the same federal, state and local regulations on various subjects as other companies doing similar business in the same locations. National's current operations other than the Utility segment, the Pipeline and Storage segment and the International operations are not regulated as to prices or rates for services.


                BACKGROUND OF THE REORGANIZATION

THE ACTION

          Supply Corporation and Cunningham entered into the Agreement in settlement of the Action, entitled "National Fuel Gas Supply Corporation v. Cunningham Natural Gas Corporation," in which Supply Corporation and Cunningham are litigants. The Action is currently pending in the Supreme Court of the State of New York, County of Erie (the "Court"). In the Action, Supply Corporation seeks to recover damages in connection with a certain gas well operated by Cunningham.

          The Action was commenced on January 6, 1995, by Supply Corporation to recover damages from Cunningham for Cunningham's alleged conversion of natural gas from Supply Corporation's underground natural gas storage facility (known as the "Beech Hill Facility") located in Allegany County, New York. Supply Corporation alleged that in 1980, following the creation of the Beech Hill Facility by Supply Corporation's predecessor, production increased at two Cunningham wells, one in Willing Township, Allegany County, New York (the "Maxwell Well") and the second in Genesee Township, Potter County, Pennsylvania (the

"Roach Well", together the "Cunningham Wells"), and that the source of the increased production was natural gas which had migrated from the Beech Hill Facility. Supply Corporation alleged that Cunningham had been illegally converting and selling such gas from the Cunningham Wells and sought to enjoin Cunningham from continuing to convert this gas and to recover damages in excess of $5,000,000 together with interest thereon and the costs and disbursements related to the Action, among other things.

          A motion for preliminary injunction was filed by Supply Corporation in November 1995 and denied by the Court on April 29, 1996. The Court supervised extensive discovery and discussions between the parties from April 29, 1996 to the present to facilitate a settlement without further court proceedings. A settlement agreement was reached pursuant to which Supply Corporation is to acquire substantially all of the assets of Cunningham, including its lease and right to operate the Cunningham Wells. The settlement agreement was incorporated into the Agreement, which was executed by both parties on October 8, 1997 following considerable negotiations, supervised by the Court. Satisfaction of all conditions of the Agreement will continue to be monitored by the Court until the Closing.
Pursuant to the Agreement, Supply Corporation will purchase substantially all of the assets of Cunningham in exchange for Shares of National Common Stock. Pursuant to a Plan of Liquidation, Cunningham will be liquidated following the distribution of the National Common Stock to the Shareholders in exchange for all outstanding shares of Cunningham Stock held by a Shareholder and following the sale of Cunningham's remaining assets. See "The Reorganization."

CORPORATE ACTIONS

          The Cunningham Board held monthly meetings from January, 1996 to February, 1997 with additional meetings in April, May, June, September and December, 1997 and February, May and September, 1998. In addition to regular corporate governance, the Cunningham Board was routinely advised of the status of the Action at its meetings by Mr. Glesk, the President of Cunningham, and from time-to-time by its litigation counsel.

          Following the Court's denial of Supply Corporation's motion for a preliminary injunction on April 29, 1996, the Cunningham Board recommended that its attorneys actively explore a settlement of the Action. The Cunningham Board determined that the cost of continuing the Action was becoming seriously detrimental to Cunningham's revenues and the discovery process was significantly disruptive to Cunningham's ongoing business. Although Cunningham's litigation counsel advised the Cunningham Board in May 1996 that counsel believed that Cunningham's defenses to the claim presented in the Action were meritorious, counsel recommended seeking an acceptable settlement because the attendant risks and uncertainties with respect to the outcome of the Action were sufficiently serious to the continued operations of Cunningham.

          After considerable negotiations between Supply Corporation and Cunningham, a settlement agreement was reached between the parties and incorporated into the Agreement. On September 19, 1997, the Cunningham Board approved the Agreement and all of the transactions contemplated thereunder, including the Exchange and the Liquidation, and then moved to have the matter submitted to a vote of the Shareholders. On or about October 1, 1997 the Cunningham Board provided the Shareholders with a notice of a special meeting of Shareholders to be held on October 29, 1997.

          On October 29, 1997, a special meeting of Shareholders was held for the purpose of authorizing the Cunningham Board to enter into the Agreement to sell substantially all of the assets of Cunningham to Supply Corporation, in accordance with Section 909 of the New York Business Corporation Law (the "BCL").
Section 909 requires such authorization by the Shareholders because the sale of substantially all of Cunningham's assets pursuant to the terms of the Agreement is not being made in the usual or regular course of business actually conducted. The Shareholders affirmatively authorized the Cunningham Board to enter into the Agreement at the October 29, 1997 meeting by a vote of the holders of more than two-thirds of all outstanding shares of the Cunningham Stock entitled to vote thereon either present in person or by proxy. However, this vote will not allow the Reorganization to be effected as the Shareholder vote must be solicited according to the terms and conditions described in this Proxy Statement/Prospectus pursuant to the Exchange Act and the National Common Stock must be registered pursuant to the Securities Act.

          The Cunningham Board did not obtain an independent business valuation, asset appraisal or other independent expert opinion as to whether the anticipated Purchase Price is a fair price. The determination of the Cunningham Board in this regard was based on the unique circumstances of the Reorganization. The Reorganization is proposed as a means to settle a lawsuit with Supply Corporation in which Supply Corporation seeks substantial damages from Cunningham. In light of the pendency of the Action, it is the opinion of the Cunningham Board that it is extremely unlikely that any other buyer would be found. In addition, if Cunningham did not prevail in the Action, the entire value of the Company potentially would be consumed to pay damages. It is the opinion of the Board that given these unique circumstances, an independent valuation would be irrelevant since it necessarily would contain speculation concerning the outcome of litigation which no independent appraiser is qualified to give. The Cunningham Board determined that the advice of its Special Counsel and its own expertise were sufficient to evaluate the fairness of the Purchase Price.

          The Cunningham Board determined to sell, in a taxable transaction prior to the completion of the Reorganization, its interests in oil wells and related assets. Cunningham closed the sale of its oil wells and related assets in two (2) separate actions in December, 1998 and January, 1999. The aggregate sale price was $316,250. The net proceeds from the sale will be added to the total cash or cash equivalents, both Subject Assets, as defined herein, to be transferred to Supply Corporation in the exchange and will correspondingly increase the number of shares provided in the exchange for these Subject Assets. See "The Reorganization--Subject Assets."



                 REASONS FOR THE REORGANIZATION;
             RECOMMENDATION OF THE CUNNINGHAM BOARD

          The Cunningham Board recommends that the Shareholders approve the Agreement and all transactions contemplated thereunder including the Exchange and the Liquidation and believes that the Reorganization is in the best interests of the Shareholders because, among other things, it will (i) settle the Action, which settlement will forestall any outcome requiring Cunningham to pay significant damages to Supply Corporation, the payment of which would have a materially adverse impact on Cunningham's ability to continue its operations; (ii) provide the Shareholders with the ability to derive an economic benefit from their investment by receiving Shares of National Common Stock that are registered, as well as listed and publicly traded on the New York Stock Exchange, which Shares have historically received quarterly dividends whereas, there is no market for the Cunningham Stock and dividends have not been paid since 1931; and
(iii) provide the Shareholders with this economic benefit through a transaction that is expected to qualify as a tax-free reorganization to the Shareholders. See "Certain Federal Income Tax Consequences."

          Shares of National Common Stock received by Cunningham Shareholders will be freely transferable, except that Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Cunningham prior to the Exchange may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, pursuant to an effective registration statement covering such resales or as otherwise permitted under the Securities Act. National intends to use its best efforts to cause Shares held by such "affiliates" to be registered under the Securities Act.

          Further, the Cunningham Board believes that if the Action is not settled, the continuation of the litigation would be likely to result in bankruptcy of Cunningham and the distribution of the remaining assets, if any, to the Shareholders in a taxable transaction.

          For a discussion of the steps taken by the Cunningham
Board in reaching its decision and the background and reasons for the Exchange and the Liquidation, see "Background of the Reorganization."

          The Cunningham Board unanimously recommends that the Shareholders vote "FOR" the approval of the Agreement and all of the transactions contemplated therein, including the Exchange, and "FOR" the Liquidation.


                       THE REORGANIZATION

THE AGREEMENT

          The following summary of the Agreement is qualified in its entirety by reference thereto. The Agreement is incorporated by reference herein and is attached as Appendix B to this Proxy Statement/Prospectus. Any terms used, but not defined herein, are used as defined in the Agreement.

     General
     _______

          Pursuant to the Agreement, Supply Corporation intends to acquire substantially all of the assets of Cunningham utilized in the Business for registered shares of National Common Stock in a manner intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code. The Shares to be exchanged for the Subject Assets, as defined below, will be registered with the Commission and are listed on the New York Stock Exchange. The Shares will be exchanged without preference as to dividends or distribution over, and have equal voting rights with, all currently outstanding shares of National Common Stock.

     The Subject Assets
     __________________

          In settlement of the Action, Supply Corporation plans to exchange its Shares for the following items, with the exception of the excluded assets identified below, which collectively hereinafter will be referred to as the "Subject Assets": (i) all cash and cash equivalents of Cunningham, except as provided below, (ii) all securities owned by Cunningham including securities held in certain brokerage accounts,
(iii) the unpaid balance of all receivables due from North Penn Gas Company (the "North Penn Receivable") as of the Valuation Date, (iv) approximately 640 acres of timber property owned by Cunningham and all timber rights to all such real property,
(v) the Cunningham Wells and all pipelines, equipment, vehicles and other property used in the production of natural gas,
(vi) all royalty interests in certain other natural gas wells located in Cattaraugus County, New York, and (vii) all working interests in Cunningham's natural gas wells.

          The Subject Assets will not include (a) certain oil wells, property and equipment related to the sale and production of oil, (b) an amount of cash and cash equivalents (not to exceed $300,000) retained by Cunningham for the purpose of paying certain obligations predating the Agreement, and (c) two pickup trucks and one brine truck. If the oil wells, property and equipment related to the sale and production of oil are sold prior to the Closing, any cash and cash equivalents received will be included in the Subject Assets.

          The number of Shares to be issued by National and exchanged by Supply Corporation as consideration for the Subject Assets was determined by arms-length negotiations between the parties, and will have a value, as of the last business day immediately preceding the Closing Date, (the "Valuation Date") equal to the sum of: (i) the cash and cash equivalents transferred to Supply Corporation by Cunningham, as set forth above, (ii) the value as of the Valuation Date of any securities owned by Cunningham including securities held in certain brokerage accounts, (iii) the unpaid balance of the North Penn Receivable as of the Valuation Date; (iv) $465,019, the fair market value of certain real property consisting of approximately 640 acres of timber property owned by Cunningham the value of which was determined by appraisals conducted by independent appraisers; and (v) $950,000.

          It is currently expected that, in addition to the amount of cash to be retained by Cunningham as set forth in the Agreement, as noted above, an additional amount of cash will be deducted from the cash to be delivered by Cunningham to cover the costs related to the settlement of the Action and this solicitation, which costs will include legal, accounting, management, printing and mailing expenses.

          Except as otherwise specifically agreed, Supply
Corporation is not assuming any existing liabilities of Cunningham, whether accrued, absolute, contingent or otherwise.

Conditions Precedent to the Closing of the Transaction

          The Exchange and all other transactions contemplated by the Agreement will be consummated at the Closing, which shall occur, absent agreement of the parties to a different date, on the 10th business day after the satisfaction of the latest to occur of the following conditions to Closing, provided that all other conditions to Closing have been satisfied: (i) the Shares have been registered under the Securities Act pursuant to an effective registration statement and National will be lawfully permitted to issue, and Supply Corporation will be lawfully permitted to deliver, the Shares to Cunningham; (ii) any required filings and orders under the Holding Company Act, or any other applicable regulatory act has been completed and received;
(iii) Cunningham has acquired all working interests in its natural gas wells which are owned by third parties to this transaction, including but not limited to the Smole interest, and has provided Supply Corporation with evidence of this acquisition; and (iv) Cunningham has received a favorable Ruling from the IRS.

REPRESENTATIONS AND WARRANTIES

          The Agreement contains various other conditions which must be satisfied prior to Closing. Such conditions include the accuracy of certain standard representations and warranties of Cunningham and National, relating to, among other things, the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the Agreement and all of the Other Agreements contemplated pursuant to the terms of the Agreement; (iv) the absence of requirements under any regulatory authority; (v) the absence of any violation of any provision of law applicable to either party; (vi) the absence of any breach or conflicts with their respective certificates of incorporation and by-laws or any mortgage, deed of trust, license, indenture or other agreement or any other instrument, or any order, judgment, decree, statute, regulation or any other restriction to which either is a party or any of their assets may be bound; and
(vii) the absence of any finders' fee owed to any intermediary operating on behalf of either party in connection with the origin, negotiation, execution or consummation of the Reorganization.

          Cunningham made additional representations and warranties as to: (i) its stock; (ii) financial statements;
(iii) the absence of certain material changes or events since the date of its balance sheet; (iv) pending liabilities or obligations; (v) the compliance with all outstanding insurance policies; (vi) tax matters; (vii) environmental matters;
(viii) labor and employee benefit matters; (ix) title to and condition of all of its real property and the Subject Assets;
(x) patents, trademarks and trade secrets; (xi) pending or threatened investigations or litigation; and (xii) the accuracy of the information supplied pursuant to the Agreement.

          Cunningham has agreed to indemnify Supply Corporation for any material breach of these representations and warranties. Pursuant to the terms of the Post-Closing Escrow Agreement, as defined below, Supply Corporation has certain rights to the Shares held in an escrow account for a period of twelve months from the Closing as security for this indemnification. See "Other Agreements."

CLOSING/TERMINATION

          Subject to the provisions of the Agreement, as set forth above, the consummation of the transactions contemplated by the Agreement will take place at the Closing, as indicated above. Either party may terminate the Agreement if the Closing has not occurred by June 30, 1999. While it is anticipated that the parties will extend this deadline, there is no assurance that Cunningham and Supply Corporation will both agree to such an extension.

          Among other things, at the Closing Cunningham will deliver to Supply Corporation: (i) exclusive possession of the Subject Assets (with evidence that upon transfer, the Subject Assets are free of any liens, claims, encumbrances, security interests and/or transfer fees and expenses), (ii) an opinion of Hurwitz & Fine, special counsel to Cunningham as to, among other things, the due organization and good standing of Cunningham, appropriate corporate authority to enter into the Agreement and the Other Agreements, as defined below, approval of the Agreement by the Shareholders, the absence of any other proceedings or claims against Cunningham or with respect to its assets or the absence of additional governmental requirements, (iii) an executed Officer's certificate as to the receipt by Cunningham of all permits, licenses and other governmental and official authorizations necessary for National to conduct the Business and to consummate the transactions contemplated by the Agreement,
(iv) written instructions directing the release of all funds in the Pre-Closing Escrow Agreement, as defined below, to Supply Corporation and (v) a duly executed stipulation discontinuing the Action on the merits and with prejudice.

          Among other things, at the Closing, Supply Corporation will deliver to Cunningham, (w) the certificates representing the Shares, (x) an opinion of counsel as to the legality of the National Common Stock, (y) an executed certificate confirming that conditions to the Closing for which Buyer is responsible have been satisfied and (z) a duly executed stipulation discontinuing the Action on the merits and with prejudice.

OTHER AGREEMENTS

          The obligations of Supply Corporation and Cunningham to deliver certain items and the effecting of certain conditions to Closing, as set forth above, include the satisfaction of the release of funds under a Pre-Closing Escrow Agreement (the "Pre-Closing Escrow Agreement") and the maintenance of a post-closing escrow account pursuant to the terms of the Post-Closing Escrow Agreement (the "Post-Closing Escrow Agreement" and together with the Pre-Closing Escrow Agreement, the "Other Agreements").

          On October 8, 1997, Supply Corporation, Cunningham and Marine Midland Bank entered into the Pre-Closing Escrow Agreement pursuant to the terms of the Agreement. Cunningham is required thereunder to deliver a sum equal to 50% of its net operating revenue from natural gas operations during each month on and after May 1, 1997 to Marine Midland Bank (the "Escrow Agent") until Closing. The escrowed funds will be delivered to Supply Corporation immediately upon the Escrow Agent receiving written notice jointly executed by Cunningham and Supply Corporation confirming the Closing.

          Pursuant to the Agreement, Cunningham and Supply Corporation will enter into a Post-Closing Escrow Agreement at the Closing pursuant to which a post-closing escrow account will be established as security to Supply Corporation for Cunningham's indemnification obligations under the Agreement. A portion of the National Common Stock delivered to Cunningham at Closing having a fair market value equal to $500,000 as of the Closing will be deposited in a post-closing escrow account prior to distribution to the Shareholders. The number of Shares of National Common Stock that each Shareholder will receive at Liquidation will be reduced by the Shareholder's pro rata interest in the Escrow Shares. The Escrow Shares will remain in escrow until twelve months have elapsed from the Exchange, if no claim has been made by Supply Corporation under the Post-Closing Escrow Agreement. In the event a claim is made by Supply Corporation, the Escrow Shares will remain in escrow until the Escrow Agent receives written notice from Supply Corporation and Cunningham that such claim has been resolved. In no event, however, shall the Escrow Shares be held in escrow longer than four years and eleven months from the date of the Exchange. Any claim made by Supply Corporation under the Post-Closing Escrow Agreement shall be resolved by arbitration if demanded by either Cunningham or Supply Corporation. Any Shares remaining in the post-closing escrow account upon expiration of its term, a minimum period of twelve months and a maximum of four years and eleven months, will be returned to Cunningham and will be distributed to the Shareholders on a pro-rata basis, except that Escrow Shares attributable to Unlocated Shareholders will be distributed in accordance with the Order of the Court. See "Exchange Procedures."


             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following discussion summarizes the material federal income tax consequences of the transaction to Supply Corporation, National, Cunningham and the Shareholders and assumes, in the case of the Shareholders, that each of them is a citizen or resident of the United States who holds his or her shares of Cunningham Stock as a capital asset.

          THE FOLLOWING DISCUSSION IS INCLUDED AS
          GENERAL INFORMATION ONLY.  NECESSARILY IT IS
          NOT SPECIFIC TO THE SITUATION OF ANY
          PARTICULAR PARTY AND DOES NOT ADDRESS THE
          STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF
          THE REORGANIZATION.  THE DISCUSSION IS BASED
          UPON CURRENT EXISTING PROVISIONS OF THE
          INTERNAL REVENUE CODE OF 1986, AS AMENDED
          ("CODE"), EXISTING AND PROPOSED TREASURY
          REGULATIONS THEREUNDER AND CURRENT
          ADMINISTRATIVE RULINGS AND COURT DECISIONS.
          ALL OF THE FOREGOING ARE SUBJECT TO CHANGE
          AND ANY SUCH CHANGES COULD AFFECT THE

          CONTINUING VALIDITY OF THIS DISCUSSION.  EACH
          PARTY SHOULD CONSULT SUCH PARTY'S OWN TAX
          ADVISORS WITH RESPECT TO THE SPECIFIC TAX
          CONSEQUENCES OF THE REORGANIZATION TO SUCH
          PARTY, INCLUDING THE APPLICATION AND AFFECTS
          OF STATE, LOCAL AND FOREIGN TAX LAWS.

          Pursuant to the Agreement the Closing is conditioned upon Cunningham's receipt of a favorable private letter ruling ("Ruling") from the IRS to the effect that the Reorganization qualifies for non-recognition of gain or loss by Cunningham and the Shareholders as a type C reorganization pursuant to
Section 368 of the Code. Cunningham requested and received a Ruling from the IRS as to the federal income tax consequences of the Reorganization. Neither Cunningham, Supply Corporation nor National has requested an opinion from its respective counsel as to the tax effects of the Reorganization and no such opinion will be obtained.

          In the Ruling, the IRS made the following rulings:

(1) The acquisition by Supply Corporation of substantially all of the assets of Cunningham in exchange solely for National voting common stock, as described above, will qualify as a tax-free reorganization under Code
          Section 368(a)(1)(C).

(2) National, Supply Corporation and Cunningham will each be "a party to a reorganization" within the meaning of Code Section 368(b).

(3) No gain or loss will be recognized by the shareholders of Cunningham upon the receipt of National common stock in exchange for their Cunningham stock.

(4) The basis of the shares of National voting common stock received by the Cunningham shareholders in exchange for their Cunningham voting stock will be the same as the basis of the Cunningham voting stock surrendered in exchange therefor.

(5) No gain or loss will be recognized by Cunningham by reason of its transfer of substantially all of its assets to Supply Corporation in exchange for National voting common stock.

(6) No gain or loss will be recognized by National or Supply Corporation upon Supply Corporation's receipt of substantially all of the assets of Cunningham in exchange for shares of National voting common stock.

(7) The basis of the assets of Cunningham in the hands of Supply Corporation will be, in each instance, the same as the basis of those assets in the hands of Cunningham immediately prior to the proposed transaction.

(8) The holding period of Cunningham's assets in the hands of Supply Corporation will include the period during which the assets were held by Cunningham.

(9) The holding period of the National voting stock received by the Cunningham shareholders will include the holding period during which the Cunningham common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of the Cunningham shareholders on the date of the exchange.

(10) The issuance of National stock by Supply Corporation in exchange for substantially all of the assets of Cunningham will not result in gain or loss recognition to National or Supply Corporation.

          In the Ruling, the IRS expressed no opinion as to the federal income tax treatment to the located Shareholders of Cunningham of the distribution of any additional shares of National stock attributable to Unlocated Shareholders and stated that a determination of the appropriate tax treatment to these Cunningham Shareholders will be made by the appropriate District Directors' office upon audit of the federal income tax returns in which the proposed transaction is reported. A located Cunningham Shareholder who receives Shares that were to be distributed to Unlocated Shareholders may be required to include the fair market value of such Shares (or a lesser amount) in his or her gross income (as either capital gain or ordinary income) for federal income tax purposes. National expresses no opinion as to the correct federal income tax treatment of a Shareholder's receipt of unclaimed Shares that were to be distributed to Unlocated Shareholders.

          The foregoing description of the federal income tax
consequences of the Reorganization is based on the Ruling.   The
request for such Ruling, which was filed by Cunningham, includes a number of factual representations made by Cunningham for itself and/or its Shareholders, including, without limitation, a representation as to the lack of a plan or intention by Shareholders who own 1% or more of the Cunningham Stock to dispose of a number of Shares that would reduce the Shareholders' ownership of Shares to a number of shares having a value, as of the date of the Reorganization of less than 50% of the value of all of the formerly outstanding Cunningham Stock as of the same date and a representation that the Subject Assets being acquired by Supply Corporation, constitute at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Cunningham immediately prior to the transaction. If either of these or any other representation set forth in the request for the Ruling were determined to be incorrect, the parties may not be able to rely upon the Ruling and, in that event, National can give no assurance that the foregoing description of the material federal income tax consequences of the transaction is correct or that the Reorganization qualifies as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. If the Reorganization does not qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, among the federal income tax consequences that would result, Cunningham would recognize gain or loss on any assets it transfers to Supply Corporation in exchange for the Shares (measured by the difference between Cunningham's federal income tax basis for each asset and the value of the Shares received therefor) and a Shareholder would recognize gain or loss upon the Liquidation of Cunningham (measured by the difference between such Shareholder's federal income tax basis in his or her shares of Cunningham Stock and the sum of the amount of any money and the fair market value of any property including the Shares received in the Liquidation).


                       EXCHANGE PROCEDURES

          If both the Agreement and all transactions contemplated thereunder including the Exchange and the Liquidation are approved by the Shareholders and if all the conditions precedent to the Closing have been fulfilled upon Closing, Cunningham will receive an amount currently estimated to be 62,434 Shares of National Common Stock from Supply Corporation. Supply Corporation will be issued the Shares by National in return for the payment to National of an amount equal to the market value of the Shares on the issue date. Supply Corporation then will deliver the Shares to Cunningham in exchange for the Subject Assets. Thereafter, the Shareholders will receive the Shares in exchange for their Cunningham Stock, as described below.

          After the Closing, the Shareholders will receive instructions concerning their certificates representing the Cunningham Stock. ACCORDINGLY, SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. DO NOT MAIL YOUR CERTIFICATES REPRESENTING CUNNINGHAM STOCK TO CUNNINGHAM OR NATIONAL. YOU WILL BE ADVISED BY CUNNINGHAM AS TO WHERE AND HOW TO DELIVER YOUR CERTIFICATES EVIDENCING THE CUNNINGHAM STOCK IN EXCHANGE FOR NATIONAL COMMON STOCK.

          Pursuant to the proposed terms of the Post-Closing Escrow Agreement, following the Closing, Cunningham will transfer a number of Shares of National Common Stock having a fair market value equal to $500,000 as of the Closing to an Escrow Agent for the purpose of securing its obligation to indemnify Supply Corporation for any material breach of the representations and warranties made under the Agreement by Cunningham. See "The Agreement--Representations and Warranties."

          Following the Closing and subject to the transfer of the Escrow Shares to an Escrow Agent, assuming that the Reorganization is approved: (A) each holder of Cunningham Preferred Stock will receive in exchange for each share of Cunningham Preferred Stock held by such holder, that number of Shares of National Common Stock with a value equal to the sum of
(i) a liquidation dividend to be paid to such holder in the amount of six cents ($.06) per share/per year for the period from 1933 to the present, (ii) $1.00 per share and (iii) the pro rata amount of National Common Stock remaining after the payment of $1.00 per share to the holders of the Cunningham Common Stock, as described below, such remainder to be divided equally among the Shareholders on a per share basis; and (B) each holder of Cunningham Common Stock will receive in exchange for each share of Cunningham Common Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of
(y) $1.00 per share and (z) the pro rata amount of National Common Stock remaining after the payment of the liquidation dividend to the holders of Cunningham Preferred Stock, as described above, and the additional payment to the holders of the Cunningham Preferred Stock of that number of shares of National Common Stock with a value equal to $1.00 per share, such remainder to be divided equally among the Shareholders on a per share basis. The total amount of dividends to be paid to the holders of the Cunningham Preferred Stock is currently estimated to be $944,812. These dividends will be paid in shares of National Common Stock as noted above. The number of Shares of National Common Stock that each Shareholder will receive at Liquidation will be reduced by the Shareholder's pro rata interest in the Escrow Shares.

     Any Escrow Shares remaining in the escrow account after a minimum of twelve (12) months or a maximum of four years and eleven months after the Closing, will be distributed to the Shareholders on a pro rata basis. There can be no assurances that a claim will not be made or an award will not be granted against the Escrow Shares or, if an award is granted, the dollar amount of any such award. Accordingly, at this time it is not possible to estimate the number of Escrow Shares, if any, that may be remaining and available for distribution to the Shareholders at the conclusion of this period. See "Exchange Procedures."

     If all of the Shareholders are not located at the time of the Closing, the Shares (including Escrow Shares) that are attributable to Unlocated Shareholders will be delivered to the Escrow Agent. Cunningham has agreed to seek, within twenty (20) days after the Closing, an order from the Court directing Cunningham to give notice to the New York State Attorney General to show cause why an order should not be entered allocating the interest in the Shares of the Unlocated Shareholders to those Shareholders who have been located. Such Shares will be allocated pursuant to a final, non-appealable order ("Order") of the Court and distributed as provided in such Order and consistent with the terms of the Post-Closing Escrow Agreement.

     The Shares of Unlocated Shareholders may be subject to claims by the State of New York under Article V of the New York Abandoned Property Law and certain sections of the New York Business Corporation Law. It is possible that the abandoned property laws of other states might apply where the last known addresses of Unlocated Shareholders are in such states. However, the large majority of last known addresses are in New York. Accordingly, there can be no assurance that any Shares attributable to Unlocated Shareholders will be distributed pursuant to the Order to Shareholders who have been located. Because the Shares of Unlocated Shareholders may be subject to claims as noted above, Shareholders should consider and vote on the Reorganization with the expectation that they will not be entitled to receive any Shares of the Unlocated Shareholders.


                COMPARISON OF SHAREHOLDER RIGHTS

          Cunningham is incorporated under the laws of New York. National is incorporated under the laws of New Jersey. Accordingly, the rights of a holder of Cunningham Stock will differ in some respects from those of a holder of National Common Stock. If the Reorganization is completed, the Shareholders will become holders of National Common Stock, and as such their rights will be governed by New Jersey law and National's Restated Certificate of Incorporation ("Restated Certificate of Incorporation"), and By-laws, as amended ("By-Laws"), rather than New York law and Cunningham's Certificate of Incorporation, as amended, ("Certificate of Incorporation"), and By-laws. The following summary describes certain material differences affecting shareholders' rights between (i) New Jersey law, National's Restated Certificate of Incorporation and By-laws and
(ii) New York law, Cunningham's Certificate of Incorporation and By-laws. These summaries do not purport to be complete and are qualified in their entirety by reference to the National Restated Certificate of Incorporation, National By-laws, Cunningham Certificate of Incorporation and Cunningham By-laws.

     Vote Required to Authorize Certain Organic Changes
     __________________________________________________

          In general, under New Jersey law, in the case of a corporation organized prior to 1969, such as National, a disposition of all or substantially all of the assets other than in the regular course of business, a charter amendment or a merger or consolidation must be authorized by the affirmative vote of two-thirds of the votes cast, and by such vote of each class entitled to vote as a class, with respect to any such matter, except, however, that such a corporation may amend its charter by the affirmative vote of two-thirds of the votes cast to provide that the vote of a majority of the votes cast will suffice. National's Restated Certificate of Incorporation provides that the above listed changes must be authorized by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, and, in addition, if any class or series of shares is entitled to vote thereon as a class, a majority of the votes cast in such class vote.

          In general, for corporations in existence before February 1998, the New York law provides that a sale, lease, exchange or other disposition of all or substantially all of the assets or a plan of merger or consolidation must be authorized by the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon. However, such corporations may amend their certificate of incorporation for approval by a majority of the votes of all outstanding shares entitled to vote thereon. Cunningham has not amended its certificate of incorporation and therefore an affirmative vote of two-thirds of all outstanding shares entitled to vote thereon is required for such transactions.

     Class Voting on Merger or Consolidation
     _______________________________________

          Under New Jersey law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision which, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment, unless such provision is one which could be adopted by the Board without shareholder approval as set forth under New Jersey law.

          The New York BCL is virtually identical to the requirements of New Jersey law set forth above except, under New York law class voting is only permitted when both (i) the shares of the class or series entitled to vote will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of the surviving corporation or another corporation and (ii) the certificate of incorporation of such other corporation immediately after effectiveness of the merger or consolidation contains a provision which is not in the certificate of the corporation and which, if contained in an amendment to the certificate, would entitle the holders of such shares to vote as a separate class or series.

     Source of Dividends
     ___________________

          Under New Jersey law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the corporation's total assets would be less than its total liabilities.

          Under New York law, dividends may be paid out of surplus only, except that a corporation engaged in the exploitation of natural resources may pay dividends in excess of surplus to the extent that the cost of the wasting or specific assets has been recovered by depletion reserves, amortization or sale. In any case, dividends may only be declared and paid under New York law if net assets remaining after the payment would be sufficient to cover the liquidation preference of shares having a preference in liquidation.

     Power to Adopt, Amend or Repeal By-laws
     _______________________________________

          Under New Jersey law, the power to adopt, amend and repeal by-laws of a corporation is vested in the Board of Directors unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the Board of Directors may be amended and repealed and new by-laws adopted by the shareholders and the shareholders may prescribe in such by-laws that the Board may not amend or repeal by-laws approved by shareholders. The By-laws of National may be amended by the Board of Directors or by the shareholders.

          Under New York law, the power to adopt, amend or repeal by-laws of a corporation is vested in the corporation's shareholders, although the corporation's certificate of incorporation may also vest such power in the corporation's board of directors. Cunningham's Certificate of Incorporation provides that its By-Laws may be adopted, amended or repealed by its Shareholders and by the Cunningham Board.

     Action by Shareholders by Written Consent in Lieu of a
     Meeting
     ______________________________________________________

          Under New Jersey law, except as otherwise provided in a certificate of incorporation, any action (other than the annual election of directors) required or permitted to be taken at a meeting of the corporation's shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. When a corporation receives the requisite number of written consents to effect a merger, consolidation or sale of substantially all of the assets of the corporation, notice must be provided to all non-consenting shareholders at least 20 days before the effective date of such action. Notification to all non-consenting shareholders must be provided within 10 days for any other type of action requiring a shareholder vote. The Restated Certificate of Incorporation of National does not alter this statutory provision.

          Under New York law, except as otherwise provided in a company's certificate of incorporation, any action required or permitted to be taken at the meeting of a corporation's shareholders may be taken without a meeting if written consents, setting forth the action so taken, are signed by the holders of all outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The notice provision under New York law differs from New Jersey law in that under the New York BCL, prompt notice, rather than a given number of days, of the taking of corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing. The Restated Certificate of Incorporation of Cunningham does not alter this statutory provision.

     Removal of Directors
     ____________________

          Under New Jersey law, one or more or all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon. Unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified may not remove a director without cause. National's Restated Certificate of Incorporation provides for a classified board of directors and does not grant shareholders the authority to remove a director without cause.

          The provisions of the New York BCL allow for the removal of a director for cause by vote of the shareholders. The certificate of incorporation or a by-law provision adopted by the shareholders may also provide for removal by action of the board. New York law also provides that the certificate of incorporation or the by-laws may provide for removal of directors without cause by vote of the shareholders. The By-laws of Cunningham provide for removal with or without cause by the affirmative vote of the majority of the votes cast by holders of shares entitled to vote thereon.

     Special Meetings of Shareholders
     ________________________________

          Under New Jersey law, special meetings of the shareholders may be called by the president, or the board, or by such other officers, directors or shareholders as may be provided in the by-laws. Notwithstanding such provision, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of shareholders to be held. The court may order such special meeting upon a showing of good cause. The By-Laws of National provide that, except as otherwise provided by statute, all special meetings shall be called upon written request of three or more directors or of stockholders owning one-fourth of the capital stock issued and outstanding.

          Under New York law, special meetings of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by a company's certificate of incorporation or by-laws. The By-laws of Cunningham provide that special meetings may be called by the Cunningham Board or by the

President or Secretary or an Assistant Secretary at the request of three or more members of the Cunningham Board or at the request of the holders of at least 40% of the outstanding shares entitled to vote.

     De Facto Merger
     _______________

          Under New Jersey law, shareholders have the same voting and dissent and appraisal rights as if they were shareholders of a surviving corporation in a merger, if (1) voting shares outstanding plus those issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction, or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction.

          New York law does not contain a comparable provision.

     Guaranty
     ________

          Under New Jersey law, a corporation may give a guaranty not in furtherance of its direct or indirect business interests only when authorized at a meeting of shareholders by the affirmative vote of all of the votes cast by the holders of each class and series of shares entitled to vote thereon. If authorized by such a vote, the guaranty may be secured by the corporation's property.

          The provisions of the New York law permit a New York corporation to guarantee obligations of a third party in the same manner as New Jersey law, except that a guarantee may be given under New York law only when authorized at a meeting of shareholders by two-thirds of the votes of all outstanding shares entitled to vote thereon.

     Shareholders' Derivative Actions
     ________________________________

          New Jersey law contains certain provisions which have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the court to award reasonable expenses and attorney's fees to the successful defendants in a derivative action upon a finding that the action was brought without reasonable cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorney's fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if plaintiff is a holder of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor), unless the shares or voting trust certificates so held have a market value in excess of $25,000.

          The New York BCL contains comparable provisions, except that the shares, voting trust certificate and any beneficial interest in the outstanding shares must be in excess of $50,000.

     Inspection of Books and Records
     _______________________________

          Under New Jersey law, a shareholder of record for at least 6 months immediately preceding his demand or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series has the right to examine for any proper purpose the books and records of the corporation.

          Under New York law, any shareholder of record, irrespective of the time period that such shares have been held by such shareholder, has the right to examine, for any purpose reasonably related to such person's interest as a shareholder, the stock ledger, list of shareholders and other books and records, including any minute books and to make copies or extracts therefrom. Any shareholder may examine these records in person or by agent or attorney.

     Anti-takeover Statutes
     ______________________

          New Jersey has adopted a type of anti-takeover law known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, merger of the corporation with the interested stockholder or any corporation which after such merger would be an affiliate of the interested stockholder, and any transfer of 10% or more of the corporation's assets to the interested stockholder or affiliate thereof. The effect of the statute is to protect non-tendering post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. This statute applies to corporations which are organized under the laws of New Jersey and have their principal executive offices or significant business operations located within New Jersey. Because National has neither its principal executive offices nor significant business operations located in New Jersey, the statute currently does not apply to it. However, National's Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other Business Combination, as defined therein, by National or any of its subsidiaries with any shareholder who is directly or indirectly the beneficial owner of 5% or more of National's outstanding Common Stock or with an affiliate of such shareholder. The conditions, which are in addition to those required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration, and require that the holders of common stock be furnished certain information about the Business Combination prior to voting on it.

          New York has adopted a business combination type of anti-takeover statute which operates in a manner similar to the New Jersey statute. Although there are numerous differences between the New York statute and the New Jersey statute, the most significant include the following: (i) the New York statute defines "interested stockholder" using a 20% ownership threshold rather than the 10% threshold under the New Jersey statute; (ii) the New York statute applies to New York corporations regardless of the locations of their offices and business operations. The New York business combination statute generally does not apply to private companies such as Cunningham. Cunningham's Certificate of Incorporation does not contain anti-takeover provisions.

     Limitation of Liability of Directors and Officers
     _________________________________________________

          Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders for monetary damage for breaches of the fiduciary duty of care. A director or officer cannot be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. National's Restated Certificate of Incorporation contains such a provision.

          A similar provision under New York law applies to directors but not officers. Under New York law, a director cannot be relieved of liability (i) for acts or omissions which
(a) were in bad faith, (b) involved intentional misconduct or (c) involved a knowing violation of law; (ii) for the payment of unlawful dividends or the expenditure of funds for unlawful stock purchases or redemptions, or (iii) for transactions from which such director derived an improper personal benefit. Cunningham's Certificate of Incorporation contains a provision which limits a director's liability to the full extent permitted by the New York BCL or other applicable law.

                    DIVIDENDS AND PRICE RANGE

     National
     ________
          National has paid cash dividends on its Common Stock in each year since 1903 and has increased its annual dividend during each year since 1971. The closing price for National's Common Stock on the New York Stock Exchange on August 4, 1999, was $47.50/share.

          The following table shows dividends declared per share of Common Stock, and the price range per share of Common Stock on the New York Stock Exchange as published in The Wall Street
Journal, during the periods indicated:

                                  Price Range
                                                       Dividends
Quarter Ended                   High       Low         Declared

1999:
  December 31, 1998.......... $49-5/8     $44-7/8        $.450
  March 31, 1999............. $46-1/2     $39-1/4        $.450

1998:
  December 31, 1997.......... $48-15/16   $42-11/16      $.435
  March 31, 1998............. $48-13/16   $45-3/8        $.435
  June 30, 1998.............. $49-1/8     $39-5/8        $.450
  September 30, 1998......... $47         $39-13/16      $.450

1997:
  December 31, 1996.......... $44-1/8     $36-5/8        $.42
  March 31, 1997.............  44-7/8      39-3/8         .42
  June 30, 1997..............  44-1/8      40-5/8        .435
  September 30, 1997.........  45-7/16     40-1/8        .435

          National has a Dividend Reinvestment and Stock Purchase Plan (Plan) which provides shareholders of record of the Common Stock with a convenient and economical method of reinvesting cash dividends on the Common Stock and making limited cash investments in additional shares of Common Stock at regular intervals without payment of any brokerage commission or service charge. Shareholders of record who elect to participate in the Plan may
(i) have cash dividends on all shares of Common Stock registered in their names automatically reinvested in Common Stock;
(ii) continue to receive cash dividends on Common Stock registered in their names and make limited cash investments in Common Stock of not less than $25 nor more than $5,000 per monthly investment period; or (iii) reinvest the cash dividends on all shares registered in their names and also make limited cash investments in Common Stock. The price of shares is the market price as purchased by the bank administering the Plan. At National's option, shares will either be purchased on the open market or be original issuances. National reserves the right to suspend, modify, amend or terminate the Plan at any time.

          As of March 31, 1999 there were approximately 23,199 record holders of National Common Stock. The Shares of National Common Stock issued pursuant to the Reorganization, if it had been consummated on March 31, 1999, would have consisted of less than 2/10 of 1% of National's issued and outstanding common stock, and the value of the Shares would also have amounted to a small fraction of 1% of the total assets of National and its subsidiaries on that date. Accordingly, the issuance of the Shares pursuant to the Reorganization will not have any impact on the amount and percentage of present holdings of National's common stock beneficially owned.

     Cunningham
     __________

          There is presently no established trading market for Cunningham Stock. On the Record Date for determining Shareholders entitled to vote at the Special Meeting, Cunningham believes that there were approximately 1,115 holders of record. No dividends have ever been declared on Cunningham Stock since its inception in 1931 and it is expected that, if the Reorganization is not consummated, Cunningham will not declare dividends on either of its Preferred or Common Stock in the foreseeable future.


              DESCRIPTION OF NATIONAL COMMON STOCK

GENERAL

          The following is a brief summary of certain of the terms and provisions of National's Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of National's Restated Certificate of Incorporation, By-Laws and the Rights Agreement, Amended and Restated as of April 30, 1999, between National and HSBC Bank USA (formerly Marine Midland Bank) ("Rights Agreement"). Reference is also made to National's Indenture, dated as of October 14, 1974 between the Company and The Bank of New York (formerly Irving Trust Company), as supplemented.

          No shares of preferred stock ("Preferred Stock") of National are currently outstanding. However, the Board of Directors of National has the ability to issue one or more series of Preferred Stock from time to time with such powers, designations, preferences, rights and qualifications as the Board of Directors may determine subject to such powers, designations, preferences, rights and qualifications as are contained in National's Restated Certificate of Incorporation. The actual effect of the Preferred Stock upon the rights of the holders of National Common Stock can not be stated until the National Board of Directors determines the respective rights of the holders of one or more series of Preferred Stock. Such effects, however, might include (a) restrictions on dividends on National Common Stock if dividends on the Preferred Stock are in arrears;
(b) dilution of the voting power of National Common Stock;
(c) restrictions on the rights of the holders of National Common Stock to share in National's assets upon liquidation due to satisfaction of any liquidation preference granted to the Preferred Stock; and (d) dilution of rights of holders of National Common Stock to share in National's assets upon liquidation if the Preferred Stock is participating with respect to distributions upon such liquidation.

DIVIDEND RIGHTS

          The holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors, out of funds legally available for the payment of such dividends. The Board of Directors' ability to declare dividends on Common Stock may also be limited by the rights and preferences of certain series of Preferred Stock which may be issued from time-to-time and by the terms of instruments defining the rights of holders of outstanding indebtedness of the Company.

VOTING RIGHTS AND CLASSIFICATION OF THE BOARD OF DIRECTORS

          The holders of Common Stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the Common Stock is required for the merger or consolidation of National or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

LIQUIDATION RIGHTS

          Upon any dissolution, liquidation or winding up of National, the holders of Common Stock are entitled to receive pro rata all of National's assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of Preferred Stock.

PREEMPTIVE RIGHTS

          Holders of Common Stock and any series of Preferred
Stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National.

COMMON STOCK PURCHASE RIGHTS

          The holders of the Common Stock have one right ("Right") for each of their shares. Each Right, which will initially be evidenced by the Common Stock certificates representing the outstanding shares of Common Stock, entitles the holder to purchase one-half of one share of Common Stock at a purchase price of $130 per share, being $65 per half share, subject to adjustment ("Purchase Price").

          Until the earliest to occur of (i) ten days following the date ("Shares Acquisition Date") of the public announcement that a person or affiliated group ("Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of Common Stock or other voting securities ("Voting Stock") that have 10% or more of the voting power of the outstanding shares of Voting Stock or (ii) ten days following the commencement or announcement of an intention to make a tender offer, or exchange offer, the consummation of which would result in such person acquiring, or obtaining the right to acquire, beneficial ownership of Voting Stock having 10% or more of the voting power of the outstanding shares of Voting Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any shares of Common Stock outstanding, by the Common Stock certificates representing those outstanding shares.

          Subject to redemption or exchange of the Rights, at any time following the Distribution Date, each holder of a Right will have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of National) having a value equal to two times the Purchase Price of the Right then in effect. However, all Rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person will be null and void.

          In the event that, at any time following the Shares Acquisition Date, (i) National is acquired in a merger or other business combination transaction, or (ii) 50% or more of National's assets or earning power are sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right then in effect.

          At any time prior to the end of the business day on the tenth day following the Shares Acquisition Date, National may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"), payable in cash or stock. This decision to redeem the Rights shall require the affirmative vote of three-fourths of the entire Board of Directors. At any time after a person becomes an Acquiring Person, the Board, acting by the affirmative vote of three-fourths of the entire Board of Directors, may exchange the Rights (other than Rights owned by an Acquiring Person, which shall become void), in whole or in part, at an exchange ratio of one share of Common Stock and/or other securities, cash or other assets deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

          The Rights will expire on July 31, 2008 unless they are exchanged or redeemed (as described above) earlier than that date.

          Upon exercise of the Rights National may be subject to additional regulatory approval requirements.

          The Rights have anti-takeover effects because they will cause substantial dilution of the Common Stock if a person attempts to acquire National on terms not approved by the Board of Directors.


BUSINESS COMBINATIONS

          National's Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other "Business Combination" by National or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National's outstanding Common Stock ("Substantial Stockholder") or with an affiliate of any such stockholder ("Affiliate"). The term Substantial Stockholder does not include National, any of its subsidiaries, or any Trustee holding Common Stock of National for the benefit of the employees of National or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of Common Stock and the form of consideration paid, and require that the holders of Common Stock be furnished certain information about the Business Combination prior to voting on it. Business Combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions: a merger, consolidation or share exchange; a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a Business Combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation; the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a Business Combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation; the adoption of a plan of liquidation or dissolution of National; or any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National that is owned by any Substantial Stockholder or by any affiliate of a Substantial Stockholder.

          The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of Preferred Stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

LISTING

          The National Common Stock is, and the additional Shares of National Common Stock to be issued in connection with the Exchange are expected to be, listed on the New York Stock
Exchange.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., South Hackensack,
New Jersey.


                        CUNNINGHAM STOCK

          Cunningham is authorized to issue up to 2,000,000 shares of Stock, of which up to 1,100,000 shares are Cunningham
Preferred Stock, $1.00 par value, and up to 900,000 shares are Cunningham Common Stock, $.10 par value per share.

          The holders of the Cunningham Preferred Stock and the Cunningham Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors of Cunningham. Holders of Cunningham Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Cunningham Board out of funds legally available for dividend distribution. The holders of Cunningham Preferred Stock are entitled to receive as and when declared payable by the Cunningham Board, dividends at the rate of 6% per annum, payable quarterly or semi-annually on January 1, April 1, July 1 and October 1 or January 1 or July 1 in each year, before any dividends may be paid to the holders of Cunningham Common Stock, and any such dividends will be cumulative and will accrue at the rate of 6% per year. In the event of the liquidation, dissolution or winding up of Cunningham, holders of Cunningham Stock are entitled to share equally and ratably in all assets, if any, remaining after payment of all liabilities and required distributions. Cunningham has never paid cash dividends on the Cunningham Stock and does not anticipate paying any cash dividends in the foreseeable future. Holders of Cunningham Stock have no preemptive rights or rights to subscribe to additional securities of Cunningham. As of March 1, 1999, there were 707,351 shares of Cunningham Stock issued and outstanding.

                RIGHTS OF DISSENTING SHAREHOLDERS

          Section 910 of the BCL sets forth the rights of Shareholders who object to the Reorganization. Any Shareholder who does not vote in favor of the Reorganization, or who duly revokes his or her vote in favor of the Reorganization, may, if the Share Exchange is consummated, obtain payment in cash for the fair value of his or her shares by strictly complying with the requirements of Section 623 of the BCL.

          Such dissenting Shareholder must file with Cunningham, before the taking of the vote on the Agreement and all the transactions contemplated thereunder including the Exchange and the Liquidation, a written objection, including a notice of his or her intention to dissent, his or her name and residence address, the number of shares of Cunningham Common Stock to which he or she dissents (which number must not be less than all his or her shares of such stock) and a demand for payment of the fair value of his or her shares if the Reorganization is consummated. Any such written objections should be addressed to:
Mr. Martin M. Glesk, President, Cunningham Natural Gas Corporation, 165 Kennedy Street, Bradford, Pennsylvania 16701.

          Within 10 days after the vote of Shareholders authorizing and approving the Agreement and all the transactions contemplated thereunder including the Exchange and the vote of Shareholders approving the Liquidation, Cunningham must give written notice of such authorization to each such dissenting Stockholder who did not vote in favor of the Reorganization.

          At the time of filing the notice of election to dissent, or within one month thereafter, such Shareholder must submit his or her Cunningham Common Stock certificates to Cunningham for notation thereon of the election to dissent, after which such certificates will be returned to such Shareholder.
Any such Shareholder who fails to submit his or her shares of Cunningham Stock for such notation shall, at the option of Cunningham exercised by written notice to such Shareholder within 45 days from the date of filing of the notice of election to dissent, lose his or her dissenter's appraisal rights unless a court, for good cause shown, shall otherwise direct.

          Within 15 days after the expiration of the period within which Shareholders may file their notices of election to dissent, or within 15 days after consummation of the Reorganization, whichever is later (but not later than 90 days after the Shareholders' vote authorizing the Reorganization), Cunningham must make a written offer (which, if the Reorganization has not been consummated, may be conditioned upon such consummation), to each Shareholder who has filed such notice of election, to pay for his or her shares at a specified price which Cunningham considers to be the fair value of such shares. If Cunningham and the dissenting Shareholder are unable to agree as to such fair value, Section 623(h) of the BCL provides for judicial determination of fair value. In the event of such a disagreement, a court proceeding shall be commenced by Cunningham in the Supreme Court of the State of New York, or by such dissenting Shareholder if Cunningham fails to commence the proceeding within the time required by Section 623 of the BCL. Cunningham intends to commence such a proceeding in the event of such disagreement.

          A negative vote on the Reorganization reflected on the proxy card does not constitute a "written objection" to be filed by a dissenting Shareholder. An abstention from voting on the Reorganization, or failure to specify any vote on the accompanying proxy, will not constitute a waiver of rights under Sections 910 and 623 of the BCL, provided that a written objection has been properly filed. A vote in favor of the Reorganization will constitute a waiver of a Shareholder's appraisal rights, even if a written objection has been filed.

          For United States federal income tax purposes, a dissenting Shareholder who receives payment for his or her shares upon exercise of his or her right of appraisal may recognize capital gain or loss thereon measured by the difference between the basis for his or her shares and the amount of payment received. This tax discussion is included for general information only. Due to the individual nature of tax consequences, each Shareholder is urged to consult his or her own tax advisor as to the particular tax consequences to such Shareholder of dissenting from the Reorganization, including the effect and applicability of federal, state, local, foreign and other tax laws.

          The foregoing summary does not purport to be a complete statement of the provisions of Sections 910 and 623 of the BCL, and is qualified in its entirety by reference to those sections of the BCL, the complete texts of which are set forth in Appendix D to this Proxy Statement/Prospectus. Each Shareholder intending to exercise dissenter's appraisal rights should review such Appendix D and consult his or her own counsel for a more complete and definitive statement of the rights of dissenting Shareholders and the proper procedure to follow to exercise such rights.


                             EXPERTS

          The financial statements of National incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          Representatives of PricewaterhouseCoopers LLP,
National's independent accountants, will be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

          Mr. Dennis P. Wymer, CPA, Cunningham's certified public accountant will be present at the Special Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                         LEGAL OPINIONS

          The legality of the National Common Stock to be issued in the Exchange will be passed upon for National by Stryker, Tams & Dill LLP, Two Penn Plaza East, Newark, New Jersey 07105. The legality and binding effect of the Common Stock Purchase Rights appurtenant to the Common Stock to be issued in the Exchange will be passed upon for National by Stryker, Tams & Dill LLP and by Richards, Layton & Finger, P.A., One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899.


                         OTHER BUSINESS

          The Cunningham Board does not know of any business that will be presented for consideration at the Special Meeting except as set forth above. However, if any other business is properly brought before the meeting, or any adjournment thereof, the Proxies will vote in regard thereto according to their discretion.

               CUNNINGHAM NATURAL GAS CORPORATION
                      FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED
           MARCH 31, 1999 AND 1998 AND THE YEARS ENDED
                DECEMBER 31, 1998, 1997 AND 1996



                  INDEX TO FINANCIAL STATEMENTS



                                                             Page

  Balance Sheets.........................................     57

  Statements of Income...................................     58

  Statements of Changes in Stockholders' Equity..........     59

  Statements of Cash Flows...............................     60

  Notes to Financial Statements..........................     61

  Supplemental Schedule I................................     71

                    CUNNINGHAM NATURAL GAS CORPORATION
                              BALANCE SHEETS
AS OF MARCH 31, 1999
AND DECEMBER 31, 1998 AND 1997

ASSETS

                                MARCH 31,            DECEMBER 31,
                                _________    ____________________________
                                  1999          1998             1997
                                  ____          ____             ____
Current Assets
  Cash                         $ 1,685,615   $ 1,487,811      $ 1,759,649
  Accounts receivable               27,072        26,105           20,736
  Escrow payment                   183,238       153,981           63,715
  Due from former officer           56,000        56,000           56,000
  Prepaid expense                    7,166         4,180           13,441
                               ___________   ___________      ___________
    Total Current Assets         1,959,091     1,728,077        1,913,541
                               ___________   ___________      ___________
Property and Equipment              38,067        45,482           64,246
                               ___________   ___________      ___________
  Total Assets                 $ 1,997,158   $ 1,773,559      $ 1,977,787
                               ===========   ===========      ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable             $     3,032   $     2,957      $    19,936
  Accrued expenses                   1,341         7,809            8,772
  Accrued environmental
   liability                             0             0          150,000
  Accrued deferred
   compensation                    100,000       100,000          100,000
  Escrow deposit payable            51,742        51,742           51,742
                               ___________   ___________       __________
    Total Current Liabilities      156,115       162,508          330,450
                               ___________   ___________       __________
Stockholders' Equity
  Preferred Class "A", par
    value $1 per share,
    253,832 shares issued,
    232,426 shares
    outstanding                    253,832       253,832          253,832
  Common Class "B", par
    value $.10 per share,
    574,300 shares issued,
    474,925 shares
    outstanding                     57,430        57,430           57,430
  Retained earnings              1,626,844     1,396,852        1,433,138
                                __________     _________        _________
                                 1,938,106     1,708,114        1,744,400
Treasury Stock at cost             (97,063)      (97,063)         (97,063)
                                __________     _________        _________
  Total Stockholders' Equity     1,841,043     1,611,051        1,647,337
                                __________     _________        _________
  Total Liabilities and
  Stockholders' Equity          $1,997,158    $1,773,559       $1,977,787
                                ==========    ==========       ==========
See notes to the financial statements.

                    CUNNINGHAM NATURAL GAS CORPORATION
                           STATEMENTS OF INCOME
            FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
           AND THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                           MARCH 31,                 DECEMBER 31,
                      ___________________  ______________________________
                         1999     1998       1998       1997       1996
                         ____     ____       ____       ____       ____
Sales
  Gas sales          $  72,255 $  53,800  $ 235,940  $ 242,034  $ 340,748
  Oil sales                  0     9,500     27,009     32,788     28,925
  Royalties received       165       233        735      2,605      3,762
  Royalties paid       (10,326)   (8,895)   (34,799)   (36,305)   (49,198)
                     _________  ________  _________  _________  _________
     Net Sales          62,094    54,638    228,885    241,122    324,237
                     _________  ________  _________  _________  _________
Development and
  Production Expense    43,753    67,293    227,988    233,008    176,284
                     _________  ________  _________  _________  _________
General and
  Administrative
  Expense               60,992    68,169    218,671    196,449    245,655
                     _________  ________  _________  _________  _________
  Loss from
  Operations           (42,651)  (80,824)  (217,774)  (188,335)   (97,702)
                     _________  ________  _________  _________  _________
Other Income
  Gain on sale of stock      0     1,157     29,352    348,799          0
  Gain on disposition
     of assets         258,518         0     92,560          0          0
  Miscellaneous income       0         0          0     14,624          0
  Dividend income          589       250        717      3,631     46,155
  Interest income       13,536    12,986     66,255     70,489     19,984
                     _________  ________  _________  _________  _________
     Total Other
       Income          272,643    14,393    188,884    437,543     66,139
                     _________  ________  _________  _________  _________
Income (Loss) Before
  Provision for Taxes  229,992   (66,431)  ( 28,890)   249,208    (31,563)
                     _________  ________  _________  _________  _________
Provision for Taxes
  Federal income tax         0         0          0     46,282    (46,282)
  NYS corporate tax          0         0        125        151    (35,893)
  PA corporate tax           0         0      7,271      9,809     26,765
                     _________  ________  _________  _________  _________
     Total Provision
       for Taxes             0         0      7,396     56,242    (55,410)
                     _________  ________  _________  _________  _________
Net Income (Loss)    $ 229,992 $ (66,431) $ (36,286) $ 192,966  $  23,847
                     ========= =========  =========  =========  =========
Per Common Share Data
  Earnings (Loss) Per
    Common Share     $    0.48 $   (0.14) $ (  0.08) $    0.41  $    0.05
Weighted Ave         ========= =========  =========  =========  =========
    Common Shares
    Outstanding        474,925   474,925    474,925    474,925    474,925
                     ========= =========  =========  =========  =========
See notes to the financial statements.

                                 CUNNINGHAM NATURAL GAS CORPORATION
                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                         FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                      AND FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                              MARCH 31,                 DECEMBER 31,
                                         ___________________  ______________________________
                                           1999        1998         1998       1997       1996
                                           ____        ____         ____       ____       ____
STOCK ISSUED
  Preferred Class "A", par value $1
    per share 253,832 shares issued,
    232,426 shares outstanding          $  253,832  $  253,832  $  253,832  $  253,832 $  253,832
                                        __________  __________  __________  __________ __________
  Balance at end of period -
    253,832 shares                      $  253,832  $  253,832  $  253,832  $  253,832 $  253,832
                                        __________  __________  __________  __________ __________
Common Class "B", par value $.10 per
  share 574,300 shares issued,
  474,925 shares outstanding            $   57,430  $   57,430  $   57,430  $   57,430 $   57,430
                                        __________  __________  __________  __________ __________
  Balance at end of period -
    574,300 shares                      $   57,430  $   57,430  $   57,430  $   57,430 $   57,430
                                        __________  __________  __________  __________ __________
RETAINED EARNINGS
  Retained Earnings, Beginning          $1,396,852  $1,433,138  $1,433,138  $1,240,172 $1,216,325
    Net Income (Loss)                      229,992     (66,431)    (36,286)    192,966     23,847
                                        __________  __________  __________  __________ __________
  Retained Earnings, Ending             $1,626,844  $1,366,707  $1,396,852  $1,433,138 $1,240,172
                                        __________  __________  __________  __________ __________

UNREALIZED APPRECIATION OF MARKETABLE SECURITIES

  Balance at beginning of period        $        0  $        0  $        0  $  330,181 $  184,522

  Increase in appreciation                       0           0           0      18,618    145,659

  Decrease due to sale of marketable
    securities                                   0           0           0    (348,799)         0
                                        __________  __________  __________  __________ __________
  Balance at end of period              $        0  $        0  $        0  $        0 $  330,181
                                        __________  __________  __________  __________ __________

TREASURY STOCK
  Balance at beginning of period -
    at cost
    Class "A" - 21,406 shares,
    Class "B" - 99,375 shares           $   97,063  $   97,063  $   97,063  $   97,063 $   97,063
                                        __________  __________  __________  __________ __________
    Balance at end of period -
      at cost                           $   97,063  $   97,063  $   97,063  $   97,063 $   97,063
                                        __________  __________  __________  __________ __________

TOTAL STOCKHOLDERS' EQUITY              $1,841,043  $1,580,906  $1,611,051  $1,647,337 $1,784,552
                                        ==========  ==========  ==========  ========== ==========


See notes to the financial statements.



                                 CUNNINGHAM NATURAL GAS CORPORATION
                                      STATEMENTS OF CASH FLOWS
                         FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                        AND THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                              MARCH 31,                 DECEMBER 31,
                                         ___________________  ______________________________
                                           1999        1998         1998       1997       1996
                                           ____        ____         ____       ____       ____
Cash Flows from Operating Activities:
  Net Income (Loss)                   $  229,992   $  (66,431) $  (36,286)  $  192,966 $   23,847
Adjustments to reconcile
  net income to net cash
  provided by operations
    Gain on sale of stock                      0       (1,157)    (29,352)    (348,799)         0
    Gain on disposition
     of assets                          (258,518)           0     (92,560)           0          0
    Depreciation                           3,270        4,749      18,764       13,040      6,947
    Changes in assets and liabilities:
     Accounts receivable                    (967)       3,016      (5,369)      (2,905)    16,295
     Escrow payment                      (29,257)     (15,334)    (90,266)     (63,715)         0
     Due from former officer                   0            0           0      115,514   (171,514)
     Prepaid expense                      (2,986)      (6,516)      9,261       61,830     (7,552)
     Deferred tax asset
       (net of allowance)                      0            0           0       46,282    (46,282)
     Accounts payable                         75       (6,864)    (16,979)       4,079     (2,519)
     Accrued expenses                     (6,468)      (8,543)       (963)       3,918         33
     Accrued environmental
       liability                               0      (41,380)   (150,000)           0          0
     Accrued deferred compensation             0            0           0            0   (175,000)
     Escrow deposit payable                    0            0           0            0     51,742
                                      __________   __________   _________   __________  __________
Net Cash Provided (Used) by
  Operating Activities                   (64,859)    (138,460)   (393,750)      22,210   (304,003)
                                       __________    _________   _________   _________  _________
Cash Flows from Investing Activities:
  Proceeds from sale of
    equity securities                          0        1,157      29,352      793,158     75,000
  Purchase of equity securities                0            0           0            0     (4,566)
  Proceeds from sale of
    fixed assets                         262,663            0      92,560            0          0
  Purchase of fixed assets                     0            0           0      (64,262)         0
                                       __________   __________   _________   _________  _________

Net Cash Provided by
  Investing Activities                   262,663        1,157     121,912      728,896     70,434
                                      __________    __________   _________   _________  _________
  Net Increase (Decrease) in
    Cash and Equivalents                 197,804     (137,303)   (271,838)     751,106   (233,569)

  Cash and Cash Equivalents
    Beginning of Year                  1,487,811    1,759,649   1,759,649    1,008,543  1,242,112
                                      __________   __________   _________    _________ __________
  Cash and Cash Equivalents
    End of Year                       $1,685,615   $1,622,346  $1,487,811   $1,759,649 $1,008,543
                                       ==========  ==========  ==========   ========== ==========

See notes to the financial statements.



               CUNNINGHAM NATURAL GAS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 1999 AND 1998
                 AND DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
___________________________________________________

This summary of significant accounting policies of Cunningham Natural Gas Corporation (the "Company" or "Cunningham") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles (GAAP) and have been consistently applied in the preparation of the financial statements.

Nature of Operations
____________________

The Company engages in gas production in Allegany County in southwest New York. The primary purchaser of Cunningham's natural gas production is North Penn Gas Company. Prior to the sale of the oil properties during 1998, the Company engaged in oil production in McKean County in northwest Pennsylvania. American Refining Group was the primary purchaser of the Company's oil production.

Reclassification
________________

Certain prior year amounts have been reclassified to conform with current year presentation.

Revenues and expenses
_____________________

The Company uses the accrual basis for the preparation of financial statements in accordance with GAAP. This method of recording transactions recognizes revenues and expenses in the accounts in the period in which they are considered to have been earned and incurred, respectively, whether or not such transactions have been finally settled by the receipt of payment of cash or its equivalent.

Cash and Cash Equivalents
_________________________

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property & Equipment
____________________

Property, plant & equipment is stated at cost. Depreciation expense is computed using the double-declining balance method and amounted to $3,270 and $4,749 for the three months ended
March 31, 1999 and 1998, respectively, and $18,764, $13,040 and
$6,947 for 1998, 1997 and 1996, respectively. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes
____________

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes are also recognized for operating losses that are available to offset future federal income taxes.

Use of estimates
________________

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Earnings per Common Share
_________________________

Earnings per common share are calculated using the weighted average number of shares outstanding during each calendar year.

Interim Financial Statements
____________________________

The financial statements for the three months ended March 31, 1999 and 1998 reflect adjustments of a normal recurring nature which are, in the opinion of management, necessary to present fairly such information. Results for the interim periods are not necessarily indicative of the results which may be achieved for an entire year.

                                  Three Months          Year Ended
NOTE 2 - MARKETABLE SECURITIES   Ended March 31,        December 31,
______________________________  _______________  _______________________
Equity securities sold:          1999    1998    1998      1997      1996
                                 ____    ____    ____      ____      ____
Sales proceeds                 $    0  $1,157  $29,352  $793,158  $ 75,000
Cost                                0       0        0  (444,359)  (75,000)
                               _______________ ___________________________
Realized gain                  $    0  $1,157  $29,352  $348,799  $      0
                               =============== ===========================
The cost of equity securities sold has been calculated based upon the average cost method.

NOTE 3 - PROPERTY AND EQUIPMENT
_______________________________

The following is a summary of property and equipment:

                            At March 31,     At December 31,
                            -------------    ---------------
                                1999         1998        1997
                                ____         ____        ____
   Land                      $  1,495      $  1,495   $  1,495
   Machinery and Equipment     21,200       172,852    194,876
   Vehicles                    87,847       105,367    118,736
   Oil & Gas leases           336,437       336,437    336,437
                             ________      ________    _______
                              446,979       616,151    651,544
   Accumulated depreciation
     and amortization        (408,912)     (570,669)  (587,298)
                             ________      ________    _______
   Total                     $ 38,067      $ 45,482   $ 64,246
                             ========      ========   ========

NOTE 4 - ESCROW DEPOSIT PAYABLE
_______________________________

The escrow deposit payable represents royalties held by the Company which is due to an estate which has not yet been located. The Company is pursuing all avenues to locate the estate, and will forward the balance immediately upon proper verification.

NOTE 5 - INCOME TAXES
_____________________

The provision for federal income taxes consists of the following:
                    Three Months
                    Ended March 31   Year Ended December 31,
                    ______________   _______________________
                    1999      1998   1998      1997      1996
                    ____      ____   ____      ____      ____
   Current taxes    $  0      $  0   $  0    $     0  $      0
   Deferred taxes      0         0      0     46,282   (46,282)
                    ______________   _________________________
 Total federal tax  $  0      $  0   $  0    $46,282  $(46,282)
                    ==============   =========================

Due to accumulated net operating loss carryforwards, no federal tax provision has been included in the financial statements for the three months ended March 31, 1999. No income tax benefit has been recorded for the generation of net operating losses for the three months ended March 31, 1998, or the year ended December 31, 1998, since these tax benefits are expected to be unrealized due to the sale of assets as described in Note 14. As of
December 31, 1998, the Company has net operating loss carryforwards amounting to $224,290 available to offset taxable income in the future. If not used, the carryforwards will expire as follows:
                         2011           $  171,263
                         2013               53,027
                                        __________
                                        $  224,290

New York State Franchise Taxes
______________________________

As the result of an audit completed by the New York State Department of Taxation and Finance on March 11, 1997, the Company was found to have overpaid New York State franchise tax for the years 1993-1995. As a result of the overpayments, the Company has recorded a negative ($35,893) New York State corporation tax expense for 1996.

Pennsylvania Corporate Taxes
____________________________

As of December 31, 1998, the Company has Pennsylvania net operating loss carryforwards amounting to $199,021 available to offset taxable income in the future. If not used, the carryforwards will expire as follows:

                         1999           $   153,342
                         2001                45,679
                                         __________
                                        $   199,021
                                        ===========
NOTE 6 - STATEMENT OF CASH FLOWS
________________________________

Supplemental Disclosures of Cash Flow Information:
                      Three Months Ended
                          March 31,       Year Ended December 31,
                      __________________  _______________________
Cash paid during the
year for:              1999        1998    1998     1997     1996
                       ____        ____    ____     ____     ____
   Income taxes       $6,494      $8,543  $8,543    $125      $0

No interest was paid during 1999, 1998, 1997, or 1996.

NOTE 7 - VULNERABILITY DUE TO CERTAIN CONCENTRATIONS
____________________________________________________

The Company sells virtually all of its natural gas production under a contract with North Penn Gas Company. This concentration makes the Company vulnerable to the risk of a near-term severe impact.

NOTE 8 - SUPPLEMENTARY INFORMATION FOR OIL AND GAS PRODUCING
         ACTIVITIES
____________________________________________________________

                                1998            1997
                                ____            ____
Capitalized lease costs
  subject to Amortization    $  336,437       $ 336,437
Less-Accumulated
  Amortization                 (336,437)       (336,437)
                             __________________________
                             $        0       $       0
                             ==========================

The capitalized lease costs are included as a part of property and equipment. The Company owns one major natural gas well, which is located in southwest New York State. Due to the small size of the Company, geologists and engineers have not been engaged to do a study of the estimated proved natural gas reserves. Such estimates are inherently imprecise and may be subject to substantial revisions as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions.


NOTE 9 - PAYMENTS TO SUPPLY CORPORATION
_______________________________________

As a condition of the sale as described in Note 14, the Company is required to deliver 50% of its net operating revenue from its gas wells to an escrow agent. When the transaction closes, Supply Corporation will receive the escrowed funds. The escrow agreement became effective May 1, 1997, and payments made to this account amounted to $90,266 and $63,715 for 1998 and 1997, respectively. For the three months ended March 31, 1999 and 1998, payments made to this account amounted to $29,257 and $15,334, respectively.


NOTE 10 - TREASURY STOCK
________________________

Treasury stock is recorded at cost when acquired. Between 1987 and 1993, the Company acquired 21,406 shares of Class "A" preferred stock and 99,375 shares of Class "B" common stock for a total cost in the amount of $97,063.


NOTE 11 - PREFERRED STOCK
_________________________

The Company has cumulative preferred stock dividend arrearages at the rate of $.06 per share since the incorporation date of 7/7/31. During the time period of 1987-1993, the Company reacquired 21,406 shares of preferred stock as treasury stock.
Therefore, cumulative dividends in arrears have been calculated as follows:

   Number of preferred shares originally issued        253,832
   Number of preferred shares purchased
     as treasury shares                                (21,406)
                                                       _______
   Preferred shares outstanding                        232,426
                                                       =======

Cumulative preferred dividends at:

                   # years    Dividend rate

     12/31/96        65.5          0.06      $  913,434
                                             ==========

     12/31/97        66.5          0.06      $  927,380
                                             ==========

     12/31/98        67.5          0.06      $  941,325
                                             ==========

     03/31/99        67.75         0.06      $  944,812
                                             ==========


Pursuant to the Asset Purchase and Reorganization Agreement, dated as of October 8, 1997, as amended, (the "Agreement") (see
Note 14), Supply Corporation and Cunningham will enter into a Post Closing Escrow Agreement (the "Post Closing Escrow Agreement") and Cunningham will transfer a number of Shares of National Fuel Gas Company Common Stock, par value $1.00 per share, (the "Shares" or the "National Common Stock") having a fair market value equal to $500,000 as of the Closing (the "Escrow Shares") to an escrow agent for the purpose of securing its obligation to indemnify Supply Corporation for any material breach of the representations and warranties made by Cunningham to Supply Corporation in the Agreement. Subject to this transfer, (A) each holder of Cunningham Preferred Stock will receive in exchange for each share of Cunningham Preferred Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of (i) the liquidation dividend to be paid to such holder in the amount of six cents ($.06) per share per year for the period from 1933 to the present, (ii) $1.00 per share and (iii) the pro rata amount of National Common Stock remaining after the payment of $1.00 per share to the holders of the Cunningham Common Stock, as described below, such remainder to be divided equally among the Shareholders on a per share basis; and (B) each holder of Cunningham Common Stock will receive in exchange for each share of Cunningham Common Stock held by such holder, that number of shares of National Common Stock with a value equal to the sum of
(y) $1.00 per share and (z) the pro rata amount of National Common Stock remaining after the payment of the liquidation dividends to be paid to the holders of Cunningham Preferred Stock, as described above, and the additional payment to the holders of the Cunningham Preferred Stock of that number of shares of National Common Stock with a value equal to $1.00 per share, such remainder to be divided equally among the Shareholders on a per share basis. The total amount of dividends to be paid to the holders of the Cunningham Preferred Stock is currently estimated to be $944,812. The dividends will be paid in shares of National Common Stock as noted above. The number of shares of National Common Stock that each shareholder will receive at liquidation (the "Liquidation") will be reduced by the Shareholder's pro rata interest in the Escrow Shares.

          Any Escrow Shares remaining in the escrow account after a minimum of twelve (12) months or a maximum of four years and eleven months after the Closing, will be distributed to the Shareholders on a pro rata basis. There can be no assurances that a claim will not be made or an award will not be granted against the Escrow Shares or, if an award is granted, the dollar amount of any such award. Accordingly, at this time it is not possible to estimate the number of Escrow Shares, if any, that may be remaining and available for distribution to the Shareholders at the conclusion of this period.

          If all of the Shareholders are not located ("Unlocated Shareholders") at the time of the Closing, the Shares (including Escrow Shares) that are attributable to Unlocated Shareholders will be delivered to the Escrow Agent. Cunningham has agreed to seek, within twenty (20) days after the Closing, an order from the Supreme Court of the State of New York, County of Erie ("Court"), directing Cunningham to give notice to the New York State Attorney General to show cause why an order should not be entered allocating the interest in the Shares of the Unlocated Shareholders to those Shareholders who have been located. Such Shares will be allocated pursuant to a final, non-appealable order ("Order") of the Court and distributed as provided in such Order and consistent with the terms of the Post-Closing Escrow Agreement.

          The Shares of Unlocated Shareholders may be subject to claims by the State of New York under Article V of the New York Abandoned Property Law and certain sections of the New York Business Corporation Law. It is possible that the abandoned property laws of other states might apply where the last known addresses of Unlocated Shareholders are in such states. However, the large majority of last known addresses are in New York. Accordingly, there can be no assurance that any Shares attributable to Unlocated Shareholders will be distributed pursuant to the Order to Shareholders who have been located.


NOTE 12 - ENVIRONMENTAL REMEDIATION
___________________________________

The Company is subject to various federal and state local laws and regulations relating to the protection of the environment. The Company has established procedures for the on-going evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures.

Approximately ninety-five oil wells were located on the McKean County properties. At December 31, 1997 and 1996, the Company had accrued $150,000 to defray the cost of plugging wells to comply with regulations of Pennsylvania's Department of Environmental Resources. As of December 31, 1998, the Company had completed the plugging of all abandoned and non-producing oil wells on its McKean County properties to remove the environmental liability. The properties were sold in transactions completed in December 1998 and January 1999. With the completion of these transactions, the Company has sold its entire interest in equipment, oil and gas properties and leases, and timber properties located in Pennsylvania.


NOTE 13 - LEGAL PROCEEDINGS
___________________________

          Cunningham is a party to the Action described in
Note 14 and is also the Plaintiff in a certain action pending in New York State Supreme Court in Allegany County entitled Cunningham Natural Gas Corporation vs. Jay Paul Kahle and
Karen M. Perrigo (the "Kahle/Perrigo Action"). In the Kahle/Perrigo Action, Cunningham is seeking to recover damages against Kahle and Perrigo for breach of their respective fiduciary and other legal duties to Cunningham as former officers, directors, employees and attorneys for Cunningham. Kahle and Perrigo have raised certain defenses and Kahle has asserted a counter-claim against Cunningham for the payment of deferred compensation which he alleges is owed to him by Cunningham. Cunningham's claim for damages in the Kahle/Perrigo Action is for $87,000 in the aggregate and Mr. Kahle's counter-claim seeks to recover $100,000. Although Cunningham's counsel in the Kahle/Perrigo Action has advised Cunningham that its legal theory of recovery is well grounded and in its favor under applicable law, it is not possible to predict the outcome with any reasonable degree of certainty.

          Neither the Kahle/Perrigo Action, nor the Kahle counter-claim has been accrued on the financial statements. The Kahle/Perrigo Action is a gain contingency for Cunningham, and will be recognized only if the outcome is favorable to the Company. The Kahle counter-claim is a loss contingency for Cunningham, and would be recorded if the outcome were both probable, and could be reasonably estimated. Legal counsel has advised Cunningham that a finding in favor of Kahle in the Kahle counter-claim is not probable, therefore, an accrual has not been made.

NOTE 14 - SALE OF ASSETS TO SUPPLY CORPORATION
______________________________________________

          Supply Corporation and Cunningham entered into the Agreement in settlement of the Action, entitled "National Fuel Gas Supply Corporation v. Cunningham Natural Gas Corporation", in which Supply Corporation and Cunningham are litigants. The Action is currently pending in the Supreme Court of the State of New York, County of Erie (the "Court"). In the Action, Supply Corporation seeks to recover damages in connection with a certain gas well operated by Cunningham.

          The Action was commenced on January 6, 1995, by Supply Corporation to recover damages from Cunningham for Cunningham's alleged conversion of natural gas from Supply Corporation's underground natural gas storage facility (known as the "Beech Hill Facility") located in Allegany County, New York. Supply Corporation alleged that in 1980, following the creation of the Beech Hill Facility by Supply Corporation's predecessor, production increased at two Cunningham wells, one in Willing Township, Allegany County, New York (the "Maxwell Well") and the second in Genesee Township, Potter County, Pennsylvania (the "Roach Well", together the "Cunningham Wells"), and that the source of the increased production was natural gas which had migrated from the Beech Hill Facility. Supply Corporation alleged that Cunningham had been illegally converting and selling such gas from the Cunningham Wells and sought to enjoin Cunningham from continuing to convert this gas and to recover damages in excess of $5,000,000 together with interest thereon and the costs and disbursements related to the Action, among other things.

          A motion for preliminary injunction was filed by Supply Corporation in November 1995 and denied by the Court on April 29, 1996. The Court supervised extensive discovery and discussions between the parties from April 29, 1996 to the present to facilitate a settlement without further court proceedings. A settlement agreement was reached pursuant to which Supply Corporation is to acquire substantially all of the assets of Cunningham, including its lease and right to operate the Cunningham Wells. The settlement agreement was incorporated into the Agreement, which was executed by both parties on October 8, 1997 following considerable negotiations, supervised by the Court. Satisfaction of all conditions of the Agreement will continue to be monitored by the Court until the closing of the reorganization under the terms of the Agreement. Pursuant to the Agreement, Supply Corporation will purchase substantially all of the assets of Cunningham in exchange for Shares of National Common Stock. Pursuant to a plan of liquidation, Cunningham will be liquidated following the distribution of the National Common Stock to the Shareholders of Cunningham in exchange for all outstanding shares of Cunningham Stock held by a Shareholder and following the sale of Cunningham's remaining assets.

          Pursuant to the Agreement, National intends to acquire substantially all of the assets of Cunningham in exchange for Shares of National Common Stock in a manner intended to qualify as a tax-free reorganization, which has been approved under a Private Letter Ruling by the IRS.

          The number of Shares to be issued by National and exchanged by Supply Corporation for the assets to be exchanged pursuant to the Agreement is currently estimated to be 62,434 Shares. The aggregate number of Shares ultimately issued will have a value, as of the end of the last business day immediately preceding the closing date, (the "Valuation Date") equal to the sum of: (i) Cunningham's cash and cash equivalents except an amount not to exceed $300,000 retained by Cunningham to pay deferred compensation obligations predating the Agreement,
(ii) the value as of the Valuation Date of any securities owned by Cunningham, (iii) the unpaid balance of all receivables due from North Penn Gas Company as of the Valuation Date,
(iv) $465,019, the fair market value of certain real property consisting of approximately 640 acres of timber property owned by Cunningham the value of which was determined by appraisals conducted by independent appraisers and (v) $950,000.

                    CUNNINGHAM NATURAL GAS CORPORATION
                          SUPPLEMENTAL SCHEDULE I
            FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
           AND THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                             MARCH 31,                DECEMBER 31,
                        ___________________  _____________________________
                          1999       1998    1998       1997        1996
                          ____       ____    ____       ____        ____
Development and
 Production Expense
  Wages              $  14,059  $  28,395  $ 82,370    $ 88,704  $ 72,408
  Lease and supplies
    expense             16,409     13,448    48,074      44,037    47,083
  Insurance expense      2,674      6,252    27,961      16,921    31,992
  Truck & tractor
    expense              2,270      2,242    13,083      10,745    13,794
  Property taxes         3,336      7,167    25,623      32,982    15,759
  Payroll taxes          1,672      3,846     8,419       7,926     8,000
  Depreciation           3,270      4,749    18,764      13,040     6,947
  Brine treatment            0          0     2,819       2,090         0
  Oil well plugging          0          0    (4,339)          0         0
  Vehicle                   63      1,194     5,214      16,563     7,578
  Reimbursement of
    production expenses      0          0         0           0   (27,277)
                       _______  _________  ________     _______   _______
Total Development and
  Production Expense $  43,753  $  67,293  $227,988    $233,008  $176,284
                     _________  _________  ________     _______   _______

General and Administrative
  Expense
  Officer salaries   $       0  $       0  $      0    $      0  $ 86,703
  Director fees and
    expenses             2,170      3,085    11,878      23,469    28,172
  Consulting             8,582      7,738    26,647      52,589    21,636
  Legal and accounting  39,878     53,440   161,537     106,454    65,074
  Payroll taxes              0          0         0           0    18,915
  Office expenses        1,178      3,656    10,069      12,908    25,155
  Shareholder search     9,084          0         0           0         0
  Miscellaneous            100        250     8,540       1,029         0
                     _________  _________  ________     _______   _______


Total General and
Administrative
Expense              $  60,992  $  68,169  $218,671    $196,449  $245,655
                     _________  _________  ________     _______   _______

See notes to the financial statements.

                                                  APPENDIX A

               CUNNINGHAM NATURAL GAS CORPORATION

                              PROXY
                          COMMON STOCK

        SPECIAL MEETING OF STOCKHOLDERS - August 31, 1999
   This Proxy is solicited on behalf of the Board of Directors

          The undersigned hereby (i) appoints Martin M. Glesk and Christopher G. Hauser and each or any of them, with power of substitution, proxies to vote, as designated, all of the shares of Common Stock of Cunningham Natural Gas Corporation represented by this Proxy at the Special Meeting of Shareholders of Cunningham, to be held at The Old Library Restaurant, 116 South Union Street, City of Olean, County of Cattaraugus, New York on August 31, 1999, at 2:00 P.M. (E.S.T.), and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of Cunningham represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" approval and adoption of the Agreement and all of the transactions contemplated thereby and "FOR" the Liquidation.

(1)  PROPOSAL to approve and adopt the Purchase Agreement, dated
     October 8, 1997, as amended, by and among Cunningham and National Fuel Gas Supply Corporation (the "Agreement") and the matters contained therein.

          [  ]  FOR      [  ]  AGAINST  [  ]  ABSTAIN

(2) PROPOSAL to approve the Liquidation as contemplated by the Agreement.

          [  ]  FOR      [  ]  AGAINST  [  ]  ABSTAIN

(3) In their discretion to act on any other matter or matters which may properly come before the Special Meeting.

Please date, sign and return
promptly in the accompanying envelope.
                                  Dated: _____________, 1999


                         _______________________________________
                                        Signature

                         Your signature to this Proxy form should be exactly the same as the printed name. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

                           Appendix B








           ASSET PURCHASE AND REORGANIZATION AGREEMENT

                         BY AND BETWEEN

              NATIONAL FUEL GAS SUPPLY CORPORATION

                               AND

               CUNNINGHAM NATURAL GAS CORPORATION

           ASSET PURCHASE AND REORGANIZATION AGREEMENT


          This Asset Purchase and Reorganization Agreement ("Agreement") dated as of the 8th day of October, 1997, by and between NATIONAL FUEL GAS SUPPLY CORPORATION, a Pennsylvania corporation, with its principal office at 10 Lafayette Square, Buffalo, New York ("Buyer"), and CUNNINGHAM NATURAL GAS CORPORATION, a New York corporation with its principal office at 326 Interstate Parkway, Bradford, Pennsylvania ("Seller").


                       W I T N E S E T H:


          WHEREAS, Seller is engaged in the business of producing and selling natural gas, owning real property and owning investment securities (the "Business") as well as the production and sale of oil; and

          WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets of the Seller utilized in the Business, all on the terms and conditions hereinafter set forth; and

          WHEREAS, Seller and Buyer intend the transaction contemplated hereby to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended; and

          WHEREAS, Seller and Buyer are litigants in an action entitled "National Fuel Gas Supply Corporation v. Cunningham Natural Gas Corporation", currently pending in Supreme Court, Erie County, New York (the "Action") and are entering into this Agreement in settlement with a proposed resolution of the Action.

          NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants contained herein, the parties agree as follows:


                            ARTICLE I

                        PURCHASE AND SALE

          1.1  Sale of Assets.  At the Closing (as defined in
Section 2.1 hereof) and subject to all of the terms and conditions of this Agreement, Seller shall sell, assign, transfer and convey to Buyer good and marketable title, free and clear of all liens, liabilities, encumbrances, security interests and other restrictions, in and to all of Seller's assets, tangible and intangible, real, personal and mixed, wherever located, which are utilized in or useful to the conduct of the Business excepting only the excluded assets (as hereinafter defined). The assets to be sold by Seller and purchased by Buyer pursuant to this Agreement are sometimes hereinafter referred to as the "Subject Assets". The Subject Assets shall include, but shall not be limited to, the following:

               (a)  all cash and cash equivalents except as
otherwise specifically provided herein;

               (b)  all receivables due from North Penn Gas
Company (the "North Penn Receivable") and all contracts with
North Penn Gas Company;

               (c) all securities owned by Seller including those held in Seller's account #368-06414-16012 with Smith, Barney and Seller's account #880-03810-1-7 (Branch 8805) with
Edward Jones;

               (d)  all real property owned by Seller more
particularly described on Schedule 1.1(a) and all timber rights to all such real property;

               (e)  the Thomas Maxwell No. 2 Well and Frank Roche
Well and all pipelines, equipment, vehicles and other property used in the production of natural gas;

               (f)  all royalty interests in the Cattaraugus
County gas wells as identified on Schedule 1.2(f); and

               (g) all working interests, including those not owned by Seller on the date of this Agreement, in the Thomas
Maxwell No. 2 Well.

          Notwithstanding anything else contained in this Agreement, the Subject Assets shall not include:

          (i) any oil wells or any equipment or other property used by Seller in the production and sale of oil;
               or

          (ii) any cash or cash equivalents in an amount not to exceed $300,000 retained by Seller to pay deferred compensation obligations predating this Agreement, or

         (iii) any other assets identified on Schedule 1.1(b) hereto. The assets described in ((i), (ii) and (iii) collectively are the "Excluded Assets").

          1.2 Payment of the Purchase Price. In consideration of the sale by Seller to Buyer of the Subject Assets and Seller's performance of this Agreement, Buyer shall deliver to Seller at the closing common stock of National Fuel Gas Company ("Securities") having a value, as of the end of the last business day immediately preceding the closing date, (the "Valuation

Date") equal to the sum of (i) the cash and cash equivalents to be transferred to Buyer pursuant to Section 1.1(a); (ii) the value as of the Valuation Date, of the securities transferred pursuant to Section 1.1(c); (iii) the unpaid balance of the North Penn Receivable as shown on Seller's books and records on the Valuation Date; (iv) the fair market value of the real property transferred under Section 1.1(d), and (v) $950,000.

          1.3 Determination of Real Property Value. The fair market value of the real property described in Section 1.1(d) shall be determined by an appraisal to be conducted by an appraiser mutually designated by Seller and Buyer, who shall equally share the cost of the appraisal. Such appraiser shall be designated by the parties within 30 days of the date of this Agreement and instructed to deliver an appraisal no more than 120 days after the date of this Agreement.

          1.4 No Assumption of Liability. Buyer shall not assume any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise.

          1.5 Allocation and Adjustments. The Purchase Price shall be allocated among the Subject Assets as provided in
Schedule 1.5. Schedule 1.5 also sets forth the basis for adjustments to the Purchase Price for real property taxes and similar items.

          1.6 Pre-Closing Escrow Agreement. Contemporaneously with the execution of this Agreement Buyer and Seller shall enter into the Pre-Closing Escrow Agreement in the form annexed as
Exhibit 1.6 hereto.


                           ARTICLE II

                             CLOSING

          2.1 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Phillips, Lytle, Hitchcock, Blaine & Huber, 3400 Marine Midland Center, Buffalo, New York at 10:00 a.m. on the tenth (10th) business day after the latest to occur of satisfaction of the conditions to Closing specified at Sections 7.1(e),(g) and (h) and 8.1(c), provided all other conditions to Closing specified in Sections 7.1 and 8.1 are also satisfied, or such other place, date and time as the parties hereto shall mutually agree.

          2.2  Closing Documentation.  At the Closing,

               (a)  Seller will deliver to Buyer:

                    (i)  An executed Bill of Sale and Assignment
in the form of Exhibit 2.2(a)(i), proof of payment of any transfer taxes due on the transfer of Seller's securities, and such other instruments as Buyer shall reasonably request to evidence the transfer of the Subject Assets free of any liens, claims, encumbrances, security interests and/or transfer fees and expenses; and

                   (ii)  A bargain and sale deed with covenant
against grantor's acts in form reasonably acceptable to Buyer conveying good and marketable title to the real property identified at Schedule 1.1(d) to Buyer; and

                  (iii)  The opinion of counsel to Seller
required pursuant to Section 7.1(b); and

                   (iv)  The executed certificate required
pursuant to Section 7.1(f); and

                    (v)  Written instruction to the Escrow Agent
in form and content specified by Exhibit 1.6 directing the delivery of the funds held in escrow to Buyer; and

                   (vi)  A duly executed stipulation
discontinuing the Action on the merits and with prejudice; and

                  (vii)  Such other documents as Buyer may
reasonably request.

               (b)  Buyer will deliver to Seller:

                    (i)  The Securities constituting the Purchase
Price as referred to in Section 1.2 hereof; and

                   (ii)  A duly executed stipulation
discontinuing the Action on the merits and with prejudice; and

                  (iii) The opinion of counsel to Buyer required pursuant to Section 8.1(c); and

                   (iv)  The executed certificate required
pursuant to Section 8.1(b).


                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

          3.1 Seller represents and warrants to Buyer as follows:

               (a) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and Pennsylvania and has full power and authority to carry on the Business as now and heretofore conducted. The character and location of the properties owned, operated or leased by Seller and the nature of the business conducted by it do not require qualification of Seller in any jurisdictions other than New York and Pennsylvania.
Exhibit 3.1(a) hereto contains true and complete copies of Seller's Certificate of Incorporation, as amended, certified by the New York Secretary of State and its by-laws, as amended, certified by its Secretary.

               (b)  Authority Relative to Agreement.  The
execution, delivery and performance of this Agreement and all other agreements contemplated hereby (collectively, the "Other Agreements") by Seller and consummation by Seller of the transactions contemplated hereby and thereby have been duly and effectively authorized by all necessary action, and this Agreement constitutes and the Other Agreements when executed will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

               (c)  Effect of Agreement.  Except as indicated on
Schedule 3.1(c), the execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (i) do not require the filing with, or the consent, waiver, approval, license or authorization of any person, government agency or public or regulatory authority; (ii) do not require any filing with, or the consent or approval from any governmental agency or regulatory authority to enable the Business, after the Closing, to be conducted as now and heretofore conducted; (iii) do not violate, with or without the giving of notice or the passage of time, any provision of law applicable to Seller; (iv) do not conflict with or result in a breach of Seller's Certificate of Incorporation, as amended or its by-laws, as amended, or any mortgage, deed of trust, license, indenture or other agreement or other instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or character, to which Seller is a party or by which Seller or any of its assets may be bound or give to others any right to terminate, or result in termination of any provision of such instruments; and (v) do not result in the creation of any liability, lien, encumbrance, claim or other restriction upon any of the property or assets of Seller or in the acceleration or maturity of any debt of Seller.

               (d)  Capital Stock.  All of the issued and
outstanding capital stock of Seller is owned as indicated by
Schedule 3.1(d) annexed hereto, free and clear of any lien, liability, encumbrance or other restriction.

               (e) Financial Statements. The unaudited balance sheet of Seller as at December 31, 1996 and the related statements of earnings, stockholder's investment and changes in financial position for the year then ended (including the notes thereto) and the unaudited balance sheet of Seller as of July 31, 1997 and the related unaudited statement of income and retained earnings for the seven (7) month period then ended delivered by Seller to Buyer, present fairly the financial position of Seller as of such dates and the results of its operations and changes in its financial position for such periods. Copies of such financial statements are attached in Schedule 3.1(e) hereto. The Balance Sheet of Seller as of July 31, 1997 is hereinafter referred to as the "Balance Sheet", and July 31, 1997 is hereinafter referred to as the "Balance Sheet Date".

               (f) Absence of Certain Changes or Events. Since the Balance Sheet Date except as specified in Schedule 3.1(f) hereto, Seller has not (i) undergone any change in its condition (financial or other), properties, assets, liabilities, business, operations or prospects except changes in the ordinary and usual course of its business and consistent with its past practice and which have not been, either in any case or in the aggregate, adverse to it; (ii) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction any of its properties or assets; (iii) acquired or disposed of any interest in any material asset or material property except the purchase of materials and supplies and the sale of inventory in the ordinary and usual course of its business and consistent with its past practice; (iv) adopted or amended any profit sharing or deferred compensation plan, agreement, arrangement or practice for the benefit of any director, officer or employee or changed the current or deferred compensation (including bonuses) to be paid to any director, officer, or employee; (v) suffered any damage, destruction or loss (whether or not covered by insurance) which adversely affects its condition (financial or other), properties, assets, business, operations or prospects;
(vi) declared any bonus or increase in the salary or compensation, current or deferred, of any employee; (vii) without limiting the generality of any of the foregoing, entered into any transaction except in the ordinary and usual course of its business and consistent with its past practice.

               (g)  Liabilities.  Seller does not have any
liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except (i) as set forth in the Balance Sheet; and (ii) those trade payables incurred in the ordinary and usual course of its business and consistent with its past practice since the Balance Sheet Date which in the aggregate do not exceed $20,000.

               (h)  Insurance.  Included in Schedule 3.1(h)
hereto is a list of all policies of property, fire, liability, life and other forms of insurance, and indemnity bonds, carried by Seller identifying the nature of risks covered and the amount of coverage in each case. All such policies identified in
Schedule 3.1(h) as being currently effective are in full force. Seller has given due and timely notice of any claim and of any occurrence known to Seller which may give rise to a claim which may be covered by any such insurance and has otherwise complied in all respects with the provisions of such policies.

               (i) Tax Matters. Seller has duly filed with the appropriate foreign, federal, state and local governmental agencies all tax returns and reports which are required to be filed, and has paid in full all taxes (including interest and penalties) owed by Seller. The tax returns listed on
Schedule 3.1(i) are all of the tax returns filed by Seller for the last five (5) years. Adequate accrual has been made in the Balance Sheet for all the accrued and unpaid foreign, federal, state and local taxes (including interest and penalties) of Seller for the period then ended whether or not yet due and payable and whether or not disputed. Except as described in
Schedule 3.1(i), the federal income tax returns of Seller have never been audited by the Internal Revenue Service. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority, any agreement extending the period for assessment or collection of any taxes. Seller has not received notice of any intention to audit any of its tax returns. Seller is not a party to any pending action or proceeding, nor is any action or proceeding threatened, by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes, has been asserted against Seller.

               (j) Title to and Condition of Real Estate. All of the real property presently owned or occupied by Seller and/or used or utilized in the Business is described in Schedule 3.1(j) hereto (the "Premises"). Seller is, except as noted on Schedule 3.1(j), the owner of a fee simple estate in the Premises, subject to no mortgage, pledge, lien, option, conditional sale agreement, security interest, encumbrance or any other restriction. The Premises, and all improvements located thereon, comply with all zoning, land use, environmental, building and fire laws, codes, ordinances and regulations. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened before any federal, state, municipal, regulatory or administrative authority affecting the Premises. Seller is not in default with respect to any order, judgment, injunction or decree of any court or other governmental authority with respect to the Premises. Seller is not in default under any agreement, contract or lease relating to the Premises. The improvements located on the Premises are in working order. The improvements located on the Premises do not contain asbestos of any kind whatsoever, or urea formaldehyde foam insulation. There are no leases or subleases affecting the Premises except as noted on Schedule 3.1(j). All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required for the use and operation of the Premises are available and in working condition.

          Except as consistent with applicable Environmental Laws, (as hereinafter defined) Seller has not deposited or caused to be deposited and has no knowledge of any Regulated Substances (as hereinafter defined) on or below the surface of the Premises or any improvements located thereon. Seller has not used the Premises for the manufacture, refining, generating, treatment, storage, or disposal of any Regulated Substances. Seller, to the best of its knowledge, has no potential to be liable for cleanup or response costs with respect to the emission, discharge, or release of any Regulated Substance or for any other matter arising under the Environmental Laws due to its ownership or use of the Premises. To the best of Seller's knowledge, no "underground storage tank" (as that term is defined in regulations promulgated by the Environmental Protection Agency) is located in the Premises. As used in this Agreement, "Regulated Substances" shall mean waste, substance, materials, smoke, gas or particulate matter proscribed or otherwise regulated as hazardous, toxic, contaminating, polluting, poisonous or dangerous under any Environmental Law and "Environmental Law" shall mean the Comprehensive Environmental Response Compensation and Liability Act and any other law commonly referred to as "superfund" or "superlien", the Clean Water Act, the Clean Air Act or any successor to such laws or any other applicable federal, state or local environmental, health or safety law, rules or regulations imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

          Seller has no knowledge of any pending or threatened assessments for municipal improvements which may affect or become a lien on the Premises.

               (k) Title to and Condition of Properties and Assets. Seller has good and marketable title to all of the Subject Assets, subject to no mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other restriction. Except as otherwise specified in Schedule 3.1(k) hereto, the tangible assets included in the Subject Assets, including all vehicles, machinery and equipment are in working order.

               (l) Contracts; No Defaults. Seller is not a party to or subject to any agreement, contract or commitment (whether oral or written) except as described in Schedule 3.1(l) hereto. All such agreements, contracts and commitments are valid, binding and in full force and effect and Seller is not in default or alleged to be in default thereunder and Seller has no knowledge that any other party thereto is in default. Each contract so identified on Schedule 3.1(l) may be assigned to Buyer without the consent of any other person and without giving notice to any person regarding this Agreement or the sale and transfer of the Subject Assets or other transactions contemplated hereby. Seller has in service sufficient equipment, properly maintained, to enable it to perform its contractual commitments and conduct business in the ordinary course.

               (m) Labor Matters. Seller is not party to any union, collective bargaining or other similar agreements. Seller has paid in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees.
Schedule 3.1(m) describes the vacation and severance policies of Seller. Seller is not liable for any arrears of wages or any payroll taxes or any penalties or other damages for failure to comply with any applicable foreign, federal, state and local laws relating to the employment of labor. All of Seller's employees may be terminated "at will".

               (n) Employee Benefit Plans. Except for the plans described on Schedule 3.1(n)("Plans"), Seller does not maintain or contribute to, and has never maintained or contributed to, any deferred compensation, pension, profit sharing, thrift, stock bonus, stock option, employee stock purchase, life insurance, health care, sickness or disability plan or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as described on Schedule 3.1(n), each Plan that is intended to qualify under Section 401(a) or Section 403(a) of the Internal Revenue Code of 1986, as amended ("Code") has been determined by the Internal Revenue Service to so qualify, and does so qualify, and there has been no termination, partial termination or discontinuance of contributions to such Plan. Except as described on Schedule 3.1(n), each Plan is now and at all times has been operated in compliance with all applicable provisions of ERISA and the Code, and all applicable regulations, rulings and announcements issued thereunder. Except as described in Schedule 3.1(n), Seller has never contributed to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and has never withdrawn from any such multiemployer plan, nor has Seller ever maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code or
Section 302 of ERISA. Seller does not provide health benefits to any retiree, other former employee or dependent or spouse of a retiree or other former employee. No Plan nor any fiduciary thereof or other person has engaged in a prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.

               (o) Transactions with Certain Persons. Except as disclosed on Schedule 3.1(o), after the date of this Agreement there will be no transactions between Seller and any current or former director, officer or employee of Seller except employment arrangements as disclosed in the Agreement or Schedule 3.1(o).

               (p) Salary. Schedule 3.1(p) hereto contains the names and current annual salary of all present officers and salaried employees of Seller. Schedule 3.1(p) hereto also contains a description of the wage rates of all hourly employees of Seller.

               (q)  Patents, Trademarks and Trade Secrets.  The
Business as heretofore conducted does not infringe or constitute, and has not infringed or constituted, an unlawful invasion of any proprietary rights of any person and no notice of any such infringement or invasion has been received by Seller.

               (r) Banking Relations. Each arrangement which Seller has with any banking or financial institution is described in Schedule 3.1(r) hereto, indicating with respect to each arrangement the type of arrangement maintained and the person or persons authorized to act on behalf of Seller in respect thereof. Seller has not given any person a power of attorney to act on its behalf.

               (s)  Litigation and Claims.  Except for the
Action, there is no pending or threatened action, suit, proceeding, claim, investigation or notice by or against Seller (whether or not covered by insurance), and there is no outstanding order, notice, writ, injunction or decree of any court, government or governmental agency against or affecting Seller.

               (t) Permits; Burdensome Agreements. Seller holds all licenses, permits, and other approvals that are required to permit it to conduct the Business as now conducted and all such licenses, permits, and other approvals are described in Schedule 3.1(t) and are valid and in full force and effect and assignable to Buyer without the consent of any other party.

               (u) Compliance with Law. Seller is and has been in compliance with all laws, ordinances, regulations, orders, licenses, franchises and permits applicable to it, its properties and assets, and to the operation of the Business, including, but not limited to such laws and regulations relating to protection of the public health or environment, waste disposal, hazardous substances or wastes and occupational health and safety.

               (v) Books and Records. The books and records of Seller are complete and correct and accurately reflect the basis for the financial condition and results of operations of Seller as set forth in the financial statements referred to in Section 3.1(e) hereof.

               (w) Finders' Fees. No person acting on behalf of Seller or any shareholder of Seller has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement.

               (x) General Representation and Warranty. Neither this Agreement nor any Schedule or other documents furnished by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance known to Seller which materially adversely affects, or in the future, as now reasonably foreseeable, is likely to materially adversely affect the condition (financial or other), properties, assets, liabilities, business, operations or prospects of the Business which has not been set forth in this Agreement or the Schedules hereto. The Subject Assets constitute all of the assets necessary to conduct the Business as heretofore conducted by Seller.
                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

          4.1 Buyer represents and warrants to Seller as follows:

               (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to own, operate and lease its properties as presently owned, operated and leased and to carry on its business as now and heretofore conducted.

               (b)  Authority Relative to Agreement.  The
execution, delivery and performance of this Agreement by Buyer and consummation by it of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, or similar laws affecting the rights of creditors generally subject to the discretion of courts to award equitable remedies. The Securities when delivered to Seller will be duly issued, fully paid and non-assessable.

               (c) Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated thereby (i) do not require the filing with, or the consent, waiver, approval, license or authorization of, any person, government agency or public or regulatory authority except as noted in Article VII; (ii) do not violate, with or without the giving of notice or the passage of time, any provision of law applicable to Buyer; and (iii) do not conflict with or result in a breach of Buyer's Certificate of Incorporation or its by-laws or any mortgage, deed of trust, license, indenture, or other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets may be bound or give to others any right to terminate, or result in termination of any provision of such instruments.

               (d) Finders' Fees. No person acting on behalf of Buyer has claims to, or is entitled to under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement.
                            ARTICLE V

                       COVENANTS OF SELLER

          5.1 Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date:

               (a) Negative Covenants. Except as otherwise expressly provided by this Agreement, or as Buyer may otherwise consent to in writing, Seller shall not engage in any activity or enter into any transaction outside of the ordinary and usual course of its business or which would be inconsistent with its past practice or with the terms of this Agreement or which would render inaccurate as of the Closing Date any of the representations and warranties set forth in Article III as if such representations and warranties were made at and as of the Closing Date.

               (b) Conduct of Business. Seller shall preserve intact the Business and preserve its good will with all suppliers, customers, and others having business relations with the Business.

               (c) Access to Information. Seller shall afford Buyer and its representatives full access, during normal business hours and upon reasonable notice, to all of the assets, properties, books, records, and agreements of Seller, and shall furnish to Buyer and its representatives such information regarding Seller, the Business, and/or the assets to be sold hereunder as Buyer may reasonably request. Seller shall also cooperate with Buyer in an inspection of the Premises and all improvements thereon, including, without limitation, an environmental audit and/or any environmental testing Seller may request of the Premises. The investigation by Buyer and furnishing of information to Buyer shall not affect the right of Buyer to rely on the representations, warranties, covenants and agreements of Seller in this Agreement.

               (d)  Performance of Pre-Closing Escrow Agreement.
Seller will deliver funds to the Escrow Agent as required under the Pre-Closing Escrow Agreement and otherwise perform as required by the Pre-Closing Escrow Agreement.

          5.2 Consents of Others. Prior to the Closing, Seller shall have obtained, and to the extent necessary shall have fully cooperated with Buyer to assist Buyer's efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement and the continuation of the Business by Buyer. Seller shall take all action necessary to obtain required shareholder approval of the transactions contemplated by this Agreement and shall take such action as Buyer may reasonably request to obtain such shareholder approval.

          5.3 Change in Representations and Warranties. In the event Seller learns that any of the representations and warranties of Seller contained in or referred to in this Agreement is or will become inaccurate, Seller shall give immediate detailed written notice thereof to Buyer.

          5.4 Cooperation. After the Closing, Seller shall assist and cooperate with Buyer in effecting a transition of ownership of the Business to Buyer without a material disruption of the operations of the Business and to best preserve the good will of those having business relationships with the Business.

          5.5 I.R.S. Ruling. No later than 30 days after the execution of this Agreement Seller shall apply for, and shall diligently pursue, the application for the tax ruling required by
Section 8.1(c).


                           ARTICLE VI

                       COVENANTS OF BUYER

          6.1 Consents of Others. Prior to the Closing, Buyer shall have obtained all authorizations, consents and permits of others required of it to permit it to consummate the transactions contemplated by this Agreement. Buyer shall make the necessary filings contemplated by Section 7.1(f) and (g) no later than 30 days after the execution of this Agreement.

          6.2 Change in Representations and Warranties. In the event Buyer learns that any of the representations and warranties of Buyer contained in or referred to in this Agreement is or will become inaccurate, Buyer shall give immediate detailed written notice thereof to Seller.

                           ARTICLE VII

                   CONDITIONS TO OBLIGATION OF
                   BUYER TO CONSUMMATE CLOSING

          7.1 Conditions. The obligation of Buyer under this Agreement to consummate the Closing is subject to the conditions that:

               (a) Covenants, Representations and Warranties. Seller shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Seller prior to or at the Closing Date. The representations and warranties of Seller set forth in this Agreement shall be accurate in all respects, at and as of the date made and also at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

               (b) Opinion of Seller's Counsel. Buyer shall have received from counsel to Seller the favorable opinion, dated the Closing Date, in the same form and on the same terms as
Schedule 7.1(b) hereto.

               (c) No Adverse Change. There shall have been, in the good faith judgment of Buyer, no material adverse change in the Business or Subject Assets since the date of this Agreement.

               (d) Consents. Buyer shall be assured that all permits, licenses and other governmental and official authorizations necessary to Buyer to continue to conduct the Business as heretofore conducted and to consummate the transactions contemplated by this Agreement have been obtained and will be in effect. Based upon the results of Buyer's environmental audit of the Premises, Buyer shall be satisfied that there is no Regulated Substance on or beneath the Premises which would violate or require removal or remediation under any federal, state or local law, rule or regulation.

               (e) Certificates. Buyer shall have received certificates executed by an authorized officer of Seller dated the Closing Date, in the same form and on the same terms as
Exhibit 7.1(e) hereto.

               (f) Securities Registration. The Securities shall have been duly registered under the Securities Act of 1933 and Buyer and/or the issuer of the Securities shall be lawfully permitted to issue the Securities to Seller.

               (g) Other Filings and Approvals. Any required filings and approvals under the Public Utility Holding Company

Act or any other applicable regulatory act shall be completed and received.

               (h)  Working Interests.  Seller shall have
acquired all working interests in its natural gas wells owned by third parties to this transaction, including but not limited to the Smole interest, and shall have provided Buyer with evidence of such acquisition.

               (i) Maxwell Rights and Interests. Buyer shall have acquired the rights and interests specified in the letter dated July 23, 1997 from Buyer to the named heirs and assigns of Thomas Maxwell, unless this condition is otherwise waived by Buyer.

               (j) Inspections. Seller, exercising reasonable business judgment, shall be satisfied with the results of the environmental audit and/or environmental testing of the Premises and that the tangible assets included in the Subject Assets are in working order.

               (k) Further Commitment. The shareholders of Seller listed on Schedule 7.1(k) shall have executed the agreement annexed as Exhibit 7.1(k) undertaking, after the closing, not to be involved as owner, operator or otherwise in any well drilling activity that will invade or presents a material risk of invading the State Line Field.


                          ARTICLE VIII

                    CONDITIONS TO OBLIGATION OF
                    SELLER TO CONSUMMATE CLOSING

          8.1 Conditions. The obligations of Seller under this Agreement to consummate the Closing are subject to the conditions that:

               (a) Covenants, Representations and Warranties. Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing and the representations and warranties of Buyer set forth in
Article IV shall be accurate in all respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

               (b) Certificate. Seller shall have received a certificate executed by Buyer, dated the Closing Date, in the same form and on the same terms as Schedule 8.1(b) hereto.

               (c) Opinion of Buyer's Counsel. Seller shall have received from counsel to Buyer the favorable opinion, dated the Closing Date, in the same form and on the same terms as
Schedule 8.1(c).

               (d) IRS Ruling. Seller shall have received a ruling from the Internal Revenue Service that the performance of this Agreement will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.


                           ARTICLE IX

                           TERMINATION

          9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) Mutual Consent. Upon the mutual consent of all parties hereto;

               (b) Adverse Proceedings. By either Buyer or Seller if any order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions contemplated hereby shall have been entered or, on the Closing Date, there is any pending or threatened litigation in any court, or any proceeding by or before any governmental body, with a view to seeking to restrain or prohibit consummation of this Agreement or in which damages are sought in connection with this Agreement, or if any investigation by any governmental body is pending or threatened which might result in any such litigation or other proceeding;

               (c) Conditions to Buyer's Obligations. By Buyer if any of the conditions provided in Article VII hereof shall not have been satisfied, complied with or performed in any respect on or before the Closing Date and Buyer shall not have waived in writing such failure of satisfaction, non-compliance or non-performance; or

               (d)  Conditions to Seller's Obligations.  By
Seller if any of the conditions provided in Article VIII hereof shall not have been satisfied, complied with or performed in any material respect on or before the Closing Date and Seller have not waived in writing such failure of satisfaction, non-compliance or non-performance.

               (e) Delayed Closing. By either party if the Closing shall not have occurred by April 1, 1998.

          9.2 Effect of Termination. Termination of this Agreement pursuant to this Article IX shall not result in any liability on the part of any party hereto or their respective representatives, directors, officers, shareholders or agents; provided, however, if this Agreement is terminated pursuant to this Article IX by any party as a result of another party's breach of a representation, warranty or covenant, then the breaching party shall pay all costs and expenses (including attorneys' fees) incurred by the terminating party in connection with the negotiation and execution of this Agreement and all Other Agreements. The parties recognize that if this Agreement is terminated either party will have the right to proceed with the Action.

                            ARTICLE X

           SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                  COVENANTS AND INDEMNIFICATION

          10.1 Survival. The representations, warranties, covenants, agreements and obligations of the parties hereto shall survive the Closing.

          10.2 Indemnification. Seller hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all damages, claims, liabilities, losses, costs and expenses whatsoever (including attorneys fees) arising out of, attributable to, resulting from, or incurred with respect to (i) any breach of warranty or misrepresentation by or on behalf of Seller under this Agreement or any Other Agreement, or the breach or non-performance of any covenant, agreement, or obligation to be performed by Seller under this Agreement or any Other Agreement between Buyer and Seller; (ii) any misrepresentation in, or omission from, any certificate or instrument executed and delivered or to be executed and delivered by or on behalf of Seller in connection with this Agreement; (iii) any act or omission of Seller in the operation of the Business prior to the Closing Date; (iv) any liability or obligation of Seller not expressly assumed under this Agreement by Buyer; (v) any failure of Buyer and Seller to comply with any bulk sales act or similar law.

               Buyer agrees to defend, indemnify and hold Seller harmless from and against any and all damages, claims, liabilities, losses, costs and expenses whatsoever (including reasonable attorney's fees) arising out of, attributable to, resulting from or incurred with respect to (i) any breach of Buyer's warranties at Article IV of this Agreement, or (ii) the breach or nonperformance by Buyer of any covenant set out at
Article VI of this Agreement.

          10.3 Limitations. Buyer may not assert a claim against the Seller based upon a breach of the representations contained in Article III after the Closing Date unless Buyer shall have notified Seller in writing of such breach prior to the first anniversary of the Closing Date; provided however, that this time limitation shall not apply to a breach of Seller's representations of warranties contained in Sections 3.1(g), 3.1(i), 3.1(j) and 3.1(n) of this Agreement.

          10.4 Nonexclusivity. The rights to indemnification provided by this Article XI are not exclusive and shall not be construed to exclude or preclude the exercise of, and shall be in addition to, any other rights of the parties hereto, express or implied, under this Agreement or applicable law for misrepresentation, breach of contract or warranty or the breach or non-performance of any agreement, covenant or obligation.

          10.5 Security for Indemnification. To provide security to Buyer for Seller's indemnification obligations hereunder, Buyer and Seller shall at the Closing execute the Post-Closing
Escrow Agreement annexed as Exhibit 10.5.


                           ARTICLE XI

                          MISCELLANEOUS

          11.1 Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any warranties, representations, covenants or agreements except as specifically set forth herein or expressly required to be made or delivered pursuant hereto.

          11.2 Modifications. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto.

          11.3 Further Assurances. From time to time after the Closing Date, Seller will execute all such instruments and take all such actions as Buyer shall reasonably request in order more effectively to convey and transfer all of the Subject Assets to Buyer. Seller and Buyer shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

          11.4 Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors, permitted assigns, transferees and legal representatives. This Agreement shall not be assignable by any party hereto except Buyer may assign this Agreement to a wholly-owned subsidiary corporation of Buyer or of National Fuel Gas Company.

          11.5 Expenses. Seller and Buyer shall each bear and pay all costs and expenses respectively incurred by each of them on their behalf in connection with this Agreement, including, without limitation, fees and expenses of their own financial consultants, accountants and counsel.

          11.6 Knowledge or Belief. The knowledge of a shareholder or any officer of Seller shall be deemed to be knowledge of Seller.

          11.7 Notices. Any notices or other communications required or permitted to be given pursuant to this Agreement shall be deemed to have been given if in writing and delivered personally or sent by certified mail, postage prepaid, addressed as follows:

               (a)  To Buyer:

                    National Fuel Gas Supply Corporation
                    10 Lafayette Square
                    Buffalo, New York 14203
                    Attn:  John R. Pustulka - Vice-President
                           and David W. Reitz, Esq. - Assistant
                           General Counsel

                    With a copy to:

                    Phillips, Lytle, Hitchcock, Blaine & Huber
                    3400 Marine Midland Center
                    Buffalo, New York 14203
                    Attn:  Richard F. Griffin, Esq.

               (b)  To Seller:

                    Cunningham Natural Gas Corporation
                    326 Interstate Parkway
                    Bradford, Pennsylvania
                    Attn:

                    With a copy to:

                    Hurwitz & Fine, P.C.
                    1300 Liberty Building
                    Buffalo, New York  14202
                    Attn:  James D. Gauthier, Esq.



or such other addresses as shall be furnished in writing by any party to the other party.

          11.8 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meanings hereof.

          11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.10  Governing Law.  This Agreement shall be
governed, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

          IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date above first written.



                         NATIONAL FUEL GAS SUPPLY CORPORATION


                         By  /s/ John R. Pustulka
                           _____________________________________


                         CUNNINGHAM NATURAL GAS CORPORATION


                         By  /s/ Martin M. Glesk
                           ____________________________________

                                                  Exhibit 10.5
                                                  ____________


                          POST-CLOSING
                        ESCROW AGREEMENT
                        ________________


          THIS ESCROW AGREEMENT ("Agreement") is made as of the _____ day of ___________, 1999, by and between NATIONAL FUEL GAS SUPPLY CORPORATION, a Pennsylvania corporation with its principal office at 10 Lafayette Square, Buffalo, New York 14203 ("NFG") and CUNNINGHAM NATURAL GAS CORPORATION, a New York corporation with its principal office at 326 Interstate Parkway, Bradford, Pennsylvania ("CNGC").

          WHEREAS, NFG and CNGC are parties to an Asset Purchase and Reorganization Agreement dated October 8, 1997 as modified by a Supplemental Agreement dated March 15, 1999 (the
"Reorganization Agreement"); and

          WHEREAS, pursuant to the Reorganization Agreement NFG is transferring shares of stock of National Fuel Gas Company (the
"Securities") to CNGC and CNGC is transferring to NFG certain assets; and

          WHEREAS, the Reorganization Agreement provides certain representations and warranties to NFG by CNGC in connection with the exchange of the Securities for assets; and

          WHEREAS, NFG has requested security for the indemnification undertaking of CNGC in the event that there is any material breach of the representations and warranties made by CNGC; and

          WHEREAS, CNGC has agreed to deposit a portion of the Securities into escrow on the terms and conditions herein provided to provide security to NFG.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

          1. Appointment of Escrow Agent. NFG and CNGC hereby appoint _____________________ as their Escrow Agent to receive, hold and administer the Escrow Fund (as hereinafter defined) subject to the terms and conditions of this Agreement.

          2.   Delivery of Securities to Escrow Agent.
Contemporaneously with the execution of this Agreement and until the occurrence of a Termination Event (as hereinafter defined) CNGC shall deliver Securities transferred to it by NFG at the Closing of the Reorganization Agreement and having a fair market value of $500,000 as of the Closing to the Escrow Agent. Said Securities are hereinafter referred to as the "Escrow Fund". In addition to the Securities, CNGC shall deliver to the Escrow Agent an Assignment Separate from Certificate, duly executed by each registered owner of Securities comprising the Escrow Fund, authorizing the transfer of the Securities in the Escrow Fund to NFG.

          3. Regarding the Escrow Fund. The following terms and conditions shall be in effect so long as the Escrow Agent is in possession of the Escrow Fund:

               a. The Securities comprising the Escrow Fund shall at all times remain as issued and outstanding on the books and records of National Fuel Gas Company and shall appear as registered to the individual shareholders of Cunningham in proportionate amounts as furnished to the transfer agent of NFG by CNGC. Securities in the Escrow Fund attributable to CNGC shareholders who have not been identified and/or located by CNGC shall be registered to CNGC;

               b. Any and all dividends paid on the Securities held as the Escrow Fund and the Unrestricted Escrow
     Securities shall be paid to the registered owner;

               c. All voting rights to the Securities held as the Escrow Fund and the Unrestricted Escrow Securities shall remain with the registered owner and the Escrow Agent shall vote such Securities as directed by the registered owner;

               d. The only restrictions on the return of the Escrow Fund to the registered owner are the terms and conditions of this Agreement.

          4. Termination Event. A "Termination Event" shall occur if:

               a. twelve months have elapsed from the Closing and no notice has been given to the Escrow Agent of any claim against the Escrow Fund.

               b. In the event a claim is made against the Escrow Fund, the Escrow Agent receives written notice from CNGC and NFG that such claim has been resolved and such notice further directs the Escrow Agent as to the disposition of the Escrow Fund.

                    In no event shall the Escrow Fund be held more than four years and eleven months after the date hereof. Unless instructed to the contrary by NFG and CNGC, or by an order from a court of competent jurisdiction, after four years and eleven months the Escrow Agent shall deliver the Escrow Fund to each registered owner of the Securities.

          5. Resolution of Claims. In the event a claim is made against the Escrow Fund, such claim shall be resolved by an arbitration conducted in accordance with the rules of the American Arbitration Association then obtaining. Any such arbitration may be demanded by either NFG or CNGC after the assertion of a claim against the Escrow Fund. Any arbitration shall be conducted in Erie County, New York. The arbitrator(s) shall be authorized to award so much of the Securities to NFG as the arbitrator(s) conclude represents the loss incurred by NFG within the scope of the indemnification obligation owed to NFG by CNGC pursuant to Article X of the Reorganization Agreement.

          6. Limited Liability of Escrow Agent. The duties and obligations of the Escrow Agent hereunder shall be limited solely to such duties as are expressly set forth herein. The Escrow Agent shall be entitled to rely upon, as genuine and accurate, any written instrument, notice, opinion, or other document furnished to the Escrow Agent by any party hereto, reasonably believed by the Escrow Agent to be genuine and to have been signed by the party or parties purporting to have executed such document.

               In the event of any disagreement between the parties to this Agreement resulting in adverse claims and demands being made in connection with or against the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to release the Escrow Fund until any such disagreement is finally resolved by a court of competent jurisdiction, by an arbitration proceeding held in accordance with Section 5 hereof or by mutual agreement of NFG and CNGC, and in so doing, the Escrow Agent shall not be or become liable to any party hereto. If either NFG or CNGC shall name the Escrow Agent as party to any legal proceeding regarding the appropriate disposition of the Escrow Fund, the entity so naming the Escrow Agent a party shall pay, on demand, the Escrow Agent's reasonable legal fees. If a registered owner of Securities other than CNGC names the Escrow Agent a party to any such legal proceeding, then CNGC shall pay the Escrow Agent's legal fees. The Escrow Agent may withhold distribution of the Escrow Fund pending payment of any such legal fees or disbursements.

          7.   Notices.    Written notices and other
communications shall be sent by first class mail, or given personally, to a party at its address set forth above. Notice to National Fuel Gas shall be sent to the attention of or given to John R. Pustulka, Vice President and David W. Reitz, Esq., Assistant General Counsel. A copy of notices or other communications shall, if sent or given to NFG, also be sent or given to Richard F. Griffin, Esq. at Phillips, Lytle, Hitchcock, Blaine & Huber, 3400 Marine Midland Center, Buffalo, New York 14203. Notice to CNGC shall be sent to the attention of or given to Martin Glesk, President. A copy of notices or other communications, shall, if sent or given to CNGC, also be sent or given to James D. Gauthier, Esq. at Hurwitz & Fine, P.C., 1300 Liberty Building, Buffalo, New York 14202.

          8. Additional Escrow. Pursuant to the terms of a Supplemental Agreement dated March 15, 1999, in addition to the Securities delivered pursuant to paragraph 2 hereof to the Escrow Fund provided for in paragraph 3 hereof, CNGC shall also deliver to the Escrow Agent Securities not subject to paragraph 3 hereof, representing the balance of the interest of the Unlocateds (as defined in said Supplemental Agreement) in the Securities. These additional shares shall be referred to as the "Unrestricted Escrow Securities". The Escrow Agent shall hold the Unrestricted Escrow Securities until receipt of instructions for distribution from CNGC and NFG following the issuance of a final Order as provided for in the Supplemental Agreement and shall distribute such Unrestricted Escrow Securities as provided for in such instructions. In the event that any claim to an interest in the Securities attributable to the Unlocateds is made, the Escrow Agent shall hold any Unrestricted Escrow Securities, and any related Escrow Securities under paragraph 3 hereof that become available for distribution and are subject to any such claim, until the final disposition of any proceeding contesting the ownership of such Securities, unless otherwise instructed by CNGC and NFG.

          9. Miscellaneous. This Agreement shall not be amended, modified or changed, except by written agreement of all parties hereto. No waiver by any party hereto of any rights it may have hereunder or with respect hereto shall be effective unless by a written instrument, and a waiver of any rights by any party shall not constitute a waiver of any other rights hereunder.

               This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof.

               The paragraph headings of this Agreement are for convenience or reference only, do not modify this Agreement or form a part hereof, and shall not in any way be referred to in interpreting or construing the intentions of the parties.

               This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                         NATIONAL FUEL GAS SUPPLY CORPORATION


                         By:____________________________________


                         CUNNINGHAM NATURAL GAS CORPORATION


                         By:____________________________________

                                                  Appendix C
                                                  __________

                     SUPPLEMENTAL AGREEMENT

          (As restated to give effect to an amendment
                     dated as of May, 1999)


          SUPPLEMENTAL AGREEMENT made this 15th day of March, 1999, by and between NATIONAL FUEL GAS SUPPLY CORPORATION
("Buyer") and CUNNINGHAM NATURAL GAS CORPORATION ("Seller").

          (1)  Buyer and Seller herewith agree that Section
9.1(e) of the Asset Purchase and Reorganization Agreement between
Buyer and Seller dated as of October 8, 1997 ("Agreement") is amended to read as follows:

               "(e) Delayed Closing.  By either party
          if the Closing shall not have occurred by June 30, 1999."

               Buyer and Seller further agree that, provided that the conditions to Closing specified in the Agreement are satisfied prior to June 30, 1999, they will take all reasonable action to close the transaction as soon as reasonably practicable after the fulfillment of all such conditions to closing.

          (2) Buyer and Seller acknowledge that the value of the real property and timber rights referenced at Section 1.1(d) of the Agreement have been valued pursuant to Section 1.3 of the Agreement and that the total value of such real property and timber rights is $465,019.

          (3) The parties acknowledge that they have further supplemented the provisions of the Agreement as follows:

               At the Closing, the Buyer will deliver to the Seller the Securities constituting the Purchase Price in a single stock certificate registered to Seller, subject to the provisions of this Supplemental Agreement set out below and the Post-Closing Escrow Agreement, a copy of which is annexed hereto and which shall constitute Exhibit 10.5 to the Agreement. The parties acknowledge that some of the owners of Seller's shares have been or by the Closing will be identified and located (the "Locateds") and other owners of Seller's shares have not and by the Closing will not have been identified and/or located (the "Unlocateds"). Immediately after the Closing, Seller shall surrender to the transfer agent for the Securities the stock certificate delivered to Seller at the Closing and shall direct said transfer agent to issue stock certificates as follows:

               (a)  For each of the Locateds, two stock
                    certificates which together shall represent each of the Locateds' pro-rata share of the Securities based upon the total issued and outstanding shares of the Seller. One of the certificates for each of the Locateds shall be for the number of shares which equals that shareholder's pro-rata portion of the Securities to be held as the Escrow Fund under the Post-Closing Escrow Agreement. The second certificate for each of the Locateds shall be for the number of shares representing the balance of that shareholder's pro-rata interest in the Securities. This second certificate shall be delivered to the Seller which shall be responsible for delivering it to the shareholder in whose name it is registered.

               (b)  As to that portion of the Securities
                    representing the Purchase Price attributable to the Unlocateds, Seller shall direct the transfer agent for the Securities to issue two stock certificates in the name of the Seller. One certificate shall represent that portion of the Securities attributable to the Unlocateds which is to be held in the Escrow Fund pursuant to the provisions of paragraph 3 of the Post-Closing Escrow Agreement. The balance of the Securities attributable to the Unlocateds shall be held by the Escrow Agent pursuant to paragraph 8 of the Post-Closing Escrow Agreement and shall be distributable as therein provided below.

          Within twenty (20) days of the Closing, the Seller shall obtain an Order from the Court in which the Action is pending which Order shall direct Seller to give notice to the New York State Attorney General to show cause why a further order should not be entered directing the Escrow Agent (i) to deliver the Securities held pursuant to paragraph 8 of the Post-Closing Escrow Agreement to the Locateds on a pro-rata basis, (ii) to the extent that any of the Securities attributable to the Unlocateds which are held pursuant to paragraph 3 of the Post-Closing Escrow Agreement are ultimately distributable to the registered owner, to distribute such shares to the Locateds on a pro-rata basis.

          The shares representing the interest of the Unlocateds held under paragraph 8 of the Post-Closing Escrow Agreement shall be distributed in accordance with a final Order (i. e., after all appeals have been taken and finally decided and/or the time for further appeal has expired) in such proceeding. Seller and Buyer shall direct the Escrow Agent under the Post-Closing Escrow Agreement to distribute Securities attributable to the Unlocateds in accordance with the provisions of such final Order. Upon such distribution, the parties shall conclude the Action by appropriately filing the Stipulations of Discontinuance exchanged at the Closing and by seeking and obtaining a final Order concluding the Action on the basis of such Stipulations. Said final Order shall also govern the distribution of Securities attributable to the Unlocateds held under paragraph 3 of the

Post-Closing Escrow Agreement to the extent no claim is successfully made against the Escrow Fund pursuant to the Post-
Closing Escrow Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         NATIONAL FUEL GAS SUPPLY CORPORATION


                         By:        /s/ John R. Pustulka
                            _________________________________


                         CUNNINGHAM NATURAL GAS CORPORATION


                         By:       /s/ Martin M. Glesk
                            _________________________________

                                                  APPENDIX D
                                                  __________

      SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS
         CORPORATION LAW (s) 623.  PROCEDURE TO ENFORCE
        SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

          (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

          (b)  Within ten days after the shareholders'
authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

          (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under Section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or on outline of the material features thereof under section 905 or 913.

          (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

          (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation.
In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

          (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

          (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholder of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence.
Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

          (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with its within the period of thirty days thereafter upon the price to be paid for their shares:

               (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

               (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

               (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

               (4)  The court shall determine whether each
               dissenting shareholder, as to whom the corporation request the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effect on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

               (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determine.

               (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

               (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determine as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

               (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

          (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

          (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

               (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

               (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

               (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

          (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

          (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

          (m)  This section shall not apply to foreign
corporations except as provided in subparagraph (e)(2) of section
907 (Merger or consolidation of domestic and foreign corporations).

      (s)910.  RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR
       SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE
   EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE.

          (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

          (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

               (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger of consolidation of domestic and foreign corporations): and

               (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

               (iii) to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

          (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares not be available to a shareholder whose shares have not been acquired in the exchange.

          (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

          (3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          _________________________________________

Cunningham

          Section 722 through 726 of the BCL grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

          Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of duty as a director, provided that such provision shall not eliminate the liability of a director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, (ii) for improper payment of dividends and improper stock purchases or redemptions, or (iii) for any transaction from which the director receives an improper personal benefit. Cunningham's Certificate of Incorporation does not include the provision permitted by Section 402(b) of the BCL.

          Cunningham's By-Laws provide that Cunningham shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, whether pending or completed, or any threat thereof, to the maximum extent permitted by applicable law.

National

          Article Ninth of the Company's Restated Certificate of
Incorporation provides as follows:

          "No director or officer of this corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of any duty owed to the corporation or any of its shareholders, except to the extent that such exemption from liability is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto.

          Article II, Paragraph 8 of the By-Laws of the Company provides as follows:

          "A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding ("Proceeding") by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another foreign or domestic corporation, or of any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey.

          B. Nothing in this paragraph 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys' fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation in connection with any Proceeding.

          C. The indemnification provided by this paragraph 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or otherwise. The indemnification provided by this paragraph 8 shall continue as to a person who has ceased to be a director or officer, and shall extend to the estate or personal representative of any deceased director or officer."

          Section 14A:3-5 of the New Jersey Statutes Annotated provides:

      INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

(1)  As used in this section,

          (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

          (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

          (c) "Expenses" means reasonable costs, disbursements and counsel fees;

          (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

          (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

          (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; and

          (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

          (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

          (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

          (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

               (i)  may award indemnification to the extent
          authorized under subsections 14A:3-5(2) and
          14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5);
          and

              (ii)  may allow reasonable expenses to the
          extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

     (b)  Application for such indemnification may be made

               (i)  in the civil action in which the
          expenses were or are to be incurred or other amounts were or are to be paid; or

               (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

     The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in a breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.


Item 21.  Exhibits.
          ________
Exhibit
Number                        Description of Exhibit

2-1 Asset Purchase and Reorganization Agreement by and between National Fuel Gas Supply Corporation and Cunningham Natural Gas Corporation, dated as of October 8, 1997, including Exhibit 10.5-Post-Closing Escrow Agreement (included as Appendix B to the Proxy
                         Statement/Prospectus included as part of this Registration Statement).

2-2 Supplemental Agreement by and between National Fuel Gas Supply Corporation and Cunningham Natural Gas Corporation, dated as of March 15, 1999 (included as Appendix C to the Proxy Statement/ Prospectus included as part of this Registration Statement).

4-1 Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Incorporated by Reference to Exhibit 3.1, Form 10-K for the fiscal year ended September 30, 1998 in File No. 1-3880).

4-2 Bylaws of the Company, as amended, through September 17, 1998 (Incorporated by Reference to Exhibit 3.2, From 10-K for the fiscal year ended September 30, 1998 in File No. 1-3880).

4-3 Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to
                         Exhibit 2(b) in File No. 2-51796).

4-4 Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to Exhibit 4(a)(4) in File
                         No. 33-49401).

4-5 Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-
                         3880).

4-6 Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-
                         3880).

4-7 Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

4-8 Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to
                         Exhibit 4(a)(14) in File No. 33-49401).

4-9 Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to
                         Exhibit 4.1, Form 10-K for fiscal year
                         ended September 30, 1993 in File No. 1-
                         3880).

4-10 Fifteenth Supplemental Indenture dated as of September 1, 1996, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Incorporated by Reference to
                         Exhibit 4.1, Form 10-K for fiscal year
                         ended September 30, 1996 in File No. 1-
                         3880).

4-11 Amended and Restated Rights Agreement dated as of April 30, 1999, between the Company and HSBC Bank USA, which includes as Exhibit A thereto the form of a Right Certificate and as Exhibit B thereto the Summary of Rights to Purchase Common Stock (Incorporated by Reference to Exhibit 99.2 to Form 8-A/A dated April 30, 1999, in File
                         No. 1-3880).


5                        Opinion of Stryker, Tams & Dill LLP

5-1                      Opinion of Richards, Layton & Finger,
                         P.A.

23-1                     Consent of PricewaterhouseCoopers LLP.

23-2                     Consent of Ralph E. Davis Associates,
                         Inc.

23-3                     The consent of Stryker, Tams & Dill LLP
                         is contained in its opinion filed as
                         Exhibit 5 to this Registration
                         Statement.

23-4                     The consent of Richards, Layton &
                         Finger, P.A., is contained in its
                         opinion filed as Exhibit 5-1 to this
                         Registration Statement.

24 Power of Attorney (included on signature page of the Registration Statement)



Item 22.  Undertakings.
          ____________

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, National Fuel Gas Company has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 5th day of August, 1999.


                              NATIONAL FUEL GAS COMPANY


                              By:   /s/ B.J. Kennedy
                                 ______________________________
                                 B.J. Kennedy
                                 Chairman of the Board
                                 and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title               Date

  /s/ B.J. Kennedy            Chairman of   August 5, 1999
__________________________    the Board,
  B.J. Kennedy                Chief Executive
                              Officer and
                              Director

 * /s/ P.C. Ackerman          President     August 5, 1999
___________________________   (Principal
     P.C. Ackerman            Financial
                              Officer) and
                              Director


 * /s/ R.T. Brady             Director      August 5, 1999
___________________________
     R.T. Brady


 * /s/ J.V. Glynn             Director      August 5, 1999
___________________________
     J.V. Glynn


 * /s/ W.J. Hill              Director      August 5, 1999
___________________________
     W. J. Hill


 * /s/ B.S. Lee               Director      August 5, 1999
___________________________
     B.S. Lee


 *  /s/ E.T. Mann             Director      August 5, 1999
___________________________
     E.T. Mann


 *  /s/ G.L. Mazanec          Director      August 5, 1999
__________________________
     G.L. Mazanec


 *  /s/ G.H. Schofield        Director      August 5, 1999
__________________________
     G.H. Schofield


 *  /s/ J.P. Pawlowski        Treasurer and August 5, 1999
__________________________    Principal
     J.P. Pawlowski           Accounting
                              Officer

*By  /s/ James R. Peterson
     _____________________
     James R. Peterson
     Attorney-in-Fact

                            EXHIBIT 5
                            _________

                 OPINION AS TO THE LEGALITY OF
                    THE SECURITIES REGISTERED
                    _________________________


                              August 5, 1999





National Fuel Gas Company
10 Lafayette Square
Buffalo, New York 14203

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 filed on or about March 23, 1999, as amended (as amended, the "Registration Statement") with the Securities and Exchange Commission (the "SEC") by National Fuel Gas Company (the "Company") under the Securities Act of 1933, as amended (the "Act"), pursuant to which the Company intends to register 102,000 shares of its common stock, $1.00 par value per share (the "Stock"), and the 102,000 common stock purchase rights ("Rights") appurtenant thereto, (i) for issuance and sale to National Fuel Gas Supply Corporation ("Supply") and (ii) for delivery by Supply to Cunningham Natural Gas Corporation ("Cunningham"), pursuant to that certain Asset Purchase and Reorganization Agreement, dated October 8, 1997, as amended, between Supply and Cunningham (as amended, the "Agreement"), a copy of which is attached as Appendix B to the Proxy Statement/Prospectus included as part of the Registration Statement, we are of the opinion that:

     1. Your Company is a corporation duly incorporated and validly existing under the laws of the State of New
          Jersey.

     2. All action necessary to make the Stock legally and validly issued, fully paid and non-assessable will have been taken, provided that:

          A. The Company shall have received an order approving its Application-Declaration on Form U-1 pursuant to the Public Utility Holding Company Act of 1935, as amended, relating to the Stock and the related Rights, and the order shall have become and remain effective; and

          B. The Company shall have received from Supply the consideration contemplated in the Registration
               Statement.

     3. The Rights Agreement, dated as of June 12, 1996, between the Company and Marine Midland Bank, as Rights Agent, as amended and restated by the Amended and Restated Rights Agreement, dated as of April 30, 1999 (as amended and restated, the "Rights Agreement"), between the Company and HSBC Bank USA (formerly known as "Marine Midland Bank"), as Rights Agent (the "Rights Agent"), has been duly authorized, executed and delivered by the Company and, assuming due authorization, has been duly executed and delivered by the Rights Agent and, to this extent, is binding upon the Company under applicable New Jersey Law.

     4. The Rights, when issued as contemplated by the Registration Statement and in accordance with the terms of the Rights Agreement, will be legally and validly issued.

     In rendering the opinion expressed in paragraph 2 hereof, we have relied upon the Certificate of Gerald T. Wehrlin, the Controller of the Company, dated the date hereof,(i) certifying as to the current existence of certain financial circumstances and (ii) representing and warranting that the Company will ensure the continued existence of such circumstances on the date of issuance of the Stock to Supply and will take certain other required actions in connection therewith. A copy of this Certificate is apppended hereto as Annex 1.

     The opinions set forth in paragraphs 3 and 4 hereof are limited to (i) the binding effect of the Rights Agreement on the Company and (ii) the legal and valid issuance of the Rights, in each case under the applicable laws of the State of New Jersey. In this connection, we have not been asked to express and, accordingly, do not express any opinion herein with respect to any other aspect of the Rights or to the binding effect or enforceability of the Rights Agreement under Delaware law, the law chosen under Section 32 of the Rights Agreement as the governing law for these purposes. In this latter connection, we understand that you are relying upon an opinion of Delaware counsel regarding these issues.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                              Very truly yours,

                              /S/STRYKER, TAMS & DILL LLP
                              STRYKER, TAMS & DILL LLP


attachment

                    NATIONAL FUEL GAS COMPANY

                      OFFICER'S CERTIFICATE

     Reference is made to the Registration Statement on Form S-4 filed on or about March 23, 1999, as amended, with the Securities and Exchange Commission (the "SEC") by National fuel Gas Company (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 102, 000 shares of its common stock, $1.00 par value per share (the "Stock"), and the 102,000 common stock purchase rights appurtenant thereto for issuance and sale to National Fuel Gas Supply Corporation ("Supply") and for delivery by Supply to Cunningham Natural Gas Corporation in connection with the transactions described in the Registration Statement.

     The undersigned, Gerald T. Wehrlin, hereby certificates to Stryker, Tams & Dill LLP that he is the duly elected and acting
Controller of the Company, and further certifies, represents and warrants that:

     1. The cumulative aggregate amount of all dividends and distributions declared or paid on Company capital stock and all amounts paid for the purchase, redemption or acquisition of Company capital stock since December 31, 1967 by the Company and its subsidiaries (including the consideration to be paid by Supply for the Stock) does not on the date hereof, and will not on the date of issuance of the Stock, exceed the sum of
(i) Income Available for Dividends (as defined in the Indenture, dated October15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company), as supplemented) plus (ii) $10,000,000.

     2. The aggregate amount of all external (i.e., third-party) debt and equity financing issued by the Company since March 20, 1998 (including the value of the consideration to be received from Supply for the Stock) does not as of the date hereof, and will not on the date of issuance of the Stock, exceed $2 billion.

     3. The aggregate borrowings by Supply under the Company Money Pool Agreement, dated March 20, 1998 (the "Money Pool Agreement"), do not as of the date hereof and, after taking into account any borrowings by Supply thereunder to fund its purchase of the Stock, will not on the date of issuance of the Stock exceed $500,000,000.00.

     4. The aggregate borrowings by all Company subsidiaries (including, but not limited to, Supply) under the Money Pool Agreement do not as of the date hereof and, after asking into account any borrowings by Supply thereunder to fund its purchase of the Stock and any and all other borrowings by Supply and the other Company subsidiaries thereunder after the date hereof, will not on the date of issuance of the Stock exceed $750,000,000.00

     5. Any borrowings by Supply under the Money Pool Agreement to fund the purchase price of the Stock will be evidenced by a Demand Grid Note in the form prescribed by the Money Pool Agreement, executed by Supply and delivered to the Company, in the principal amount of the purchase price of the Stock and bearing interest at the applicable Daily Rate prescribed by the terms of the Money Pool Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 5th day of August, 1999.


                              NATIONAL FUEL GAS COMPANY



                              By:/s/ Gerald T. Wehrlin
                                  Gerald T. Wehrlin
                                  Controller

                                                  EXHIBIT 5-1







                              August 5, 1999




National Fuel Gas Company
10 Lafayette Square
Buffalo, New York 14203

Ladies and Gentlemen:

          You have requested our opinion, as special Delaware counsel, to National Fuel Gas Company, a New Jersey corporation (the "Company"), in connection with the Amended and Restated Rights Agreement dated as of April 30, 1999 (the "Agreement") between the Company and HSBC Bank USA, as Rights Agent (the "Rights Agent"), pursuant to which the Company has issued, as a dividend on its outstanding Common Stock, par value $1.00 per share (the "Common Stock"), rights (the "Rights") to purchase shares of Common Stock, upon the terms and subject to the conditions set forth in the Rights Agreement. In this regard, you have requested our opinion as to certain matters of Delaware law. Unless otherwise defined herein, the initially capitalized terms used herein are used as defined in the Agreement.

          In connection with our opinion as expressed herein, we have been furnished and reviewed only a copy of the Agreement.
We assume for purposes of our opinion as expressed herein that the copy of the Agreement submitted for our review is a true and complete copy and conforms to the original of the Agreement, that all signatures are genuine, and that the Agreement has not been or will not be altered, amended or repealed in any respect material to our opinion as expressed herein. We have not reviewed the certificate of incorporation of the Company (the "Certificate") or by-laws of the Company (the "By-laws") or any other document of or relating to the Company, and we assume that there exists no provision of the Certificate, the By-laws or of any other document of or relating to the Company which is contrary to or inconsistent with our opinion as expressed herein. We have also assumed for purposes of our opinion as expressed herein that (i) the Agreement is a legal, valid and binding agreement, enforceable against the Company in accordance with its terms, each under the laws of the State of New Jersey and that the choice of Delaware law to govern the Agreement would be recognized and enforced, (ii) the Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of New Jersey, (iii) the initial issuance of Rights as a dividend on then-outstanding shares of Common Stock and any subsequent issuance of the Rights by the Company has been and will be accomplished in accordance with the provisions of the Agreement and in compliance with the laws of the State of New Jersey, (iv) a New Jersey court would hold that adoption of the Agreement and issuance of the Rights were and are matters properly within the business judgment of the Board of Directors of the Company (the "Board") under New Jersey law, (v) the Agreement and the issuance of the Rights was duly authorized by all necessary action by the Company under the Certificate, By-laws and the laws of the State of New Jersey, (vi) the Agreement was duly executed and delivered on behalf of each of the Company and the Rights Agent, and (vii) the Agreement is a legal, valid and binding Agreement of the Rights Agent and is enforceable against the Rights Agent. We have not, for purposes of rendering our opinion as expressed herein, conducted any independent factual investigation of our own, but rather we have relied solely upon the facts and statements set forth in the Agreement and the additional matters recited or assumed herein, all of which we assume to be true, accurate and complete in all material respects.

              The Agreement And Certain Assumptions
              _____________________________________

     Pursuant to the Agreement, one Right was issued as a dividend on each outstanding share of Common Stock, and Rights have subsequently been issued by the Company upon subsequent issuances of shares of Common Stock. Upon becoming exercisable, subject to adjustment and prior to the occurrence of an event described in the next following paragraph, each Right will entitle the holder thereof to purchase one-half of a share of Common Stock. The Rights will become exercisable, subject to deferral thereof under certain circumstances, if a Person or group, subject to certain exceptions, becomes the Beneficial Owner of 10% or more of the outstanding Common Stock (thereby becoming an "Acquiring Person"). The Board is entitled to redeem the Rights for a nominal amount at any time prior to the time that any Person first becomes an Acquiring Person.

     The Agreement further provides that, in the event (a "Flip-In Event") a Person or group becomes an Acquiring Person, then each Right (other than Rights owned by the Acquiring Person and/or related parties or certain transferees thereof, which Rights will thereupon become null and void) will entitle its holder to purchase, at the adjusted Purchase Price, shares of Common Stock having a market value of twice such adjusted Purchase Price or, in the absence of sufficient shares of Common Stock to permit such exercise in full, Common Stock Equivalents having substantially the same value. In addition, from and after the time that any Person becomes an Acquiring Person, if the Company merges into another corporation or is involved in a merger or combination with another Person in which any of the Common Stock is changed or converted, or if the Company sells 50% or more of its assets or earning power to another Person, each Right will entitle its holder to purchase, at the adjusted Purchase Price, shares of common stock of the Principal Party having a market value equal to twice the adjusted Purchase Price (the "Flip-Over Provisions").

          We understand that the Board adopted the Agreement based on various concerns, including, inter alia, its determination of the following matters: (i) the market price of the Common Stock did not adequately reflect the Company's inherent value; (ii) a person or group could acquire control of the Company, or obtain a position that might deter a fair acquisition of the Company by others, by buying shares in a tender offer, in the market or in negotiated transactions, without offering a fair price to all stockholders or without paying a control premium for the shares acquired; (iii) a person or group could accumulate the Common Stock in the market or in negotiated transactions with a view to making a profit by putting the Company "in play", even though the timing of that event may not be in the best interests of the Company, its stockholders and other affected constituencies; (iv) such a person or group might seek to engage in transactions with the Company, or to use the resources of the Company, in a manner or on terms not fair to other stockholders; (v) the foregoing tactics would not be in the best interests of stockholders and other constituencies of the Company and would be disruptive and detrimental to the Company and its business; (vi) the provisions of New Jersey law and of the Certificate and By-laws would not necessarily prevent such tactics, and (vii) the Agreement constitutes a valid and binding obligation of the Rights Agent. In addition, we understand that the Agreement is not intended to prevent or to deter an offer to acquire the Company at a price and on terms which would be in the best interest of all the stockholders, and that the Agreement is not intended to interfere with the effectiveness of any stockholder vote or to affect adversely the ability of a person or group to obtain representation on, and possibly control of, the Board by a proxy contest, to an extent beyond that permitted by New Jersey law.

     We further understand that, in considering whether or not to adopt the Agreement, the Board also considered a number of additional matters including, but not limited to, the following:
(i) the financial and other characteristics of the Company which, in the Board's view, may have made the Company an attractive takeover target; (ii) the takeover environment generally and as it related to the Company; (iii) the extent to which the Company may have been vulnerable to various takeover tactics in light of the existing law and the provisions of the Certificate and By-laws; (iv) the provisions, purposes and potential effects of the Agreement; (v) the relationship between the Agreement and the threat posed by the takeover tactics enume-rated above; (vi) the potential effect of the Agreement on future offers for the stock of the Company and potential proxy contests;
(vii) the potential impact of the Agreement on the likelihood of a potential acquiror seeking to negotiate an acquisition of the Company; (viii) the redemption, amendment and other features of the Agreement; (ix) the potential effect of the Agreement on the market price of the stock of the Company; and (x) the provisions of similar plans adopted by other corporations.

     In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed that: (i) the adoption of the Agreement by the Board resulted from and was based upon a thorough and careful investigation and informed consideration of the Agreement and all its provisions, in light of those factors and principles outlined herein and others which were, in good faith, deemed relevant;
(ii) the Board honestly believed in good faith that the Agreement was in the best interests of the Company and its stockholders and that the benefits to the Company and its stockholders from adoption of the Agreement outweigh the costs and detriments of its adoption; (iii) the Agreement served legitimate corporate purposes and was reasonably necessary and proportionate to a threat posed to the Company and its stockholders, reasonably perceived by the Board; and (iv) the Agreement was not adopted for the purpose of retaining the Board's control of the Company or for any other improper purpose

                        The Delaware Law
                        ________________

          While the Company is incorporated under the laws of the State of New Jersey, the Agreement is substantially similar to agreements which have been adopted by Delaware corporations.
Section 157 of the General Corporation Law, 8 Del. C.
Section 157, authorizes the creation and issuance of rights entitling the holders thereof to purchase from the corporation any shares of its capital stock on such terms and conditions as shall be stated in the certificate of incorporation or in any resolution adopted by the board of directors providing for the creation and issuance of such rights.

          In Moran v. Household International Inc., 500 A.2d 1346 (Del. 1985), the Delaware Supreme Court held that Section 157 of the General Corporation Law provides statutory authority for a board of directors to issue rights containing provisions similar to the Flip-Over Provisions and that the business judgment rule applied to the adoption by the board of directors of Household International of a rights dividend plan as a preplanned defensive mechanism. The Court found that the rights dividend issued by Household had a rational corporate purpose in view of Household's reasonably perceived vulnerability to unfair or coercive takeovers generally, and, accordingly, that the issuance of rights containing provisions similar to the Flip-Over Provisions was a legitimate exercise of the business judgment of the Household directors under the facts presented. In so holding, the Court stated: "The Directors adopted the Plan in the good faith belief that it was necessary to protect Household from coercive acquisition techniques. The Board was informed as to the details of the Plan. In addition, Household has demonstrated that the Plan is reasonable in relation to the threat posed."
500 A.2d at 1357.

          In Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), relying on its holding in Household and on the general powers provisions of Section 122(13) of the General Corporation Law, 8 Del. C. Section 122(13), the Delaware Supreme Court upheld the initial adoption by the board of directors of Revlon of a rights plan which, like the Bargain Purchase Provisions, discriminated against an acquiring person.

There, in the face of an impending hostile takeover bid at a price which the Revlon board reasonably determined was grossly inadequate, the Board adopted a rights plan which gave all stockholders, other than the acquiring person, the right to put their shares back to the corporation for securities having a value substantially in excess of the market value of their shares. The Court found that, under the circumstances presented, "the board acted in good faith and upon reasonable investigation" and that "it cannot be said that the Rights Plan as employed was unreasonable, considering the threat posed". 506 A.2d at 181.

          The Household and Revlon decisions, and the subsequent decisions of the Delaware courts relying on those cases, clearly support the application of the business judgment rule to the adoption of a rights plan such as the Agreement, if the board of directors acts in good faith and on an informed basis and if the provisions of the plan are reasonable in relation to the threat posed to the corporation.

                             Opinion
                             _______

          Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that a particular issue arising under the Agreement relates to the internal affairs of the Company, in which case a court of the State of Delaware might, in accordance with the "internal affairs doctrine," apply the laws of the State of New Jersey to such issue.

          The foregoing opinion is subject to the following limitations, exceptions and qualifications:

          A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. Section 7301 et seq., or any rules or regulations promulgated thereunder.

          B.   Our opinion as set forth above is subject to
(i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) general principles of equity, including applicable law relating to fiduciary duties

(regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of the Agreement or the transactions contemplated thereby may be brought.

          C. For purposes of our opinion as expressed herein, we have assumed that, (i) the application of Delaware law to the Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (a) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (b) has a materially greater interest than Delaware in the determination of any particular issue relating to the Agreement, and (ii) the transactions described in, and relating to, the Agreement have a substantial and reasonable relationship with Delaware and there is a reasonable basis for the choice of Delaware law to govern each of the Agreement.

          D. The foregoing opinion does not address any subsequent action or inaction by the Board with respect to or affecting the Agreement, including, without limitation, any decision by the Board relating to redemption or exchange of the Rights, or amendment of the terms of the Agreement, which would be judged in light of the relevant facts, circumstances and legal precedents applicable at that time.

          We understand that this opinion may be filed with the Securities and Exchange Commission in connection with the Company's registration of shares of Common Stock, and that we are named in the Registration Statement of the Company in connection therewith. We hereby expressly consent to such reliance, filing, and use of our name as counsel in such Registration Statement. However, in giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules or regulations of the Securities and Exchange Commission thereunder. Except as set forth in the two immediately preceding sentences, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose.

                         Very truly yours,


                         Richards, Layton & Finger

                          EXHIBIT 23-1
                          _____________




               Consent of Independent Accountants
               __________________________________

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of National Fuel Gas Company of our report dated October 27, 1998 relating to the financial statements and financial statement schedule appearing in National Fuel Gas Company's Annual Report on Form 10-K for the year ended September 30, 1998. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

/S/PRICEWATERHOUSECOOPERS LLP

Buffalo, New York
August 5, 1999

                          EXHIBIT 23-2
                          ____________



Ralph E. Davis Associates, Inc.

Consultants-Petroleum and Natural Gas
3555 Timmons Lane - Suite 1105
Houston, Texas 77027
(713) 622-8955


CONSENT OF ENGINEER
___________________

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4, as amended, relating to the registration by National Fuel Gas Company of 102,000 shares of Common Stock and 102,000 Common Stock Purchase Rights, and in the related Proxy Statement/Prospectus, of our audit report dated October 19, 1998 and to the reference to our estimate dated October 1, 1998, appearing in the National Fuel Gas Annual Report on Form 10-K for the fiscal year ended September 30, 1998. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


                              RALPH E. DAVIS ASSOCIATES, INC.


                              /s/ ALLEN C. BARRON
                              ______________________________
                              Allen C. Barron, P.E.
                              Vice President

Houston, Texas
August 5, 1999